Filed Pursuant to Rule 424(b)(4)
Registration No. 333-140747

PROSPECTUS

5,000,000 Shares

WILSON HOLDINGS, INC.

Common Stock
$3.25 per share
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We are selling, on a firm commitment basis, 5,000,000 shares of our Common Stock at a price of $3.25 per share.

Our common stock has been approved for trading on the American Stock Exchange under the symbol "WIH." As of May 14, 2007, the last reported sale price for our common stock was on April 25, 2007 at $4.00.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 8.

_______________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

______________________

Shares
	Per Share	Total
Public offering price	$ 3.25	$ 16,250,000
Underwriting discount	$ 0.24	$ 1,200,000
Proceeds to us, before expenses	$ 3.01	$ 15,050,000

We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares. The expenses for this offering will include a non-accountable expense allowance of 1.75% of the gross proceeds of this offering payable to Capital Growth Financial, LLC, the representative of the underwriters of this offering (not including shares sold as part of the over-allotment).

The underwriter expects to deliver the shares to purchasers on or about May 18, 2007.

Capital Growth Financial, LLC

May 14, 2007

Cautionary Note Regarding Forward-Looking Statements	1
Industry and Market Data	1
Prospectus Summary	2
This Offering	4
Summary Financial Data	6
Risk Factors	8
Use of Proceeds	16
Dividend Policy	16
Capitalization	16
Dilution	17
Price Ranges of Our Common Stock	18
Selected Financial Data	19
Management’s Discussion and Analysis of Financial Condition and Results of Operations	21
Business	31
Management	41
Compensation Discussion And Analysis	45
Principal Stockholders	52
Certain Relationships and Related Transactions	53
Description of Securities	55
Shares Eligible for Future Sale	59
Underwriting	60
Legal Matters	62
Experts	62
Where You Can Find More Information	63

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our common stock is sold.

We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

All brand names and trademarks appearing in this prospectus are the property of their respective owners.

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                CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements regarding our expected financial position and operating results, our business strategy, and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” or “intend.” These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.

Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview,” and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. You should carefully review the risk factors described in our other filings with the Securities and Exchange Commission from time to time, including our reports on Forms 10-Q and 10-K which will be filed in the future, as well as our other reports and filings with the Securities and Exchange Commission. Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

INDUSTRY AND MARKET DATA

Industry and market data throughout this prospectus were obtained through our research, surveys and studies conducted by third parties and from general industry publications. We have not independently verified market and industry data from third-party sources. While we believe our internal surveys are reliable and our market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources. While we believe our third party sources are reliable, we have not independently verified industry and market data supplied by third parties. Accordingly, we cannot assure you of the accuracy of our industry and market data. We have not sought the consent of any third party sources to refer to their data in this prospectus.

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PROSPECTUS SUMMARY

This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 8. References to “we,” “us,” “our” or the “company” mean Wilson Holdings, Inc., a Nevada corporation, and, unless the context indicates otherwise, our predecessors and subsidiaries, including our wholly-owned subsidiary, Wilson Family Communities, Inc., a Delaware corporation.

Our Company

We make strategic land acquisitions, develop residential communities and provide limited services to local homebuilders.

To date, our revenues have been from sales of undeveloped parcels of land plus revenue from sales by two-homebuilder customers, whose revenues have been consolidated into our results in accordance with generally accepted accounting standards. We anticipate that an increasing portion of our future revenues will be generated through development of residential communities and sales of land, sections of developed lots and entitled developed lots, primarily to national and regional homebuilders. Additional revenues will be generated through sales of small parcels (5-15 lots per parcel) of developed lots. We plan to enter the homebuilding business and generate revenues by year end. We also provide services to our homebuilder customers.

Our long-term plan is to further expand our business by entering markets outside the Austin Metropolitan Statistical Area, or MSA, and San Antonio MSA within the next two to three years. We believe that our expertise plus our land acquisition and strategic marketing processes will allow us to develop desirable residential communities and become a preferred supplier of finished lots to national homebuilders, which will accelerate absorption of our communities and contribute to the growth of our company.

We are led by experienced land acquisition and development professionals knowledgeable about both the local and national real estate markets. Currently, our activities are centered on securing and developing approximately $30 million to $50 million in real estate holdings in the central Texas region, which we define as encompassing the Austin MSA, along with the San Antonio MSA. We intend to primarily utilize conventional real estate loans to secure and develop our real estate holdings.

We believe that two trends distinguish the land acquisition, development and homebuilding industries in central Texas today: rapid population growth and the rising influence of national homebuilding companies. The increase in population in the Austin MSA from 1990 to 2000 was more than double the growth rate of Texas and almost four times the national average growth rate. From 2000 to 2005, population growth has continued at 16.2% per year. Due to this rapid population growth, we expect there will continue to be a high demand for housing in the Austin MSA and nearby metropolitan areas which will fuel the demand for our homebuilding products and sales of our residential lots.

We believe that growth of national homebuilders and nationwide consolidation within the homebuilder industry has created opportunities for smaller companies with long-term experience and relationships in their local markets. We believe that such companies can benefit from:

•	better knowledge of local product demand;
•	superior understanding of the entitlement process;
•	long term relationships with local regulatory authorities, land owners, designers and contractors; and
•	faster and less cumbersome decision making processes.

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It is our plan to utilize these advantages to move more quickly and address the needs of underserved segments in our market.

Our company, Wilson Holdings, Inc., is a Nevada corporation formerly known as Cole Computer Corporation. In connection with our acquisition of Wilson Family Communities, Inc., or WFC, in October 2005, Cole Computer Corporation changed its name to Wilson Holdings, Inc. Wilson Holdings, Inc. is the sole stockholder of WFC, which is our sole operating company. We have been approved to have our common stock trade on the American Stock Exchange (the “AMEX”) under the symbol “WIH.” We will begin trading on the AMEX in connection with this offering on May 15, 2007. Our business was originally conducted, beginning in 2002, by Athena Equity Partners-Hays. L.P., or Athena. In May 2005, Athena merged into WFC. Our principal executive offices are located at 8121 Bee Caves Rd., Austin, Texas 78746 and the telephone number of our offices in (512) 732-0932. Our website address is www.wilsonfamilycommunities.com Information contained on our website or any other website does not constitute part of this prospectus.

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THIS OFFERING

Securities offered:	5,000,000 shares of common stock.
Shares of common stock to be outstanding after this offering:	23,055,539
Use of proceeds:	We intend to use the net proceeds for the following purposes: land acquisitions, homebuilding and land development and general corporate purposes. See “Use of Proceeds.”
American Stock Exchange symbol:	WIH
Risk factors:

Investing in our common stock involves a high degree of risk. Investors should be able to bear a complete loss of their investment. Investors should carefully consider the information set forth in the “Risk Factors” section.

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There were 18,055,539 shares of our common stock issued and outstanding as of May 14, 2007. Unless the context indicates otherwise, all share and per-share common stock information in this prospectus:

•	includes 5,000,000 shares to be issued in the offering;
•	assumes no exercise of the underwriters’ over-allotment option to purchase up to 750,000 shares; and
•	excludes the issuance of up to:
•	735,000 shares of common stock issuable upon exercise of options granted under our stock option/stock issuance plan as of March 31, 2007;
•	8,375,000 shares of common stock issuable upon the conversion of convertible promissory notes in the aggregate principal amount of $16,750,000 outstanding as of March 31, 2007;
•	942,187 shares of common stock issuable upon exercise of warrants issued to the holders of the convertible promissory notes outstanding as of March 31, 2007;
•	215,000 shares of common stock issuable upon exercise of warrants issued to the placement agent that assisted in the placement of our convertible promissory notes and warrants in December 2005;
•

750,000 shares of common stock issuable upon the exercise of the over-allotment option to purchase shares to be issued to the underwriters in this offering (See the section captioned “Underwriting”); and

•	500,000 shares of common stock issuable upon the exercise of warrant to be issued to the underwriters in this offering (See the section captioned “Underwriting”).

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SUMMARY FINANCIAL DATA

The following summary consolidated financial information has been derived from our audited consolidated financial statements for the fiscal years ended December 31, 2006, 2005 and 2004, included elsewhere in this prospectus, and from our unaudited consolidated financial statements for the years ended, 2003 and 2002. The unaudited summary consolidated financial information and the actual and as adjusted consolidated balance sheet data include all adjustments, consisting principally of normal recurring adjustments, that we consider necessary for a fair presentation. Our historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of the results for the entire year.

You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, included elsewhere in this prospectus.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,
	2005	2005	2005	2005	2006	2006	2006	2006	2007
Revenues:	(In thousands, except per share data)
Homebuilding and related services	$-	-	-	-	417	2,285	1,483	1,033	798
Land sales	-	-	255	-	616	50	414	437	970
Total revenues	-	-	255	-	1,033	2,335	1,897	1,470	1,767
Cost of revenues:
Homebuilding and related services	-	-	-	-	332	1,893	1,256	866	636
Land sales	-	-	115	-	327	24	273	446	842
Total cost of revenues	-	-	115	-	659	1,917	1,529	1,312	1,478
Gross profit:
Homebuilding and related services	-	-	-	-	85	392	227	167	161
Land sales	-	-	140	-	289	26	141	(9)	128
Total gross profit	-	-	140	-	374	418	368	158	289
Costs and expenses:
Corporate general and administration	1	65	369	765	990	1,211	1,168	983	998
Sales and marketing	-	7	105	113	129	229	282	177	74
Total costs and expenses	1	72	474	878	1,119	1,440	1,450	1,160	1,072
Operating loss	(1)	(72)	(334)	(878)	(745)	(1,023)	(1,083)	(1,002)	(783)
Other income (expense):
Loss on fair value of derivatives	-	-	-	(173)	(345)	(2,588)	(460)	(5,077)	-
Interest and other income	-	8	36	56	97	109	54	30	48
Interest expense	-	(16)	(128)	(213)	(514)	(558)	(570)	(718)	(619)
Total other expense	-	(8)	(92)	(330)	(762)	(3,037)	(976)	(5,765)	(571)
Net loss	$(1)	(80)	(426)	(1,208)	(1, 508)	(4,059)	(2,059)	(6,767)	(1,354)
Basic and diluted loss per share	$-	(0.02)	(0.04)	(0.16)	(0.08)	(0.23)	(0.12)	(0.38)	(0.07)
Basic and diluted weighted average common shares outstanding	-	3,333,333	10,000,000	17,689,252	17,706,625	17,706,625	17,706,625	17,726,026	18,055,538

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STATEMENT OF OPERATIONS DATA:	Years ended December 31,
	2002	2003	2004	2005	2006
	(in thousands, except per share data)
	(Unaudited)	(Unaudited)
Revenues	$81	16,774	-	255	6,735
Gross Profit	81	3,059	-	140	1,317
Operating gain (loss)	71	3,056	(48)	(1,284)	(3,853)
Total other expense	(178)	(143)	(11)	(430)	(10,540)
Net loss	$(107)	2,913	(59)	(1,714)	(14,393)

Basic and diluted loss per share $				(0.22)	(0.81)
Basic and diluted weighted average common shares outstanding				7,755,646	17,711,405

STATEMENT OF FINANCIAL CONDITION DATA:	As of December 31,
	2002	2003	2004	2005	2006
	(in thousands, except per share data)
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$1	2	9	10,020	4,865
Total Inventory	$13,712	-	375	12,955	30,756
Total assets	$13,819	2	384	24,514	37,374
Total liabilities	$10,691	2	311	18,459	36,599
Total stockholders’ and partners’ equity	$3,128	-	73	6,055	775

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RISK FACTORS

An investment in our common stock involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below before purchaser our securities. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price of our common stock could fall, causing you to lose some or all of your investment in the shares of common stock you purchase. The following is a description of what we consider our key challenges and material risks.

Risks Related to Our Business

Our current operating business has a limited operating history and revenues.

In October 2005, we acquired Wilson Family Communities, Inc., or WFC, which has a limited operating history. Accordingly, our business is subject to substantial risks inherent in the commencement of a new business enterprise in an intensely competitive industry. The business of WFC was conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P., or Athena, to engage in land acquisition and development and, beginning in 2005, to provide homebuilder services. Prior to its merger with WFC, Athena did not generate significant revenues, and, through March 31, 2007, our company has generated revenues of only approximately $8.8 million and has incurred cumulative net losses of approximately $17.0 million.

There can be no assurance that we will be able to successfully acquire, develop and/or market land, develop and market our homebuilder services, commence our homebuilding activities, generate revenues, or ever operate on a profitable basis. We currently have only one active homebuilder for our homebuilder services and are evaluating whether to continue providing services to homebuilders. Any investment in our company should be considered a high-risk investment because the investor will be placing funds at risk in a company with unknown costs, expenses, competition, and other problems to which new ventures are often subject. Investors should not invest in our company unless they can afford to lose their entire investment.

We have incurred a significant amount of debt, but will require additional substantial capital to continue to pursue our operating strategy.

We had approximately $4.4 million in cash and cash equivalents at March 31, 2007. We plan to commit several million dollars in cash to exercise option rights to purchase land, develop land and guarantee certain payments regarding the development of optioned land over the next year. We have secured lines of credit totaling approximately $25.5 million. Approximately $1.6 million was drawn against these lines of credit as of March 31, 2007, which will be repaid as finished lots and completed homes are sold. Approximately $328,000 of the notes payable relate to variable interest entities, or VIEs, that had drawn on the lines of credit, which we have guaranteed, to build homes that will be repaid as the completed homes are sold. We anticipate investing approximately $23 million for purchase of land, installment payments, options fees and development costs over the next twelve months. This amount includes costs for development of land, such as installation of water and wastewater infrastructure, streets and common areas. We intend to purchase or obtain options to purchase additional acreage for development and additional finished lots for sale.

We have issued and sold an aggregate of $16.75 million in principal amount of convertible promissory notes since December 2005. These notes bear interest at a fixed rate of 5.0% per annum, with the principal amount of such notes convertible into shares of our common stock at the rate of one share per $2.00 of principal, which conversion rate is subject to proportionate adjustment for stock splits, stock dividends and recapitalizations as well as a “ratchet” adjustment which will apply if we sell shares of our common stock in the future at a price per share of less than $2.00, provided that such conversion rate may not be reduced below a rate of one share of common stock for each $1.00 of note principal.

Our growth plans will require substantial amounts of cash for earnest money deposits, land purchases, development costs and interest payments, and to provide financing or surety services to our homebuilder clients. Until we begin to sell an adequate number of lots and services to cover our monthly operating expenses,

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costs associated with our sales, marketing and general and administrative activities will deplete cash. Our articles of incorporation contain no limits on the amount of indebtedness we may incur.

We are seeking additional credit lines to finance land purchases and development costs.

Through March 31, 2007, we have closed on four major land development projects that used $15.7 million in cash to exercise land purchase options, develop and entitle land and acquire entitled acreage. We anticipate purchasing and committing to various agreements to purchase land that could have performance clauses requiring several million dollars in cash and borrowings. The majority of our expenditures in the past have been for inventory, consisting of land, land development and land options totaling over $31 million as of March 31, 2007. To secure additional inventory, we will be required to put up earnest money deposits, make cash down payments, acquire acreage tracts and pay for certain land development activities costing several million dollars. This amount includes the development of land, including costs for the installation of water, sewage, streets and common areas. We intend to continue our growth plan and expect to purchase or obtain options to purchase additional acreage for development and additional finished lots to provide ample supplies for our homebuilder customers. We intend to use debt and may utilize joint venture financing as well as cash generated from lot and land sales to finance these activities.

In the normal course of business, we enter into various land purchase option agreements that require earnest money deposits. In order for us to start or continue the development process, we may incur development costs before we exercise an option agreement. We currently have approximately $451,000 in capitalized development costs, earnest money and deposits outstanding of which the entire amount would be forfeited and expensed if we were to cancel all of these agreements.

Should our financing efforts be insufficient to execute our business plan, we may be required to seek additional sources of capital, which may include partnering with one or more established operating companies that are interested in our emerging business or entering into joint venture arrangements for the development of certain of our properties. However, if we were required to resort to partnering or joint venture relationships as a means to raise needed capital or reduce our cost burden, we likely will be required to cede some control over our activities and negotiate our business plan with our business or joint venture partners.

We are vulnerable to concentration risks because our initial operations have been limited to the central Texas area.

Our real estate activities have to date been conducted almost entirely in the central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. This geographic concentration, combined with a limited number of projects that we plan to pursue, make our operations more vulnerable to local economic downturns and adverse project-specific risks than those of larger, more diversified companies.

The performance of the central Texas economy will affect our sales and, consequently, the underlying values of our properties. For example, the economy in the Austin MSA is heavily influenced by conditions in the technology industries. During periods of weakness or instability in technology industries, we may experience reduced sales, particularly with respect to “high-end” properties, which can significantly affect our financial condition and results of operations. The San Antonio MSA economy is dependent on the service industry (including tourism), government/military and businesses specializing in international trade. To the extent there is a significant reduction in tourism or in staffing levels of military or other government employers in the San Antonio MSA, we would expect to see reduced sales of lower priced homes due to a likely reduction in lower paying tourism- and government-related jobs.

Fluctuations in market conditions may affect our ability to sell our land at expected prices, if at all, which could adversely affect our revenues, earnings and cash flows.

We are subject to the potential for significant fluctuations in the market value of our land inventories. There is a lag between the time we acquire control of undeveloped land and the time that we can improve that

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land for sale to home builders. This lag time varies from site to site as it is impossible to determine in advance the length of time it will take to obtain government approvals and permits. The risk of owning undeveloped land can be substantial as the market value of undeveloped land can fluctuate significantly as a result of changing economic and market conditions. Inventory carrying costs can be significant and can result in losses in a poorly performing development or market. Material write-downs of the estimated value of our land inventories could occur if market conditions deteriorate or if we purchase land at higher prices during stronger economic periods and the value of those land inventories subsequently declines during weaker economic periods. We could also be forced to sell land or lots for prices that generate lower profit than we anticipate, and may not be able to dispose of an investment in a timely manner when we find dispositions advantageous or necessary. Furthermore, a decline in the market vale of our land inventories may give rise to a breach of financial covenants contained in our credit facilities, which could cause a default under one or more of those credit facilities.

Our operations are subject to an intensive regulatory approval process, including governmental and environmental regulation, which may delay, increase the cost of, prohibit or severely restrict our development projects and reduce our revenues and cash flows.

We are subject to extensive and complex laws and regulations that affect the land development process. Before we can develop a property, we must obtain a variety of approvals from local, state and federal governmental agencies with respect to such matters as zoning, density, parking, subdivision, site planning and environmental issues. Certain of these approvals are discretionary by nature. Because certain government agencies and special interest groups have in the past expressed concerns about development plans in or near the central Texas region, our ability to develop these properties and realize future income from them could be delayed, reduced, made more expensive or prevented altogether.

Real estate development is subject to state and federal regulations as well as possible interruption or termination because of environmental considerations, including, without limitation, air and water quality and the protection of endangered species and their habitats. We are making and will continue to make expenditures and other accommodations with respect to our real estate development for the protection of the environment. Emphasis on environmental matters may result in additional costs to us in the future or a reduction in the amount of acreage that we can use for development or sales activities.

We may be subject to risks as a result of our entry into joint ventures.

To the extent that we undertake joint ventures to develop properties or conduct our business, we may be liable for all obligations incurred by the joint venture, even though such obligations may not have been incurred by us, and our share of the potential profits from such joint venture may not be commensurate with our liability. Moreover, we will be exposed to greater risks in joint ventures should our co-venturers’ financial condition become impaired during the term of the joint venture, as creditors will increasingly look to our company to support the operations and fund the obligations of the joint venture.

Our operations are subject to weather-related risks.

Our land development operations and the demand for our homebuilder services may be adversely affected from time to time by weather conditions that damage property. The central Texas region is prone to tornados, hurricanes entering from the Gulf of Mexico, floods, hail storms, severe heat and droughts. We maintain only limited insurance coverage to protect the value of our assets against natural disasters. Additionally, weather conditions can delay development and construction projects by weeks or months which could delay and decrease our anticipated revenues. To the extent we encounter significant weather-related delays, our business would suffer.

The availability of water could delay or increase the cost of land development and adversely affect our future operating results.

The availability of water is becoming an increasingly difficult issue in the central Texas region and other areas of the Southwestern United States. Many jurisdictions are now requiring that builders provide detailed information regarding the source of water for any new community that they intend to develop.

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Similarly, the availability of treatment facilities for sanitary sewage is a growing concern. Many urban areas have insufficient resources to meet the demand for waste-water and sanitary sewage treatment. To the extent we are unable to find satisfactory solutions to these issues with respect to future development projects, our operations could be adversely affected.

We are subject to risks related to environmental damages.

We may be required to undertake expensive and time-consuming clean-up or remediation efforts in the event that we encounter environmental hazards on the lots we own, even if we were not originally responsible for or aware of such hazards. In the event we are required to undertake any such remediation activities, our business could suffer.

We are at risk of loss for loans or advances to our customers.

To the extent we offer surety or financing to our homebuilder customers, we could suffer losses if the funds advanced are not used for their intended purposes and we are forced to exercise legal remedies or incur expenses to recoup our collateral. Although we closely monitor the activities for which the money is intended, it is possible for the funds to be wasted or misappropriated. We do not believe we are required to obtain any license to provide these loans or advances, nor are we limited by our charter on the amount of surety or financing we can offer, but regulatory changes could require that we do so in the future.

Our President and Chief Executive Officer is subject to a non-compete agreement that limits the activities in which we may engage until June 2007.

Clark N. Wilson, our President and Chief Executive Officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Pursuant to an agreement that was executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which we plan to do business, including the central Texas region, as well as in any other county in the United States in which J.M. Peters Company conducts business. The stated term of this covenant not-to-compete is five years, expiring in June 2007, for certain enumerated counties in Texas, including the counties in and around, Austin, Dallas, Houston and San Antonio, Texas. The covenant not to compete relates to the business of building homes and not the purchase and sale of real estate as contemplated by us. It is our opinion that our current activities do not violate the terms of the covenant because we do not currently and we do not intend to engage in homebuilding activities until after the covenant terminates in June 2007.

We are a small company and have a correspondingly small financial and accounting organization. Being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors.

We are a small company with a finance and accounting organization that we believe is of appropriate size to support our current operations; however, the rigorous demands of being a public reporting company may lead to a determination that our finance and accounting group is undersized. As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. The requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs, and have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on our personnel, systems and resources.

The Securities Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

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These rules and regulations also have made it more difficult and more expensive for us to maintain director and officer liability insurance, and in the future we may be required to accept reduced coverage or incur substantially higher costs to maintain such coverage. If we are unable to maintain adequate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

We depend on our key personnel to manage our business effectively.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial and sales and marketing personnel. In particular, due to the relatively early stage of our business, we believe that our future success is highly dependent on Clark N. Wilson, our chief executive officer and the founder of WFC, to provide the necessary leadership to execute our growth plans. Although we intend to acquire a key-man life insurance policy for Mr. Wilson, the loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, and in particular sales personnel, could impede our ability to expand our sales and marketing activities as desired, and negatively impact our profitability.

We have borrowed money at floating interest rates and if interest rates were to significantly increase, our financial results could suffer.

We have borrowed approximately $4.8 million at interest rates of prime plus 0.50% to 2.00% that adjust in relation to the prime rate. If the prime rate were to significantly increase, we will be required to pay additional amounts in interest under these notes and line of credit and our financial results could suffer.

We are vulnerable to concentration risks because we intend to focus on the residential rather than commercial market.

We intend to focus on residential rather than commercial properties. Economic shifts affect residential and commercial property markets, and thus our business, in different ways. A developer with diversified projects in both sectors may be better able to survive a downturn in the residential market if the commercial market remains strong. Our focus on the residential sector can make us more vulnerable than a diversified developer.

Our growth strategy to expand into new geographic areas poses risks.

We may expand our business into new geographic areas outside of the central Texas region. We will face additional risks if we expand our operations in geographic areas or climates in which we do not have experience, including:

•	adjusting our land development methods to different geographies and climates;
•	obtaining necessary entitlements and permits under unfamiliar regulatory regimes;
•	attracting potential customers in a market in which we do not have significant experience; and
•	the cost of hiring new employees and increased infrastructure costs.

We may not be able to successfully manage the risks of such an expansion, which could have a material adverse effect on our revenues, earnings, cash flows and financial condition.

If we are unable to generate sufficient cash from operations or secure additional borrowings, we may find it necessary to curtail our development activities.

We anticipate that we will need at least $23 million to fund our acquisition and development expenditures for the next twelve months. Our performance continues to be substantially dependent on future cash flows from real estate financing and sales and there can be no assurance that we will generate sufficient cash flow or otherwise obtain sufficient funds to meet the expected development plans for our current and

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future properties. If we are unsuccessful in obtaining adequate loans or in generating positive cash flows, we could be forced to: abandon some of our development activities, including the development of sub-divisions and entitling of land for development; forfeit option fees and deposits; default on loans; violate covenants with our current lenders and convertible note holders thereby putting us in default; and possibly be forced to liquidate a substantial portion of our asset holdings at unfavorable prices.

Our results of operations and financial condition are greatly affected by the performance of the real estate industry.

Our real estate activities are subject to numerous factors beyond our control, including local real estate market conditions, substantial existing and potential competition, general national, regional and local economic conditions, fluctuations in interest rates and mortgage availability and changes in demographic and environmental conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by these economic circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, it is difficult to predict with certainty the level of future sales or sales prices that will be realized for individual assets.

Our real estate operations are also dependent upon the availability and cost of mortgage financing for potential customers, to the extent they finance their purchases, and for buyers of the potential customers’ existing residences.

Risks Related to Investment in Our Securities

There is currently a limited market for our common stock. We have limited trading volume which causes significant stock price fluctuation. Any trading market that develops in our common stock may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

 Our common stock has been traded on the OTC Bulletin Board. We have been approved to have our common stock quoted on the American Stock Exchange beginning May 15, 2007. However, there is currently only a limited market for our common stock and there can be no assurance that an improved market will ever develop or be sustained. Any trading market that does develop may be volatile, and significant competition to sell our common stock in any such trading market may exist, which could negatively affect the price of our common stock, including shares of our common stock issuable upon conversion of our outstanding convertible promissory notes. Prior to this offering, we have a minimal number of shares that are freely tradable and therefore our stock price fluctuates significantly based on trades of very small volume. As a result, the value of our common stock may decrease. Additionally, if a trading market does develop, such market may be highly illiquid, and our common stock may trade at a price that does not accurately reflect the underlying value of our net assets or business prospects. Investors are cautioned not to rely on the possibility that an active trading market may develop or on the prices at which our stock may trade in any market that does develop in making an investment decision.

Our company is a holding company, and the obligations of our company are subordinate to those of our operating subsidiary.

Our company is a holding company with no material assets other than our equity interest in our wholly owned subsidiary, Wilson Family Communities, or WFC. WFC conducts substantially all of our operations and directly owns substantially all of our assets. The holding company structure places any obligations of Wilson Holdings subordinate to those of our operating subsidiary, WFC. Therefore, in the event of a liquidation, creditors of WFC would be repaid prior to any distribution to the stockholders of Wilson Holdings. After the repayment of all obligations incurred by WFC and the repayment of all obligations of Wilson Holdings, any remaining assets could then be distributed to Wilson Holdings as the holder of all shares of common stock of WFC and subsequently would be distributed among the holders of our common stock.

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Our largest stockholder, who is also our President and Chief Executive Officer, will continue to control our company.

Clark N. Wilson, our President and Chief Executive Officer, owns or controls approximately 75% of the issued and outstanding shares of our common stock. Upon completion of this offering, Mr. Wilson will continue to own or control approximately 59% of the issued and outstanding shares of our common stock. This ownership position will provide Mr. Wilson with the voting power to significantly influence the election of all members of our Board of Directors and, thereby, to exert substantial control over all corporate actions and decisions for an indefinite period.

We issued $16.75 million in convertible notes and if these notes are converted into shares of common stock, or if the warrants issued in conjunction with such notes are exercised, our stockholders would suffer substantial dilution.

In December 2005 and September 2006, we issued convertible promissory notes which may be converted, at the election of the holders of the notes, into shares of our common stock at a conversion price of $2.00 per share. In conjunction with these note financings, we also issued warrants to the purchasers which have vested and to the placement agent evidencing the right to purchase an aggregate of 1,157,187 shares of our common stock at an exercise price of $2.00 per share. While the holders of these notes and warrants have not indicated to us that they plan to convert their notes into, or exercise their warrants for, shares of our common stock, in the event they elect to do so we would be required to issue up to 8,375,000 additional shares of our common stock in conversion of the notes and 1,157,187 shares of our common stock upon exercise of the warrants, which would be dilutive to our existing stockholders. Each convertible note is convertible into shares of our common stock at the option of the holder. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. A “ratchet” adjustment in the conversion price, and the corresponding rate at which the convertible notes may be converted into shares of our common stock, also is triggered upon the issuance of certain equity securities or equity-linked securities with a conversion price, exercise price or share price of less than $2.00 per share, provided, that the conversion price cannot be lower than $1.00 per share.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. For example, the grant of a large number of stock options or other securities under an equity incentive plan or the sale of our equity securities in private placement transactions at a discount from market value could adversely affect the market price of our common stock.

We have anti-takeover provisions that could discourage, delay or prevent our acquisition.

Provisions of our articles of incorporation and bylaws could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. Our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or other transaction. In the future, we may elect to amend our charter to provide for authorized but unissued shares of preferred stock that would be issuable at the discretion of the Board of Directors. We can amend and restate our charter by action of the Board of Directors and the written consent of a majority of stockholders.

We may become subject to Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378 -78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less that one-third of the outstanding voting power. Wilson Holdings may become subject to Nevada’s Control Share Acquisition

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Act if it has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

As a Nevada corporation, we also are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 - 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock.

Clark N. Wilson, our President and Chief Executive Officer, also owns approximately 75% of the issued and outstanding shares of our common stock and will own approximately 59% of our common stock after the offering. All of these factors may decrease the likelihood that we would be, or the perception that we can be, acquired, which may depress the market price of our common stock.

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USE OF PROCEEDS

Our net proceeds from the sale of the 5,000,000 shares of our common stock that we are selling in this offering will be approximately $14,150,000, or $16,407,500 if the underwriters exercise their over-allotment option in full, after deducting an underwriting discount of $0.24 per share and estimated offering expenses of approximately $900,000 payable by us.

We intend to use the net proceeds of this offering as follows:

	Amount	Percentage
Land Acquisitions	$7,300,000	52%
Land Development	$5,000,000	35%
Homebuilding	$1,100,000	8%
General Corporate Uses	$750,000	5%
Total:	$14,150,000	100%

The foregoing discussion is an estimate based on our current business plan. We may find it necessary or advisable to use portions of the net proceeds we receive from this offering for other purposes, and we will have broad discretion in applying the net proceeds. Pending these uses, we intend to invest the net proceeds of the offering in short-term, interest-bearing, investment grade securities.

DIVIDEND POLICY

We have not declared or paid any dividends, and do not intend to pay any dividends in the foreseeable future, with respect to our common stock. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on our common stock will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and other factors our Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our actual capitalization as of March 31, 2007 and as adjusted to give effect to the sale of 5,000,000 shares of common stock at the offering price of $3.25 per share, less the underwriting discount and estimated offering expenses.

March 31, 2007
	Actual	As adjusted
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share:	$ 18,056	$ 23,056
100,000,000 shares authorized;
Additional paid in capital
18,055,538 shares issued and outstanding, actual;	12,271,497
23,055,538 shares issued and outstanding, as adjusted		26,335,247
Retained deficit	(8,056,109)	(8,056,109)
Total capitalization	$ 4,233,444	$18,302,194

You should read this table in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the consolidated financial statements and related notes included elsewhere in this prospectus.

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DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at March 31, 2007.

Investors participating in this offering will incur immediate, substantial dilution. Our pro forma net tangible book value was $1.00 per share of common stock outstanding at March 31, 2007, computed as total stockholders’ equity less goodwill and other intangible assets. Following the sale by us of shares of our common stock at a public offering price of $3.25 per share, and after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at March 31, 2007, would have been $0.23 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.57 per share of common stock to our existing stockholders and an immediate dilution of $2.45 per share to the new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed offering price per share		$ 3.25
Net tangible book value per share at December 31, 2006	$ 0.23
Increase per share attributable to new investors	$ 0.57
Pro forma net tangible book value per share after this offering		$ 0.80
Dilution per share to new investors		$ 2.45

The following table sets forth on a pro forma as adjusted basis, at March 31, 2007, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of common stock, by holders of options and warrants outstanding at March 31, 2007 and by the new investors, before deducting underwriting discounts and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	18,055,538	78%	$ 7,136,788	31%	$ 0.40
New investors	5,000,000	22%	$ 16,250,000	69%	$ 3.25
Total	23,055,538	100%	$ 23,386,788	100%	$ 1.01

The discussion and tables above are based on the number of shares of common stock and preferred stock outstanding at March 31, 2007.

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PRICE RANGES OF OUR COMMON STOCK

Our common stock has been approved for trading on the American Stock Exchange (AMEX) under the symbol "WIH" and will begin trading on the AMEX on May 15, 2007.

The following table represents the range of the high and low bid prices of our common stock as reported by the OTC Bulletin Board Historical Data Service. Our common stock traded on the National Association of Securities Dealers Inc. Over-the-Counter (OTC) Bulletin Board under the symbol "WSHD.OB" until May 14, 2007. These quotations represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. The market prices reported prior to October 11, 2005 were prices reported for Cole Computer Corporation, our predecessor entity that was a shell corporation with no material assets or liabilities. The share prices reported below have been adjusted to take into account a 350-to-1 reverse stock split with respect to the outstanding shares of our common stock that was effected on September 22, 2005.

2007	High	Low
First Quarter Second Quarter (through May 14, 2007)	$6.25 $5.25	$4.25 $4.00
2006	High	Low
First Quarter	$7.50	$2.90
Second Quarter	$5.25	$3.00
Third Quarter	$4.95	$2.00
Fourth Quarter	$6.00	$2.50
2005	High	Low
First Quarter	$10.49	$3.85
Second Quarter	$13.46	$3.85
Third Quarter	$13.99	$3.85
Fourth Quarter	$13.00	$4.00
2004	High	Low
First Quarter	$7.00	$3.50
Second Quarter	$7.00	$7.00
Third Quarter	$17.50	$14.00
Fourth Quarter	$21.00	$14.00

As of May 14, 2007, the last reported sale price of our common stock on the OTC Bulletin Board was on April 25, 2007 at a price of $4.00 per share. According to the records of our transfer agent, there were approximately 345 record holders of our common stock as of May 11, 2007.

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SELECTED FINANCIAL DATA

The following summary consolidated financial information has been derived from our audited consolidated financial statements for the fiscal years ended December 31, 2006, 2005 and 2004, and from our unaudited consolidated financial statements for the years ended December 31, 2002 and 2003. The unaudited summary consolidated financial information and the actual and as adjusted consolidated balance sheet data include all adjustments, consisting principally of normal recurring adjustments that we consider necessary for a fair presentation. Our historical results are not necessarily indicative of the results to be expected in the future.

You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, included elsewhere in this prospectus.

STATEMENT OF FINANCIAL CONDITION DATA:	As of December 31,
	2002	2003	2004	2005	2006
	(in thousands, except per share data)
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$1	2	9	10,020	4,865
Total Inventory	$13,712	-	375	12,955	30,756
Total assets	$13,819	2	384	24,514	37,374
Total liabilities	$10,691	2	311	18,459	36,599
Total stockholders’ and partners’ equity	$3,128	-	73	6,055	775

STATEMENT OF OPERATIONS DATA:		Years ended December 31,
		2002	2003	2004	2005	2006
		(in thousands, except per share data)
		(Unaudited)	(Unaudited)
Revenues		$81	16,774	-	255	6,735
Gross Profit		81	3,059	-	140	1,317
Operating loss		71	3,056	(48)	(1,284)	(3,853)
Total other expense		(178)	(143)	(11)	(430)	(10,540)
Net loss		$(107)	2,913	(59)	(1,714)	(14,393)

Basic and diluted loss per share	$				(0.22)	(0.81)
Basic and diluted weighted average common shares outstanding					7,755,646	17,711,405

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Quarterly Results of Operations

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,
	2005	2005	2005	2005	2006	2006	2006	2006	2007
Revenues:	(In thousands, except per share data)
Homebuilding and related services	$-	-	-	-	417	2,285	1,483	1,033	798
Land sales	-	-	255	-	616	50	414	437	970
Total revenues	-	-	255	-	1,033	2,335	1,897	1,470	1,767
Cost of revenues:
Homebuilding and related services	-	-	-	-	332	1,893	1,256	866	636
Land sales	-	-	115	-	327	24	273	446	842
Total cost of revenues	-	-	115	-	659	1,917	1,529	1,312	1,478
Gross profit:
Homebuilding and related services	-	-	-	-	85	392	227	167	161
Land sales	-	-	140	-	289	26	141	(9)	128
Total gross profit	-	-	140	-	374	418	368	158	289
Costs and expenses:
Corporate general and administration	1	65	369	765	990	1,211	1,168	983	998
Sales and marketing	-	7	105	113	129	229	282	177	74
Total costs and expenses	1	72	474	878	1,119	1,440	1,450	1,160	1,072
Operating loss	(1)	(72)	(334)	(878)	(745)	(1,023)	(1,083)	(1,002)	(783)
Other income (expense):
Loss on fair value of derivatives	-	-	-	(173)	(345)	(2,588)	(460)	(5,077)	-
Interest and other income	-	8	36	56	97	109	54	30	48
Interest expense	-	(16)	(128)	(213)	(514)	(558)	(570)	(718)	(619)
Total other expense	-	(8)	(92)	(330)	(762)	(3,037)	(976)	(5,765)	(571)
Net loss	$(1)	(80)	(426)	(1,208)	(1, 508)	(4,059)	(2,059)	(6,767)	(1,354)
Basic and diluted loss per share	$-	(0.02)	(0.04)	(0.16)	(0.08)	(0.23)	(0.12)	(0.38)	(0.07)
Basic and diluted weighted average common shares outstanding	-	3,333,333	10,000,000	17,689,252	17,706,625	17,706,625	17,706,625	17,726,026	18,055,538

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. When used herein, the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate,” or the negative of such terms and similar expressions as they relate to us or our management are intended to identify forward-looking statements. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed herein. These risks and uncertainties are beyond our control and, in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. Historical results and percentage relationships among any amounts in our consolidated financial statements are not necessarily indicative of trends in operating results for any future periods.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Information” and our financial statements and accompanying notes included elsewhere in this document.

Overview

Our business plan focuses on the acquisition of undeveloped land that is strategically located based on our understanding of population growth patterns and infrastructure development. This portion of our business focus has required, and is expected to continue to require, the majority of our financial resources. In tandem with our land acquisition efforts, and based upon our strategic market analysis, we also plan to prepare land for homebuilding and to sell developed land. We believe that as the central Texas economy expands, our strategic land purchases, land development activities and partnering model with local builders will enable us to capitalize on the new growth centers we expect will be created.

To both increase and accelerate lot sales, we also intend to deliver residential lots and financial support to local homebuilders who have strong technical skills but who may lack the personnel and financial resources to compete effectively against national homebuilding companies. Under these arrangements, we derive revenue from the sale of real estate and residential lots, as well as from services provided to clients. The payments that we receive are typically determined by the gross selling price of the builders’ finished homes as well as the specific services we provide to individual homebuilders. We currently have signed agreements to provide these services to two homebuilder clients, although we have informed one homebuilder client that we would like to phase out the program with them in 2007. We do not expect to generate significant revenues from these services. We exercise significant influence over, but hold no controlling interest in, homebuilder clients, but we may retain the majority of the risk of loss. At December 31, 2006, we determined that we were the primary beneficiary in certain homebuilder agreements, as defined under FASB Interpretation No. 46(R), or FIN 46(R), entitled “Consolidation of Variable Interest Entities”, where we have a significant, but less than controlling, interest in our clients. In accordance with FIN 46(R), the results of these clients have been consolidated into our financial statements.

Currently we are not engaged in homebuilding. We expect to commence homebuilding in June 2007. We will build homes on some of our land which is currently under development. Our home designs will be selected and prepared for each of our markets based on local community tastes and preferences of homebuyers. Substantially all of our construction work will be performed by subcontractors. Subcontractors will be retained for specific subdivisions pursuant to contracts which we plan to enter into during 2007. We plan to enter into homebuilding under the name “Green Builders, Inc.” We currently have an option to purchase the local homebuilding company Green Builders, Inc. Under the terms of the option, we have an exclusive right to purchase Green Builders at any time prior to June 19, 2009 at a mutually agreeable price on the date of purchase. We paid $15,000 to Green Builders, Inc. to enter into the option. Green Builders is a local homebuilding company which has built four homes in central Texas in 2006. Our strategy on homebuilding is to build homes which are environmental responsive, resource efficient and culturally sensitive.

We merged with Wilson Family Communities, Inc., or WFC, in October 2005. WFC was formed early in 2005 with the intention of focusing on acquiring and developing residential land in the central Texas region.

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In May 2005, WFC merged with a limited partnership that had engaged in various land acquisition and development services.

Comparison of 2006 and 2005

Results of Operations

Homebuilding and Related Services Revenues

Homebuilding and related services consists of home sales and homebuilder services. All of the home sales are generated by our clients utilizing our homebuilder services. We consolidate these clients into our operating results based on accounting requirements according to FIN 46(R) and refer to these clients as Variable Interest Entities, or VIEs.

During the year ended December 31, 2006, home sales accounted for approximately 77% of revenues at a gross profit margin of approximately 17%. All of the homebuilding revenues were generated by our two VIEs consolidated into our operating results. Revenues from each homebuilder client (i.e.VIE) were approximately $1.8 and $3.4 million, respectively. The client that generated $1.8 million of revenues has not commenced any new homes or utilized our homebuilding services since June 30, 2006. This client has expressed its intention to begin building homes and utilizing our services in early 2007. We have purchased an exclusive two year option to buy this client. Our other client which generated approximately $3.4 million of revenues for the year ended December 31, 2006 has seven unsold homes that it expects to complete and sell during the first half of 2007. We have notified this client that we would like to terminate our relationship once the existing inventory of homes is completed. The client has a note payable to us in the principal amount of approximately $203,700. We may not be able to recover the full amount of this note, which may force us to pursue collection activities and a write off for the entire amount. In addition to the note payable, we may need to provide funds to complete the construction and sale of the homes the client currently has under construction and for sale. We have accrued approximately $50,000 for this contingency. The loss of this client will cause revenues from homebuilding to be substantially lower, possibly dropping to zero, for the second and third quarters of 2007.

We plan to commence our own homebuilding activities beginning in June 2007.

We had no homebuilding revenues during the year ended December 31, 2005 and 2004, as no homes were built.

Land Sales

Land sales accounted for approximately 23% of our total revenues, totaling approximately $1.5 million for the year ended December 31, 2006, at a gross profit margin of approximately 29%. For the year ended December 31, 2006, approximately $616,000 of our land sale revenue came from the sale of undeveloped acreage tracts of land, approximately $851,000 of the revenue from the sale of developed finished lots and $50,000 from miscellaneous land revenue.

During the year ended December 31, 2005, we were in the process of acquiring and developing land and generated revenues of approximately $255,000 through the sale of undeveloped acreage lots at a gross profit of approximately $140,000. There were no revenues for the year ended December 31, 2004.

We have been developing and acquiring land for sale to homebuilders and expect to see a material increase in our land sales as we offer more land for sale to national and regional homebuilders as well as to local homebuilders. Developing finished lots from land takes approximately one to three years. We plan to sell the majority of our lots to national, regional and local homebuilders that may purchase anywhere from five to 100 or more lots at a time. We expect lot sales to vary significantly from quarter to quarter causing significant fluctuations in our revenues and gross profit.

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Costs and Expenses

General and Administrative Expenses

General and administrative expenses are composed primarily of salaries of general and administrative personnel and related employee benefits and taxes, accounting and legal, and general office expenses and insurance. During the year ended December 31, 2006, salaries, benefits, taxes and related employee expenses totaled approximately $1.5 million and represented approximately 35% of total general and administrative costs for the period. Also included is an accrual of approximately $180,000 for severance payments that will be paid to our former Chief Financial Officer over the next ten months. Stock compensation expense totaled approximately $545,000, which is 13% of total general and administrative expenses. Legal, accounting, and audit expense which includes the expense of filing our registration statements and other SEC filings, totaled approximately $776,000. Transaction cost amortization and other transaction costs totaled approximately $367,000. Warranty expense, architecture fees, and consulting services were approximately $482,000. Miscellaneous expenses were approximately $643,000 for general overhead, including rent, office expenses and insurance. Depreciation expense included in general and administrative expenses was approximately $56,000 for the year ended December 31, 2006. General and administrative expenses included from the consolidation of our VIEs were less than 5% of the total general and administrative expenses for the year ended December 31, 2006. We expect total general and administrative expenses to increase over the next year as we enter the homebuilding business.

Prior to our merger with Athena in May 2005, we had minimal business activity. From June 2005 until December 2005, we spent money on developing our business strategy, hiring staff, acquiring a 752 acre land tract and merging with a public company, issuing $10 million of convertible debt and preparing all the documents and filings related to the merger activities. At December 31, 2005, we had nine employees as compared to three at June 30, 2005. The majority of expenses were for salaries and related employee expenses of $386,000, legal fees of $203,000, consulting relating to the preparation of home plans and designs of $283,000, accounting and auditing fees of $89,000 and office rent, software, equipment and general expenses of $156,000. Legal and accounting expenses related primarily to the mergers of WFC with Athena, and Wilson Holdings and Cole. 64% of our general and administrative expenses were incurred in the fourth quarter of 2005.

Sales and Marketing Expenses

Sales and marketing expenses include salaries and related taxes and benefits, marketing activities including website, brochures, catalogs, signage, and billboards, and market research. Sales and marketing salaries, benefits, taxes and related employee expenses for the year ended December 31, 2006 were approximately $243,000 and represented approximately 30% of our total marketing costs for the period. Expenses for advertising, brochures and catalogs, signage, public relations and other selling expenses for the year ended December 31, 2006 were approximately $378,000 and represented approximately 46% of total sales and marketing costs for the period. The remaining expenses for the year ended December 31, 2006, were for other incidental items and services. Approximately 17% of the sales and marketing expenses in the period resulted from the consolidation of the VIEs.

Sales and marketing expenses for the year ended 2005 were for salaries and related expenses which included $129,000 and $73,000 of website expenses, signage, advertising and marketing. Sales and marketing expenses for the years ended December 31, 2005 and 2004 reflect our limited operations prior to June 2005.

Interest Expense and Income

Interest expense for the year ended December 31, 2006 of approximately $2.4 million is related to debt on properties purchased, convertible debt interest costs and amortization of the convertible debt discounts. The convertible debt discount amortization was approximately $917,000 for the year ended December 31, 2006. Interest on the convertible debt was approximately $586,000 for the year ended December 31, 2006. Our interest expense will increase because of the increase in principal amount of convertible debt outstanding following our September 2006 private placement. We intend to finance a major portion of land purchases and expect interest expense to increase with borrowings in future periods.

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Interest expense for the year ended December 31, 2005 of approximately $358,000 was for interest costs on land acquired and held for sale or development, a line of credit, bridge loans and convertible debt.

We experienced a loss on the fair value of derivatives during the years ended December 31, 2006 and 2005 of approximately $8.5 million and $173,000, respectively, due to the increases in the fair value of the derivative liabilities related to the convertible notes and contingent warrants. These increases were primarily the result of the increase in value of our common stock and warrants.

Interest income of approximately $290,000 and $100,000 for the years ended December 31, 2006 and 2005 respectively, consisted of interest earned on our cash and cash equivalents and immaterial amounts of other income.

Comparison of Q1 2007 and Q1 2006

Homebuilding and Related Services Revenues

Homebuilding and related services consists of home sales and homebuilder services. All of the home sales are generated by our clients utilizing our homebuilder services. We consolidate these clients into our operating results based on accounting requirements according to FIN 46(R) and refer to these clients as Variable Interest Entities, or VIEs.

During the three months ended March 31, 2007, home sales accounted for approximately 45% of our total revenues for the period at a gross profit margin of approximately 20%, as compared to approximately 40% of total revenues and a gross profit margin of approximately 20% in the three months ended March 31, 2006. All of the homebuilding revenues were generated by our two VIEs and consolidated into our operating results. Revenues from one homebuilder client (i.e., VIE) was approximately $798 thousand in the three months ended March 31, 2007. We have purchased an exclusive two year option to buy the client that generated no revenues in the quarter ended March 31, 2007. Our other client which generated approximately $798 thousand of revenues for the three months ended March 31, 2007 has three unsold homes that it expects to complete and sell during the first half of 2007. We have notified this client that we would like to terminate our relationship once the existing inventory of homes is completed. The client has a note payable to us in the principal amount of approximately $204 thousand. We may not be able to recover the full amount of this note, which may force us to pursue collection activities and a write off for the entire amount. In addition to the note payable, we may need to provide funds to complete the construction and sale of the homes the client currently has under construction and for sale. We have accrued approximately $50 thousand for this contingency. The loss of this client will cause revenues from homebuilding to be substantially lower, possibly dropping to zero, for the second and third quarters of 2007.

We plan to commence our own homebuilding activities beginning in June 2007.

Land Sales

Land sales accounted for approximately 55% of our total revenues for the three months ended March 31, 2007, totaling approximately $970 thousand for the period at a gross profit margin of approximately 13%, as compared to 60% of our total revenues for the three months ended March 31, 2006 and a gross profit margin of approximately 36% in that period.

We have been developing and acquiring land for sale to homebuilders and expect to see a material increase in our land sales as we offer more land for sale to national and regional homebuilders as well as to local homebuilders. Developing finished lots from land takes approximately one to three years. We plan to sell the majority of our lots to national, regional and local homebuilders that may purchase anywhere from five to 100 or more lots at a time. We expect lot sales to vary significantly from quarter to quarter causing significant fluctuations in our revenues and gross profit.

Costs and Expenses

General and Administrative Expenses

General and administrative expenses are composed primarily of salaries of general and administrative personnel and related employee benefits and taxes, accounting and legal, and general office expenses and insurance. During the three months ended March 31, 2007, salaries, benefits, taxes and related employee expenses totaled approximately $365 thousand and represented approximately 37% of total general and administrative expenses for the period, as compared to approximately $435 thousand, which represented approximately 44% of total general and administrative expenses for the three months ended March 31, 2006. Legal, accounting, and audit expense, which includes the expense of filing our registration statements and other SEC filings, totaled approximately $159 thousand and $182 thousand in the three months ended March 31, 2007 and 2006, respectively. Depreciation expense included in general and administrative expenses was approximately $57 thousand and $46 thousand for the three months ended March 31, 2007 and 2006, respectively. General and administrative expenses included from the consolidation of our VIEs were less than 5% of the total general and administrative expenses for the three months ended March 31, 2007. We expect total general and administrative expenses to increase significantly over the next year as we enter the homebuilding business.

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Sales and Marketing Expenses

Sales and marketing expenses include salaries and related taxes and benefits, marketing activities including website, brochures, catalogs, signage, and billboards, and market research. Sales and marketing salaries, benefits, taxes and related employee expenses for the three months ended March 31, 2007 and 2006 were approximately $23 thousand and $59 thousand, respectively, and represented approximately 32% and 46% of our total marketing costs for the respective periods. The remaining expenses for the three months ended March 31, 2007 and 2006 were for other incidental items and services. We expect sales and marketing expenses to increase substantially as we enter the homebuilding business.

Interest Expense and Income

Interest expense for the three months ended March 31, 2007 and 2006 were approximately $619 thousand and $514 thousand, respectively, and was related to debt on properties purchased, convertible debt interest costs and amortization of the convertible debt discounts. Included in the interest expense was amortization of subordinated convertible debt of approximately $142 thousand and $179 thousand, respectively. To the extent we purchase additional land that we hold for future development, our interest expenses will increase.

Interest income of approximately $48 thousand and $97 thousand for the three months ended March 31, 2007 and 2006, respectively, consisted of interest earned on our cash and cash equivalents and immaterial amounts of other income.

Financial Condition and Capital Resources

Liquidity

At March 31, 2007 we had approximately $4.4 million in cash and cash equivalents. We plan on investing approximately $23 million for the purchase of land, installment payments, options fees and development costs over the next year. This includes the development of land including the installation of water and wastewater infrastructure, streets and common areas. We intend to and expect to purchase or obtain options to purchase additional acreage for development and additional finished lots for sale. We are actively seeking additional debt financing and expect to finance approximately $16 million of the $23 million. We intend to repay the loans through a combination of cash generated from lot and land sales.

We plan to exercise a land option on the Bohl’s tract of approximately $7.2 million by May 2007. Additionally we plan to enter the homebuilding business effective July 19, 2007.

Our growth will require substantial amounts of cash for earnest money deposits, land purchases, development costs, interest payments and to enter the homebuilding business. Until it begins to sell an adequate number of lots and homes to cover monthly operating expenses, sales, marketing, general and administrative costs will deplete cash.

To maintain our liquidity, we have financed the majority of our land and development activities with debt and equity, and believe we can continue to do so in the future, through a combination of conventional and subordinated convertible debt, joint venture financing, sales of selected lot positions, sales of land and lot options, and by raising additional equity.

Land comprises the majority of the our assets, which could suffer devaluation if the housing and real estate market suffers a significant downturn, due to interest rate increases or other reasons. Our debt might then be called, requiring liquidation of assets to satisfy its debt obligations or the use of its cash. A significant downturn could also make it more difficult for us to liquidate assets, to raise cash and pay off debts, which could have a material adverse effect upon us.

 Capital Resources

We had raised approximately $16.8 million of subordinated convertible debt. At March 31, 2007, we had a $10 million line of credit for land and homebuilding that is unused. We had outstanding notes payable and lines of credit of approximately $19 million. We have filed a Registration Statement on Form S-1 for the public offering of 5,000,000 shares of its common stock. The Registration statement has not yet been declared effective by the Securities and Exchange Commission and there is no guarantee that we will consummate the transaction.

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Off-Balance Sheet Arrangements

As of March 31, 2007, we had no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in the notes to our consolidated financial statements.

As discussed in the notes to the consolidated financial statements, the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and such differences may be material to our consolidated financial statements. Listed below are those policies and estimates that we believe are critical and require the use of significant judgment in their application.

Consolidation of Variable Interest Entities

We offer certain homebuilder clients surety for their interim construction loans and cash advances to facilitate sales of our residential lots. We may be considered the primary beneficiary as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities” (VIE), and the Company may have a significant, but less than controlling, interest in the entities. We account for each of these entities in accordance with FIN 46(R). Management uses its judgment when determining if the we are the primary beneficiary of, or has a controlling interest in, any of these entities. Factors considered in determining whether we have significant influence or has control include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and continuing involvement.

Inventory

Inventory is stated at cost unless it is determined to be impaired, in which case the impaired inventory would be written down to the fair market value. Inventory costs include land, land development costs, deposits

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on land purchase contracts, model home construction costs, advances to builders and capitalized interest and real estate taxes incurred during development and construction phases.

Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate.” Revenues from land development services to builders are recognized when the properties associated with the services are sold, when the risks and rewards of ownership are transferred to the buyer and when the consideration has been received, or the title company has processed payment. For projects that are consolidated, homebuilding revenues and services will be categorized as homebuilding revenues and revenues from property sales or options will be categorized as land sales.

Income Taxes

Prior to the merger of Athena with WFC at May 31, 2005, Athena was a partnership and therefore did not have income taxes as the income and losses passed through to the partners. Also, the VIEs are pass through entities. Since the merger, income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes,” deferred tax amounts and liabilities are determined based on temporary differences between financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in the period that includes the enactment date. A valuation allowance is recorded for the entire deferred tax asset due to the uncertainty of the net realizable value of the asset.

Use of Estimates

We have estimated and accrued liabilities for real estate property taxes on our purchased land in anticipation of development, and other liabilities including the beneficial conversion liability, the fair value of warrants and options. To the extent that the estimates are dramatically different to the actual amounts, it could have a material effect on the financial statements.

We have two properties that are in Municipal Utility Districts, or MUDs and one property in a Water Control and Improvement District. We incur development costs for water, sewage lines and associated treatment plants and other development costs and fees for these properties. Under the agreement with the MUDs, we expect to be reimbursed partially for the above developments costs. The MUDs will issue bonds to repay us once there is enough assessed value on the property for the MUD taxes to repay the bonds. As homes are sold, the assessed value increases in the MUD. It can take several years before there is enough assessed value to recapture the costs. We estimate that we will recover approximately 50% to 70% of eligible costs spent through March 31, 2007, which total approximately $1.8 million. In some circumstances, the MUDs will pay for property set aside for the preservation of endangered species. To the extent that the estimates are dramatically different to the actual amounts, it could have a material effect on the financial statements.

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Concentrations

Our current activities are limited to the geographical area of central Texas which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. This geographic concentration makes our operations more vulnerable to local economic downturns than those of larger, more diversified companies.

We are also dependent upon a limited number of homebuilder services customers which are subject to numerous uncertainties related to homebuilding including weather delays and damage, labor and material shortages, insufficient capital, materials theft or poor workmanship. Revenues from one homebuilder customer accounted for 100% of our total homebuilding revenue for the three months ended March 31, 2007.

Subordinated Convertible Debt

The subordinated convertible debt and the related warrants have been accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” EITF 00-27, “Application of issue 98-5 to Certain Convertible Instruments”, EITF 05-02 “Meaning of ‘Conventional Convertible Debt Instrument’ in Issue No. 00-19”, and EITF 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19” updated with FSP EITF 00-19-2”, Accounting for Registration Payment Arrangements.

Derivative Financial Instruments

Wilson Holdings accounts for all derivative financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, Wilson Holdings estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The value of the derivative liabilities relating to the Convertible Note in the consolidated financial statements are subject to the changes in the trading value of Wilson Holdings common stock and other assumptions. As a result, our quarterly financial statements may fluctuate from quarter to quarter based on factors, such as the trading value of Wilson Holdings common stock, the amount of shares converted by Convertible Debt Holders in connection with the Convertible Note and exercised in connection with the Convertible Debt Holders Penalty Warrant. Consequently, the consolidated financial position and results of operations may vary from quarter to quarter based on conditions other than Wilson Holdings operating revenues and expenses.

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Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings. All derivative financial instruments held by us as of December 31, 2006 and 2005, were not designated as hedges.

Accounting for Stock Based Compensation

Effective January 1, 2006, we adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”) using the prospective-transition method. Under this transition method, compensation expense recognized during the year ended December 31, 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified-prospective-transition method, results for prior periods have not been restated. The adoption of SFAS 123R resulted in a charge to net losses of approximately $545,000 for the year ended December 31, 2006. Before January 1, 2006, we accounted for our stock options using the intrinsic value method under “Accounting Principles Board Opinion No. 25.”

If we had elected to recognize compensation expense for options granted based on their fair values at the grant dates, consistent with SFAS No. 123, net income and earnings per share for the years ended December 31, 2005 would have changed to the pro forma amounts indicated below:

Year Ended December 31, 2005

Net loss as reported	$(1,714,443)
Deduct: Total stock based employee compensation expense determined under the fair value based method for all awards, net of the related tax effects	$(123,479)
Pro forma net loss	$(1,837,922)
Net loss per share
Basic and diluted - as reported	$(0.22)
Basic and diluted - pro forma	$(0.23)

The fair value of the options was calculated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for the year ended 2006: risk free interest rate of 4.25% to 4.75%, dividend yield of 0%, weighted-average life of options of 5 years, and a 60% volatility factor. For the year ended 2005, the following assumptions were used: risk free interest rate of 4.25%, dividend yield of 0%, weighted-average life of options of 5 years, and a 60% volatility factor.

We had 1,765,000 shares of common stock available for future grants under our option plan at March 31, 2007. Compensation expense related to our share-based awards for the three months ended March 31, 2007 and 2006 was approximately $82 thousand and $40 thousand, respectively.

During 2004, we had no stock compensation plan.

Recent Accounting Pronouncements

In January 2007, we adopted FASB Staff Position (FSP) No. EITF 00-19-2, (“FSP EITF 00-19-2”), Accounting for Registration Payment Arrangements. This addresses an issuer’s accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The guidance in No. EITF 00-19-2 amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This pronouncement shall be effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this pronouncement, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years.

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The cumulative effect of the re-characterization of the derivative liabilities is shown in the table below:

	As filed December 31, 2006	Cumulative effect of re-characterization of derivative liabilities	Net effect of re-characterization
LIABILITY ACCOUNTS
Subordinated convertible debt, net of discount, respectively	$8,395,876	4,572,674	12,968,550
Derivative liability, convertible note compound embedded derivative	7,462,659	(7,462,659)	-
Derivative liability, contingent warrants issued to subordinated convertible debt holders	1,883,252	(1,883,252)	-
Total debt, net of discount and derivative liabilities	17,741,787	(4,773,237)	12,968,550
STOCKHOLDERS' EQUITY ACCOUNTS
Common stock	18,056	-	18,056
Additional paid in capital	16,809,885	(4,577,938)	12,231,947
Retained deficit	(16,053,143)	9,351,175	(6,701,968)
Total stockholders' equity	$774,798	4,773,237	5,548,035

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

In connection with the closing of our acquisition of Wilson Family Communities, Inc., on October 12, 2005 our Board of Directors engaged Helin, Donovan, Trubee & Wilkinson, LLP, or HDT&W (now known as PMB Helin Donovan, LLP), to serve as our independent public accountants and dismissed our former independent accountants, Chisholm, Bierwolf & Nilson, or CBN. The change in auditors was effective October 12, 2005. HDT&W have audited our financial statements for the fiscal years ended December 31, 2006, 2005 and 2004, HDT&W’s audit reports on our consolidated financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the “going concern” assumption in the Report of Independent Registered Public Accounting Firm filed in connection with the Forms 10-K filed on April 15, 2005, and April 14, 2004. HDT&W recently merged with another accounting firm and changed its name to PMB Helin Donovan, LLP.

In connection with its audits of our consolidated financial statements for the fiscal years ended December 31, 2006, 2005 and 2004 and through the date of this prospectus, there were no disagreements with our accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PMB Helin Donovan, LLP’s, satisfaction, would have caused them to make reference to the subject matter in connection with their reports on our consolidated financial statements and supporting schedules for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

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BUSINESS

Overview

We acquire and develop land, create communities and provide homebuilding services in central Texas. Our management team includes experienced land acquisition and development professionals who are knowledgeable about both the local and national real estate and housing markets.

Since our inception, we have acquired or have options to acquire approximately 2,430 acres of land in central Texas that we expect will yield approximately 6,000 lots for sale. We have an inventory of approximately 120 developed lots which are ready for sale to homebuilders and we are in the process of entitling and developing approximately 1,328 acres.

Our 2007 business activities will be focused on developing our current land holdings and entering into the homebuilding business. Over the next 3 to 5 years we intend to expand our land development and homebuilding activities into additional regional and national markets. We will focus on markets that have steady employment and population growth, increasing home prices, presence of national homebuilders and a sensitivity for environmentally conscious development.

Industry Overview

The real estate industry is fragmented and highly competitive. We compete with numerous developers, builders and others for the acquisition of property and with local, regional and national developers, homebuilders and others with respect to the sale of residential lots. Additionally, in 2007, we expect to compete with local, regional and national homebuilders in the sale of new homes. We also compete with builders and developers to obtain financing on commercially reasonable terms.

We have concentrated our activities in central Texas where we are developing land and where we expect to build homes in the future. Most of our competitors have substantially greater financial resources than we do, as well as much larger staffs and marketing organizations. However, we believe we compete effectively in our existing market as a result of our development expertise, and our reputation as a producer of quality residential lots. We have seen the financial resources of our competitors increase as a result of the industry consolidation experienced in the past few years.

Our Strategy

Our business strategy is focused on two segments:

•	Land acquisition, development and related services; and
•	Homebuilding and related services

Land Acquisition

The core of our business plan is to secure land strategically, based on our understanding of population growth patterns and infrastructure development. We believe that national homebuilding companies focus their acquisition efforts on very large tracts of land. In our opinion, these factors create an opportunity for us to secure high-quality, smaller tracts (i.e. less than 1,000 acres) that may be overlooked. Additionally, by providing a timely and diligent land acquisition effort with decisions approved locally, we expect to have an advantage in the pursuit of larger tracts that become available in our market.

We expect to use our available assets, (primarily cash from issuances of equity and subordinated notes, plus cash from operations) for land acquisition, development and homebuilding activities. We are not limited by the amount we can invest in any particular stage of development of the land. Almost all of the land and related development projects will be financed by conventional real estate loans. Based upon individual project

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parameters, we expect to finance approximately 50% to 75% of our acquisition and development activities with conventional real estate loans. Additionally, we will defer payment for land when possible and use owner-financed payment plans, such as the rolling option. The rolling option has a variety of forms. One variation allows us to pay the landowner for sections of lots as they are actually needed and utilized in our business. We expect that a substantial portion of our future revenues will be generated through the development of subdivisions and land sales. Our anticipated land sales will include sections of lots that are ready for immediate home construction with all infrastructure in place, as well as sections of lots that have all necessary approvals to begin construction but have yet to be physically improved.

While we anticipate that the majority of our revenues will come from sales to national and regional homebuilders, we also expect additional revenues from the sale of lots and homebuilding services to smaller, local builders. Lot sales to local builders will typically involve fewer lots per transaction than sales to larger national and regional companies.

We plan to support the purchase of land and development of our communities with specific analysis of our target markets. Our analysis will go beyond benchmarking the current competition in the marketplace. We intend to utilize more thorough research processes used within the auto, retail and banking industries. For example, successful automakers target their products to a type of consumer, based on the consumer’s age range, family and lifestyle attributes. We will utilize a similar approach, gathering consumer preference data and customizing our product offerings for a variety of buyer segments. We strive to attract a diverse group of buyers by designing multi-product neighborhoods within each community that will be desirable for homebuyers at differing income levels and with different needs. By providing a more customized product mix of varying lot sizes and amenities in our communities and addressing underserved segments, we believe we can accelerate the absorption of our subdivisions and earn superior returns for our stockholders.

Land Development and Related Services

In tandem with our land acquisition efforts and based upon our strategic market analysis, we plan to subcontract for the preparation of land for development. We seek to add value to the land through the process of development, which may include permitting and constructing water and wastewater infrastructure, master-planning of the community, and the construction of roads and community amenities. We also plan to sell entitled land to others for development. Entitled land is land subject to development agreements, tentative maps or recorded plats, depending on the jurisdiction within which the land is located. We anticipate offering assistance and site-specific analysis to land owners desiring to maximize land values. Such analysis can help owners design neighborhoods with pocket parks, natural space and varying lot sizes to attract a broader range of buyers, accelerating the absorption of the subdivision and thereby maximizing value.

In conjunction with our land acquisition activities, we expect a portion of our land revenues to come from sales of entitled land, developed land and bulk lot sales. To date, our revenues have been derived from lot sales and sales of undeveloped parcels of land plus revenues from services provided to two homebuilder customers. The revenue from these sales has been consolidated into our results. We expect that sales of large parcels of land and sections of developed lots will be sporadic, resulting in fluctuations in our revenues and gross margins, while the sale of parcels of developed lots and delivery of services to homebuilders will be less volatile.

We intend to invest in real estate and real estate related activities and are not limited as to the percentage of our assets that we may invest in any single type of investment or as to the kinds of real estate assets in which we can invest. A vote of our security holders is not required to change the allocation or concentration of such assets. However, we may be subject to certain limits from time to time because of covenant requirements under our agreements with lenders.

Current and Future Properties

We intend to sell some of the lots in our various projects and buying and selling additional properties on an opportunistic basis as market conditions warrant. We believe that our properties are adequately insured, and are suitable for their intended purposes. Because of the nature of our land sales and land development services operations, significant amounts of property are held as inventory in the ordinary course of our business.

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In March 2007, we obtained a valuation from Kauttu Valuation, an independent real estate valuation firm, that valued our Austin, Texas area land holdings at $102,300,000.  A copy of the valuation report is included as an exhibit to the registration statement of which this prospectus is a part. Details of the properties we own or have options to purchase are set forth below:

Name of Project	Approx. Acreage	Date Purchased /Optioned	Location

Rutherford West	697	June 30, 2005	Northern Hays County, Texas, Hays Independent School District
Georgetown Village	665	August 22, 2005	The City of Georgetown, Texas, Georgetown Independent School District
Villages of New Sweden	534	October 18, 2005	Eastern Travis County, Texas, Pflugerville Independent School District
Bohls	428	January 25, 2006	Eastern Travis County, Texas, Pflugerville Independent School District
Elm Grove	91	December 15, 2005	The City of Buda, Texas, Hays Independent School District
Highway 183	15	May 31, 2005	U.S. Route 183 at Evelyn Rd., Travis County, Texas

Rutherford West – Rutherford West is a planned 291 lot residential community on approximately 697 acres located southwest of Austin, Texas, in the Texas Hill Country. Rutherford West is planned as an acreage development and each lot includes a deed restricted conservation easement. The land for this project was purchased in June 2005, with a combination of bank financing and cash on hand. Development of this project commenced in October, 2006 and will continue through 2010. The property is pledged as collateral on a $6.2 million land, development, and construction loan, with an outstanding balance of $6.2 million as of December 31, 2006. Interest payments are at 0.75% over prime (i.e. 9.00% as of December 31, 2006) and are due monthly and principal payments in the amount of $800,000 are due quarterly beginning June, 2007. The bank financing matures in June 2008.

Georgetown Village – Georgetown Village is an approximately 665 acre master planned development in Williamson County, Texas, located just north of Austin in Georgetown. Employers such as Dell, Toppan Printing Co., Ltd., Photronics, Inc. in Round Rock and Abbot Laboratories, Motorola, and Solectron in Austin are all less than 20 minutes via the new Highway 130 corridor. Currently, Georgetown Village includes approximately 350 single-family residential homes. The land for this project was purchased under an option contract in August 2005. Under the option contract we are required to purchase a minimum of 30 acres on an annual basis through 2017. We have purchased approximately 52 acres and 25 residential lots as of December 31, 2006. The initial purchase of land for this project was acquired in November 2005 with a combination of bank financing and cash on hand. Development of this project commenced in January 2006 and will continue through 2013. The property is pledged as collateral on a $3.0 million land, development, and construction loan, with an outstanding balance of $2.25 million as of December 31, 2006. Interest payments are at 0.5% over prime (i.e. 8.75% as of December 31, 2006) and are due monthly and minimum principal payments in the amount of $494,000 are due quarterly. The bank financing matures in March 2008.

Villages of New Sweden – New Sweden is a planned approximately 1,700 residential lot project located on approximately 534 acres in Manor, Texas. New Sweden is planned for mixed use master planned community which includes single family residential homes, commercial properties, an onsite school, an amenity center, a fire station, and an open

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green space. The land for this project was purchased in October 2005 with a combination of bank financing, seller financing and cash on hand. Development of this project is expected to commence in second half of 2007, and will continue through 2017. The property is pledged as collateral on a $15.5 million land, development, and construction loan and $2.5 million of seller financed notes payable, with an outstanding balance of $3.6 million and $2.5 million as of December 31, 2006, respectively. Interest payments on the bank financing are at 0.5% over prime (i.e. 8.75% as of December 31, 2006) and are due quarterly and principal payments in the amount of approximately $600,000 are due quarterly beginning 90 days after the completion of construction. Interest payments on the seller-financed notes payable are fixed at 7% and at 2% over prime (i.e. 10.25% as of December 31, 2006) and are due quarterly and principal payments are due annually in the amount of approximately $1.1 million in 2007, $0.3 million in 2008, $0.5 million in 2009 and $0.5 million in 2010. The bank financing and seller financed notes payable mature in October 2009 and October 2010, respectively.

Bohls – Bohls tract is part of the New Sweden master planned community and has approximately 1600 residential lots located on 428 acres in Manor, Texas. The land for this project is under an option contract entered into by us in January 2006. Under the terms of the contract and related amendments, we are under contract to purchase the land for approximately $7.3 million. We are currently exploring our financing options.

Elm Grove Elm Grove is a 320 lot residential project located on 91 acres south of Austin, Texas in the city of Buda. The master plan includes single-family residential and open green space all within walking distance to Elm Grove elementary school. The first phase of land for this project was acquired in December 2006 with a combination of bank financing and cash on hand. Development of this project is expected to commence in first half of 2007 and will continue through 2010. The property is pledged as collateral on a $792,000 land, development, and construction loan, with an outstanding balance of $792,000 as of December 31, 2006. Interest payments are at 0.5% over prime (i.e. 8.75% as of December 31, 2006) and are due quarterly and the outstanding principal balance is payable upon maturity in December 2007.

Highway 183 We own approximately 15 acres in Travis County that has a note payable of $280,000. The land is along the Highway 130 corridor and 10 acres of such land is currently under condemnation by the State of Texas. We are in the process of obtaining an appraisal and have hired a law firm that specializes in condemnation hearings to represent us to obtain the best price for the property. The offer from the State of Texas is currently approximately $498,000 for 10 acres and will leave us with a remaining parcel of 5 acres.

The core of our business plan is to secure land strategically, based on our understanding of population growth patterns and infrastructure development in central Texas and its surrounding areas. We believe that our management team has the expertise to acquire large tracts of land in central Texas, and get them entitled in a relatively short time frame. In our opinion, this creates an opportunity for us to secure high-quality tracts that may have been overlooked. We expect to finance 50% to 75% of acquisition and development activities with conventional real estate loans. Additionally, we have developed a set of guidelines which address environmental responsiveness, resource efficiency, and cultural sensitivity. Some of our guidelines are:

•	planning of homesite orientation;
•	preserving natural open space;
•	respecting Conservation Easements;
•	connecting and enhancing our communities with walking and biking paths that provide easy access for meeting neighbors;
•	reserving land to provide public space for neighborhood public gardens;
•	establishing common areas irrigated with “gray water” along with rainwater collection and drip irrigation systems that will help minimize water usage;

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•	ensuring that storm water runoff is filtered and/or treated by the use of wet ponds and vegetative filter strips prior to its release;
•	respecting the local history of the land and cultural diversity;
•	creating mixed-used communities that encourage foot traffic with less vehicular traffic;
•	seeking opportunities to enhance our relationships with builders, partners, governmental agencies, and partnerships with environmental and community-based organizations; and
•	restoring or recycling of existing structures.

Homebuilding and Related Services

Currently we are not engaged in homebuilding. We expect to commence homebuilding in June 2007. We intend to build homes on portions of our land currently under development. We plan to select and prepare our home designs for each of our markets based on local community tastes and preferences of homebuyers. Substantially all of our construction work will be performed by subcontractors. We plan to retain subcontractors for specific subdivisions pursuant to contracts which we plan to enter into during 2007. We plan to enter into homebuilding under the name Green Builders, Inc. We currently have an option to purchase the local homebuilding company Green Builders, Inc. Under the terms of the option, we have an exclusive right to purchase Green Builders for a period of two years at a “fair market price” as agreed to by both parties or based on an independent valuation on the date of purchase. We paid $15,000 to Green Builders to enter into the option. Green Builders is a local homebuilding company which built four homes in central Texas in 2006. Green Builders is one of our homebuilder services clients. Our strategy on homebuilding is to build homes which are environmentally responsive, resource efficient, and culturally sensitive.

Our strategy is to target “green” building. Green building today is most often thought of in terms of products and technology. “True” green building is more importantly an approach to the entire business from land planning to plan design, from administration procedures to field processes. “Green” is a recognition that there are other options and choices within most areas of how we conduct our business. We will start by evaluating our process options for earth-friendly alternatives that are attainable yet reasonably cost-effective and are a sustainable value for the customer. To address our homebuilding activities we will consider a unilateral awareness of earth-friendly and efficient processes to create our “Whole-System Thinking” such as:

•	considering employees’ attitude and awareness of efficiency in their office space, processes and daily routines;
•	partnering with vendors and trades in the field to eliminate waste, and create earth-friendly processes and procedures for job site that efficient and mutually beneficial;
•	incorporating sustainable building practices and energy-saving systems that respond to the demands of a particular environment in a specific region;
•	monitoring of the marketplace and industry for new technology;
•	emphasizing job-site awareness, supervision and communication pursuing earth-friendly procedures;
•	evaluating the marketplace for new home design and product technology acceptance;
•	exploring earth-friendly options for consumer choice, efficient applications and implementations;
•	emphasizing lot and site considerations, home orientations, sustainable lot improvements, low-maintenance landscaping and impervious cover; and

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•	using environmentally-friendly products.

Geographic Expansion

We are pursuing a strategic expansion philosophy based on potential growth opportunities within what we believe are the most stable areas throughout the United States. We plan to grow by investing available capital in our existing market and into operations and strategic acquisitions in new markets. After reviewing the market activity in the top 100 sub-markets, we believe that within the next two to five years we can expand into five to ten markets that have shown the following trends:

•	a steady increase in the employment rate over the past three to five years;
•	an unemployment rate below the national average;
•	population growth reported steady and positive population rates greater than the national average;
•	an increase in average home price or less devaluation than the national average;
•	the presence of national builders that have been active for a considerable amount of time (Greater than ten years);
•	being rated in the top 50 cities with the most stable growth rate; and
•	being rated in the top 50 cities moving in the direction of being environmentally sensitive either in their governmental attitudes or in their planning and entitlement processes for each city.

We believe that preliminary markets outside Texas that exemplify the criteria above are: Denver, Colorado; Las Vegas, Nevada; Nashville, Tennessee; Phoenix, Arizona and Raleigh, North Carolina. These markets will allow geographic diversification in our sources of revenues and earnings. We believe this diversification strategy will mitigate the effects of regional economic cycles and position us for greater future growth. Through strategic acquisitions in markets with the qualifications above we hope to gain established land positions and inventories; existing relationships with local governments, land owners, and developers; and a positive impact on our sources of revenues.

Target Market and Market Data

Our current market, Austin, Texas, was ranked in the top three places to live in May 2005 among the 150 metro areas ranked by Forbes magazine on such criteria as business costs, living costs, number of engineers, crime rates, job growth and employment rates. According to Forbes, Austin’s gross metro product is expected to rebound to seven percent annual growth rate through 2008, thanks to one of the nation’s most highly educated work forces. Two of the key indicators of Austin’s economic health are the steady growth of the employment base and above average employment growth rate compared to Texas and the nation, with the exceptions of 2001 through 2003. Over the past ten years, Austin has added nearly 180,000 jobs and has typically exceeded Texas and national job growth rates.

According to Metrostudy – MetroUSA, in October 2006 Texas was second in terms of job growth across the county.

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TOP 15 STATES RANKED BY JOB GROWTH – (Oct. 2006)

Rank	State	Annual Job Growth	% Change
1	Florida	218,800	2.8%
2	Texas	216,300	2.2%
3	California	164,200	1.1%
4	Arizona	121,200	4.7%
5	Washington	81,200	2.9%
6	Georgia	79,000	2.0%
7	Louisiana	75,500	4.4%
8	New York	68,500	0.8%
9	North Carolina	62,000	1.6%
10	Illinois	61,600	1.0%
11	Nevada	55,600	4.4%
12	Minnesota	54,200	2.0%
13	Utah	53,500	4.6%
14	Pennsylvania	51,600	0.9%
15	Oregon	49,400	2.9%

Source: Metrostudy - MetroUSA

Austin has also experienced significant population growth. Since 1990, the Austin metropolitan statistical area, or MSA, has been one of the fastest-growing areas in the United States. According to the Austin Chamber of Commerce, the increase in population in the Austin MSA from 1990 to 2000 was more than double the growth rate of Texas and almost four times the national growth rate. While the population growth rate in the Austin MSA has slowed to 16.2% from 2000 to 2005, population growth continues to exceed the Texas and national averages by a significant margin. In 2005, the population in the Austin MSA reached 1.4 million. We expect the Austin MSA to continue its strong history of both employment and population growth, based on its desirability as a place to live. The worldwide employee relocation council and relocation services provider Primacy Relocation LLC ranked Austin as the s econd best city among those with populations in excess of 500,000 people for families to relocate, based on cost of living, taxes, home costs, home appreciation, schools, climate, commute times, out-of-state tuition rules at local universities and regulation of long-term care facilities.

According to Alamo Workforce, the San Antonio MSA added 11,000 new jobs from Q2 2004 to Q2 2005. Additionally, according to the San Antonio Economic Development Foundation, or the SAEDF, San Antonio is far more affordable than comparable cities. For example, the SAEDF estimates that moving from San Diego to San Antonio would result in more than a $21,000 annual savings to the average family. We believe that job growth, as well as the affordability of San Antonio, will continue to draw new residents.

As an example of some of the market differences (regional, national), land prices in Austin and San Antonio have remained relatively low compared to those in other areas of Texas. We currently estimate that land in the Austin and San Antonio areas targeted for new housing development can typically be acquired at prices less than comparable property in the Dallas and Houston areas. We expect land prices to appreciate due to the positive economic climate in the Austin and San Antonio areas – fueled by employment and population growth. We also believe that the Austin and San Antonio MSA’s are both positioned for an increase in housing prices. The projected increase in population and employment growth, combined with relatively modest housing price inflation over the past few years, should increase housing demand and housing prices.

Through 2006, new home annual starts and closings continued to increase in the central Texas area as evidenced by the table below.

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Homebuilders, developers and market researchers generally consider a 24 month supply of vacant developed lots to be at equilibrium in the marketplace. According to metrostudy and as indicated in the chart below, the Austin market during fourth quarter 2006 had a less than 18 months supply of vacant developed lots.

Municipal Utility District Receivables

A Municipal Utility District, or MUD, is a political subdivision of the State of Texas, created by and subject to the oversight of the Texas Environmental Quality Commission, or TECQ.

MUDs, by definition, may in engage in some, or all, of the following: residential and commercial supply of water and wastewater services, solid waste disposal, wastewater treatment, conservation, irrigation, drainage, fire fighting, emergency services, and recreational facilities. Texas law gives a MUD the power to incur debt, levy taxes, charge for specific services, and adopt rules for those services, enter into contracts, obtain easements, and condemn property.

Typically, MUDs are formed by real estate developers in areas where the provision of utility services will not otherwise be furnished by another public or private entity (e.g. an area outside the geographic confines of a city or village, or a rural area). Funding for a MUD is necessary to provide the initial infrastructure (e.g. pipelines, water storage plants, and treatments facilities). Usually, this funding is either secured or guaranteed by the real estate developer. Once critical numbers of customers are secured, the lender allows the debt

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obligations to be transferred to the MUD. At that point, the MUD is controlled and owned, for all practical purposes, by the neighborhood it serves and the developer is no longer responsible for the ongoing MUD debt. If the developer incurs costs in the development of a MUD, these investment costs can be recouped from the initial revenues generated once the MUD is operating pursuant to an agreement whereby the developer guarantees the new MUD’s debts in exchange from a return of a portion, or all, of some defined initial revenue stream (e.g. at a minimum until such time as the developer has recovered its costs of creating and funding the MUD). For instance, the developer may be paid the revenues associated with the first 50 homes. Alternatively, the developer may recover its initial infrastructure investments in a mark-up of the price of its developed sales properties. Existing MUDs are able to issue bonds and obtain loans using unencumbered assets as collateral and projected revenue streams to support debt service cash-flow.

The recovery of the initial development costs for a MUD can be over either a long or short period of time. If the recovery is based upon “hook-up” fees for new residences, and the residential development moves at a rapid pace, full recovery can occur, but cannot be guaranteed, as quickly as within six to eighteen months. Residential developments that grow more slowly will, accordingly, result in a more extended period of time for the recovery of the MUD initial development costs. Similarly, if the recovery mechanism is by a mark-up of developed property sales, the recovery will correspond with the speed of the development of the planned subdivision.

MUDs typically charge its customers for the following services:

•

an initial “hook-up” fee to recover a proportionate share of the storage plant and treatment facilities and to pay for extending pipeline services to the specific customer/home. Depending on the MUD, a one-time hook-up fee ranges from approximately $2,000 to $7,000;

•	an annual ad valorem tax to recover its annual costs of providing drainage, fire fighting, emergency services, and recreational facilities; and
•	a monthly fee for water and wastewater services, based on some sort of consumption model.

The costs for these services are determined by the MUD and are not subject to any county or state review board for reasonableness.

Although MUD operations are geographically limited, if a nearby area lacks any utility service, approval for expansion is relatively easy. MUDs rarely agree to expand their services unless the recovery of its expansion investments are guaranteed or paid up-front, as most neighborhoods are reluctant to make speculative investments, irrespective of their apparent attractiveness.

We currently have two planned communities that are within the boundaries of a Municipal Utility Districts, namely Villages of New Sweden and the Bohls tract and one planned community in a Water Control and Improvement District, namely Rutherford West. We incur development costs for water, sewage lines and associated treatment plants and other development costs and fees for these properties. Under the agreement with the MUDs, we expect to be reimbursed partially for the above developments costs. The MUDs will issue bonds to repay us once there is enough assessed value on the property for the MUD taxes to repay the bonds. As homes are sold within the MUD, the assessed value increases. It can take several years before there is enough assessed value to recapture the costs. We estimate that we will recover approximately 50 to 70% of eligible costs spent through December 31, 2006, which will total approximately $1.8 million. In some circumstances, the MUDs will pay for property set aside for the preservation of endangered species. To the extent that the estimates are dramatically different to the actual amounts, it could have a material effect on the financial statements.

Regulation

The housing and land development industries are subject to increasing environmental, building, zoning and real estate sales regulations by various federal, state and local authorities. Such regulations affect home building by specifying, among other things, the type and quality of building materials that must be used, certain aspects of land use and building design. Some regulations affect development activities by directly affecting the viability and timing of projects.

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We must obtain the approval of numerous governmental authorities that regulate such matters as land use and level of density, the installation of utility services, such as water and waste disposal, and the dedication of acreage for open space, parks, schools and other community purposes. If these authorities determine that existing utility services will not adequately support proposed development, building moratoria may be imposed. As a result, we use substantial resources to evaluate the impact of government restrictions imposed upon new residential development. Furthermore, as local circumstances or applicable laws change, we may be required to obtain additional approvals or modifications of approvals previously obtained or we may be forced to stop work. These increasing regulations may result in a significant increase in resources between our initial acquisition of land and the commencement and the completion of developments. In addition, the extent to which we participate in land development activities subjects us to greater exposure to regulatory risks.

As our homebuilding activities commence, we will be subject to additional regulations. The residential homebuilding industry is also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. These environmental laws include such areas as storm water and surface water management, soil, groundwater and wetlands protection, subsurface conditions and air quality protection and enhancement. Environmental laws and existing conditions may result in delays, may cause us to incur substantial compliance and other costs and may prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas.

Employees

On May 14, 2007, we had eleven employees and two full-time consultants. None of our employees are represented by a labor union. We consider our relations with our employees to be good.

Property

During September 2006, we entered into an agreement to lease approximately 5,000 square feet for our corporate offices, which we began occupying on October 1, 2006. The lease requires monthly payments of approximately $6,042 per month for 36 months. Our prior lease was terminated with no penalties. We believe this new facility is adequate to meet our requirements at the current level of business activity.

Legal Proceedings

We are not a party to any legal proceedings.

Company History

Wilson Holdings, Inc., a Nevada corporation, is a holding company formerly known as Cole Computer Corporation (OTC Bulletin Board: COLV.OB). In connection with our acquisition of Wilson Family Communities, Inc., or WFC, in October 2005, we changed our name to Wilson Holdings, Inc. Wilson Family Communities, Inc. is our wholly-owned subsidiary and the operating company for our business. Our common stock was traded on the OTC Bulletin Board until May 14, 2007. We will begin trading on the American Stock Exchange on May 15, 2007. Our predecessor company was incorporated in Nevada in 1987 and became Cole Computer in 1998 until it ceased operations in early 2004.

WFC’s business was originally conducted in 2002, by Athena Equity Partners-Hays, L.P., a Texas limited partnership, or Athena. Athena engaged in various land acquisition and development activities, including the purchase, entitling, and sale of a 2,400 acre mixed-use tract composed of office, retail and residential lots in central Texas. From October 2003 to May 2005, Athena did not have significant operations. In May 2005, Athena merged with Wilson Family Communities, Inc.

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MANAGEMENT

Directors and Executive Officers

Our directors and executive officers, and certain information about them, including their ages as of May 14, 2007, are as follows:

Name	Age	Position
Directors:
Clark N. Wilson	50	Chairman of the Board, President and Chief Executive Officer
Jay Gouline	54	Director
Sidney Christopher Ney	38	Director
Barry A. Williamson	49	Director

Executive Officers:
Arun Khurana	39	Vice President and Chief Financial Officer
David Goodrum	45	Vice President of Land Development

Other Key Employees
Mark J. Gram	58	Vice President of Marketing
Donald Turner	51	Vice President of Finance and Accounting

The following is a brief description of the principal occupation and recent business experience of each of our directors, executive officers and other key employees:

Directors

Clark N. Wilson has served as the Chairman of the Board and as our President and Chief Executive Officer since October 2005. Beginning in 2002, Mr. Wilson served as a principal in Athena Equity Partners-Hays, L.P., a Texas limited partnership that specialized in commercial real estate investments, which merged with Wilson Family Communities, Inc. in May 2005. Mr. Wilson served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position in 1992. Mr. Wilson served as Vice President of Doyle Wilson Homebuilder, Inc. from 1986 to 1992. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly 25 years of experience in the homebuilding industry. Mr. Wilson also currently sits on the board of directors of Tejas Incorporated, the public parent company of Tejas Securities Group, Inc., a full-service brokerage and investment-banking firm headquartered in Austin.

Jay Gouline has served as a director of our company since March 2006. Since 1982, Mr. Gouline has served as the President of Springlake Corporation and Managing Member of Mayfield Associates, LLC, and the President of the General Partner of its predecessor in interest, Mayfield Associates Limited Partnership, both of which are private companies that engage in real estate acquisition, development and property management activities. Since 1991, Mr. Gouline also has served as an instructor at the Edward Saint John School of Real Estate at Johns Hopkins University. From September 1985 to May 1991, Mr. Gouline served as an instructor at the University of Maryland, University College. Mr. Gouline holds a B.A. in Economics and Political Science from Lake Forest College and an MBA with majors in Finance and Accounting from the University of Chicago.

Sidney Christopher Ney has served as a director of our company since October 2005. Since 1998, Mr. Ney has served as the founder and Chief Executive Officer of CoreTrac, Inc., a software company specializing in the financial industry. Mr. Ney is also a registered representative at Century Securities and a registered broker-dealer. Prior to founding CoreTrac, from 1990 to 1998, Mr. Ney worked for several broker-dealers, focusing on both investment banking and brokerage activities. Mr. Ney is a graduate of Texas A&M University.

Barry A. Williamson has served as a director of our company since October 2005. Mr. Williamson has been an attorney in private practice since 1999 and represents clients in matters involving energy, utilities,

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telecommunication, transportation, environment, deregulation, and advanced technology. From 1993 to 1999, Mr. Williamson served a six-year term on the Texas Railroad Commission, including as its Chairman in 1995. From 1988 to 1992, Mr. Williamson worked in the administration of President Ronald Reagan as a principal advisor to the U.S. Secretary of Energy, and then in the administration of President George H.W. Bush as the Director of the Minerals Management Service in the U.S. Department of the Interior. Mr. Williamson currently serves as Chairman of the Board of SPACEHAB, Inc., a publicly traded commercial and government space services company, and on the board of Tejas Incorporated. Mr. Williamson holds a B.A. in Political Science from the University of Arkansas and a J.D. from the University of Arkansas Law School.

Executive Officers

Arun Khurana has served as our Vice President and Chief Financial Officer since September 2006, and as our Vice President, Corporate Development and Governance from July 2006 to September 2006, and as an accounting and financial consultant from September 2005 to July 2006. From April 2005 to September 2005, Mr. Khurana served as a partner with Stout Casey, providing financial advisory services to public companies. From 2004 to April 2005, he served with David Powell of Texas, providing corporate governance services to public companies. From 1989 to 2003, Mr. Khurana was a senior audit manager with PricewaterhouseCoopers and Ernst & Young. Mr. Khurana holds an undergraduate degree in accounting from the University of New Delhi, India, and an MBA from the University of Missouri. He is a Certified Public Accountant licensed in Texas and Missouri and a Chartered Accountant from the Institute of Chartered Accountants, India.

David Goodrum has served as our Vice President of Land Development since October 2005 and served in the same capacity at Wilson Family Communities. From 2003 to 2005, Mr. Goodrum was a partner and General Manager of Operations, Sales and Marketing for HBH SYSTEMS, a company which provides liquid petroleum gas to residential subdivisions with contracts in Dallas, Waco and Austin, Texas. From 1998 to 2002, Mr. Goodrum served as General Manager of the El Paso County Water Authority, prior to which he served as Contracts Manager for Eco Resources, Inc. from 1994 to 1998. Mr. Goodrum also has worked as a project engineer for Warner Engineering in Palm Desert, California from 1988 to 1994, and as a civil designer with Murfee Engineering Co. in Austin from 1984 to 1988. Mr. Goodrum is a graduate of Texas State Technical Institute.

Other Key Employees

Don Turner has served as our non-executive Vice President of Finance and Accounting since December 2006. Since July 2005, Mr. Turner has served as a Consultant for our SEC Reporting, Interim Controller and CFO services. From 2004 to 2005 Mr. Turner served as Chief Financial Officer for GIGANEWS, Inc./Data Foundry, Inc. From 2002 to 2004 Mr. Turner served as Chief Financial Officer for RealVue Simulation Technologies, Inc. From 1999 to 2002 Mr. Turner served as Vice President and Chief Financial Officer of CALEB Technologies Corporation. Mr. Turner has over 25 years of experience as a Consultant, CFO and Controller with both private and public companies, in electronics, software development, distribution and homebuilding. Mr. Turner holds a B.B.A in Accounting from the University of Texas in San Antonio, Texas.

Mark J. Gram has served as our Vice President of Marketing since October 2005. From July 2005 to October 2005, he served in the same capacity at Wilson Family Communities. From 1992 to 2005, Mr. Gram served as a consultant to Centex Homes-Austin, and from 2004 to 2005, as a consultant to Grenadier Homes. Since 1978, Mr. Gram has been an independent consultant conducting real estate market research in several states, prior to which he was head of research for the Irvine Company in Newport Beach, California, which managed an 80,000-acre master planned community that eventually became Irvine, California. Mr. Gram is a graduate of Arizona State University.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

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Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors, and audits of financial statements. Specific responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;
•	evaluating the qualifications, independence and performance of our independent auditors;
•	approving the audit and non-audit services to be performed by our independent auditors;
•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;
•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing any earning announcements and other public announcements regarding our results of operations in collaboration with our management and independent auditors; and
•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

Our Audit Committee is comprised of Messrs. Gouline, Ney and Williamson. Mr. Gouline serves as Chairman of the Audit Committee. Our Board of Directors has determined that all members of the Audit Committee are independent under the rules of the Securities and Exchange Commission . The Board further has determined that Mr. Gouline qualifies as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

Compensation Committee. Our Compensation Committee assists our Board of Directors in determining the compensation of our directors, officers and other key employees. Specific responsibilities include:

•	approving the compensation and benefits of our executive officers and other key employees;
•	reviewing the performance objectives and actual performance of our executive officers and other key employees;
•	administering our stock option and other equity compensation plans; and
•

reviewing and discussing with management the compensation discussion and analysis that the Securities and Exchange Commission requires in registration statements, annual reports on Form 10-K and proxy statements that are filed with the Securities and Exchange Commission.

Our Compensation Committee is comprised of Messrs Williamson and Ney. Mr. Williamson serves as Chairman of the Compensation Committee.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee assists the board by identifying and recommending individuals qualified to become members of our Board of Directors, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•

evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our Board committees;

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•	establishing a policy for considering stockholder nominees for election to our Board of Directors; and
•	evaluating and recommending candidates for election to our Board of Directors.

Our Nominating and Corporate Governance Committee is comprised of Messrs. Ney and Williamson. Mr. Ney serves as chairman of our Nominating and Corporate Governance Committee.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. The code is intended to comply with Item 406 of Regulation S-B and Item 406 of Regulation S-K of the Securities Exchange Act of 1934. Our Code of Business Conduct and Ethics is posted on our Internet website under the “Investor Relations” tab of our “Corporate” page. Our internet website address is http://www.wilsonfamilycommunities.com.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

General Philosophy

We began expanding our operations in 2005 after the merger of WFC and Athena and currently have eleven employees and two independent contractors. Our overall strategy is to attract talented individuals by compensating them with a mix of cash compensation in the form of base salary and equity compensation in the form of stock options. Currently we do not have an incentive based compensation plan, however in 2007 we intend to implement a formal incentive based compensation plan which integrates our salary, bonus and equity incentive compensation components.

Overall Compensation

Our Compensation Committee provides oversight on our overall compensation strategy. The Compensation Committee reviews and approves compensation for executive officers annually. We perform an annual review of compensation for employees and submits recommendations to the Compensation Committee for their review and approval. Some of the factors addressed during the annual review include: our performance, individual performance, compensations prevalent in our industry and geographical markets.

For compensation relating to our Chief Executive Officer, we considered the following factors:

•	Anticipated level of difficulty of replacing our Chief Executive Officer with someone of comparable experience and skill.
•	Our performance since he has held his position.
•	Compensation of chief executive officers at five comparable companies. These comparables included three direct competitors and two companies with market capitalizations similar to us.

Based on our analysis, we established the targeted overall compensation of our Chief Executive Officer for 2006 at $240,000. This amount was lower than the targeted compensation for chief executive officers of other comparable companies, mainly because of the significant equity ownership interest in our company currently held by our Chief Executive Officer.

We followed a similar, albeit slightly less elaborate, process with respect to establishing targeted overall compensation for our Chief Financial Officer. Based upon our analysis, we set the overall targeted compensation for our Chief Financial Officer at $225,000 for 2006.

Allocation among Components:

Under our current compensation structure, the mix of base salary and equity compensation varies depending upon level:

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	Typical Base Salary	Typical Incentive Target	Typical Equity Target
Chief Executive Officer	100%	–	–
Chief Financial Officer	70%	–	30%
Vice Presidents	70%	–	30%

In allocating compensation among these elements, we believe that the compensation of our senior most levels of management should be predominately performance based and tied to our success (i.e. equity based). We did not have an incentive compensation plan during 2006 and expect to introduce a formal incentive compensation plan in 2007.

Base Salaries

We want to provide our senior management with a level of assured cash compensation in the form of base salary that facilitates what we believe is appropriate compensation given their professional status and accomplishments. For our Chief Executive Officer, for 2006 we concluded that a base salary of $240,000 was appropriate in this regard. Similarly for 2006, we concluded that a base salary of $225,000 was appropriate for our Chief Financial Officer. These ranges were not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. We performed a similar analysis with respect to other senior management. Given the competition for employees of similar experience within the central Texas area, we provide a slightly larger portion of the compensation to our Vice Presidents in the form of base salary.

Equity Compensation

The primary form of equity compensation that we have awarded consists of non-qualified and incentive stock options. We selected this form because of the favorable accounting and tax treatments and the expectation by employees in emerging growth companies in our region that they would receive stock options.

Our practice is to determine the total dollar amount of equity compensation that we want to provide and to then grant employees a certain number of stock options. These grants are typically made once a year. The awards also are made as early as practicable in the year in order to maximize the time-period for the incentives associated with the awards. The Compensation Committee schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. We are in the process of engaging a compensation consultant to assist the Compensation Committee in determining appropriate equity incentive grants for our executive officers and directors for 2007. In February 2007 our compensation committee approved stock option grants for each of our employees, other than our Chief Executive Officer and Chief Financial Officer.

In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested, except in the case of our Chief Executive Officer. It is our belief that competitors who might try to hire away our employees would not give credit for equity ownership in our company, and accordingly, to remain competitive we typically cannot afford to give credit for that factor either. However, we recognize that our Chief Executive Officer’s equity ownership in our company is so substantial that it would make it difficult for a competitor to recruit him. As a result, we subjectively considered his equity ownership in our establishment of his overall targeted compensation discussed above. For our Chief Executive Officer and our Chief Financial Officer, the cash value of the of the option awards totaled $0 and $157,500, respectively, in 2006.

Severance Benefits

We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They should also disentangle us from a former employee as soon as practicable.

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We have employment agreements for our Chief Executive Officer and Chief Financial Officer. Our severance benefits typically consist of 12 months salary. During 2006, we entered into an employment agreement with Mr. Daniel Allen, our former Chief Financial Officer. The employment agreement provided for payment of severance benefits to Mr. Allen in certain circumstances. The benefits included payment of one year of base salary; continuation of health benefits for a period of twelve months, and acceleration of vesting of stock options issued to Mr. Allen. Mr. Allen resigned effective November 9, 2006 and we have continued to pay for Mr. Allen’s salary and health benefits per the employment agreement.

On February 14, 2007, we entered into an employment agreement with Clark N. Wilson, our President and Chief Executive Officer. In the event of the involuntary termination of Mr. Wilson’s service with us, the agreement provides for monthly payments equal to Mr. Wilson’s monthly salary payments to continue for 12 months. The agreement contains a provision whereby Mr. Wilson is not permitted to be employed in any position in Texas or within 200 miles of any area in which we engage in land development or homebuilding activities in which his duties and responsibilities comprise residential land development and homebuilding for a period of one year from the termination of his employment, if such termination is voluntary or for cause, or involuntary and in connection with a corporate transaction.

On February 14, 2007, we entered into an employment agreement with Arun Khurana, our Chief Financial Officer. Pursuant to the agreement, Mr. Khurana will receive a base salary in the amount of $225,000 and a bonus in an amount up to $150,000. The agreement contains a provision whereby Mr. Khurana is not permitted to be employed in any position in Texas or within 200 miles of any area in which we engage in land development or homebuilding activities in which his duties and responsibilities comprise residential land development and homebuilding for a period of one year from the termination of his employment, if such termination is voluntary or for cause, or involuntary and in connection with a corporate transaction. Mr. Khurana’s employment is not restricted as to the provision of financial and accounting services. In the event of the involuntary termination of Mr. Khurana’s service with us, the agreement provides for monthly payments equal to Mr. Khurana’s monthly salary payments to continue for twelve months, the continuation of his benefits (including health insurance) for twelve months, and the immediate vesting of Mr. Khurana’s options to purchase our common stock.

Retirement Plans

In 2006, we instituted a defined contribution plan under section 401(k) of the Internal Revenue Code. The plan allows all employees who are over 21 years old to defer a predetermined portion of their compensation for federal income tax purposes. We will contribute up to fifty percent of an employees' contribution to the plan. During 2006, we contributed an aggregate of approximately $13,350 to the employee defined contribution plan.

Change in Control

Our senior management and other employees continue to successfully build our Company and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of the stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of the stockholders. In the event of a change in control in which members of our senior management are terminated, we would accelerate the vesting of all equity compensation. Based upon a hypothetical termination date of December 31, 2006 the change in control termination benefits for our Chief Executive Officer and Chief Financial Officer would be $94,265 and $63,000, respectively. For purposes of these benefits, a change in control is deemed to occur, in general, if (a) a stockholder or group of stockholders acquires 50% or more of our common stock, or (b) 25% or more of the directors in office were not nominated for initial election to the Board of Directors who were in office at the time of their nomination.

Perquisites and Other Benefits

Effective February 2007, we do not provide perquisites or other benefits to any of our employees. During 2006, our Chief Executive Officer was reimbursed up to a maximum of $1,000 per month for

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reimbursement of golf and social club dues. We paid $637.50 in 2006 and $637.50 in January 2007 for reimbursement of golf and social club dues. During 2006, we began providing transportation allowances of $1,000 per month to our Chief Executive Officer and $500 per month to our vice president of land development. During 2006, we paid $3,000 and $6,000 of transportation allowance to our Chief Executive Officer and Vice President of land development, respectively.

Board Process

The Compensation Committee of the Board of Directors approves all compensation and awards to executive officers, which include our Chief Executive Officer and Chief Operating Officer and other vice presidents. Generally on its own initiative the Compensation Committee reviews the performance and compensation of the Chief Executive and Chief Financial Officer. For the remaining executive officers, the Chief Executive Officer and Chief Operating Officer makes recommendations to the Compensation Committee that generally, with minor adjustments are approved.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Clark N. Wilson,
Chairman &	2006	240,000	–	–	–	–	–	4,275	244,275
CEO(1)	2005	100,000			27,590			–	127,590

Arun Khurana,	2006	75,000	–	–	94,500	–	–	96,000(2)	265,500
COO & CFO(2)	2005	–	–	–	–	–	–	–	–

Daniel Allen,	2006	149,965	–	–		–	–	29,166	179,131
CFO(3)	2005	54,687	–	–	135,051	–	–	–	189,738

David Goodrum,
Director of Land	2006	102,500	–	–	5,250	–		6,000	113,750
Development	2005	39,280	–	–	28,029	–	–	–	67,309

Bob Antle, VP of
Homebuilding & Homebuilding	2006	146,667	–	–	23,250	–	–	–	169,917
Svs(4)	2005	–	–	–	–	–	–	–	–

Mark Gram
Senior VP of	2006	80,000	–	–	–	–	–	16,459	96,459
Marketing	2005	46,666	–	–	27,814	–	–	–	74,480

Donald Turner,	2006	–	–	–	–	–	–	144,000(2)	144,000
VP of Finance(2)	2005	–	–	–	–	–	–	–	–

(1)	Clark Wilson served as our President and Chief Executive Officer beginning in October 2005 following our merger with Wilson Family Communities, Inc.
(2)

Mr. Khurana and Mr. Turner are both partners in Izon Consulting LLC. Prior to joining Wilson as an employee, Mr. Khurana performed services as a consultant to us. The amounts reflect the total amount paid by us prior to Mr. Khurana joining Wilson as an employee. Mr. Turner continues to perform services as a contractor and partner of Izon Consulting LLC.

(3)	Amounts paid under severance agreement.
(4)	Mr. Antle served as our non-executive Vice President of Homebuilding and Homebuilding Services in 2006.

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Stock Option Grants In Last Fiscal Year

We issued the following options to our executive officers and other key employees in 2006:

•	On July 13, 2006, we granted an option to purchase 125,000 shares to Arun Khurana at an exercise price of $2.26 per share, such option to expire ten years from the date of grant.
•	On July 13, 2006, we granted an option to purchase 50,000 shares to Daniel Allen at an exercise price of $2.26 per share, such option to expire ten years from the date of grant.
•	On July 13, 2006, we granted an option to purchase 50,000 shares to David Goodrum at an exercise price of $2.26 per share, such option to expire ten years from the date of grant.
•	On March 28, 2006, we granted an option to purchase 100,000 shares to Bob Antle at an exercise price of $2.00 per share, such option to expire ten years from the date of grant.
•	On July 13, 2006, we granted an option to purchase 50,000 shares to Bob Antle at an exercise price of $2.26 per share, such option to expire ten years from the date of grant.

Option Exercises and Stock Vested

No options were exercised during 2005 or 2006.

2005 Stock Option/Stock Issuance Plan

In connection with our acquisition of Wilson Family Communities, Inc., we assumed the 2005 Stock Option/Stock Issuance Plan that had previously been adopted by the Board of Directors and stockholders of Wilson Family Communities, Inc., a Delaware corporation, pursuant to the merger of WFC into our company. The Plan permits grants of options or restricted stock to employees, board members, officers or consultants. The Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has the authority to determine the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The Compensation Committee also has the power to interpret the Plan and to create or amend its rules. In February 2007, our Board approved a 819,522 share increase in the number of shares issuable pursuant to our option plan for a total of 2.5 million shares issuable pursuant to the plan.  In April 2007 our stockholders approved this increase.

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Outstanding Equity Awards at 2006 Fiscal Year-End

Option Awards							Stock Awards
Name	Number of Securities Underlying Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Clark N. Wilson(1)	100,000	–	–	$2.00	5/28/2015	–	–	–	–
Arun Khurana(2)	125,000	–	–	$2.26	7/10/2016	–	–	–	–
Daniel Allen(3)	100,000	–	–	$2.00	2/9/2007	–	–	–	–
David Goodrum(4)	100,000	–	–	$2.00	8/29/2015	–	–	–	–
	50,000	–	–	$2.26	7/12/2016
Bob Antle(5)	100,000	–	–	$2.00	3/27/2006	–	–	–	–
	50,000	–	–	$2.26	7/12/2016
Mark Gram(6)	100,000	–	–	$2.00	5/30/2015	–	–	–	–
Donald Turner	–	–	–	–	–	–	–	–	–

(1)	All outstanding options can be exercised. 26,667 options were vested as of December 31, 2006.
(2)	All outstanding options can be exercised. 75,000 options were vested as of December 31, 2006.
(3)	100,000 shares granted August 30, 2005, all of which were vested at December 31, 2006, and expired in February, 2007.
(4)

All outstanding options can be exercised. 100,000 shares granted August 30, 2005, 26,667 shares were vested as of December 31, 2006. 50,000 shares granted July 13, 2006, none of which were vested as of December 31, 2006.

(5)

All outstanding options can be exercised. 100,000 shares were granted March 28, 2006, 26,667 shares of which were vested as of December 31, 2006. 50,000 shares were granted July 13, 2006, none of which were vested as of December 31, 2006.

(6)	All outstanding options can be exercised. 100,000 shares were granted August 30, 2005, 26,667 of which were vested as of December 31, 2006.

Inapplicability of ERISA

Based upon current law and published interpretations, we do not believe the Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

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Director Compensation

As the only director on our Board of Directors who also is an employee of our company, Mr. Clark Wilson does not receive any additional compensation for his service as a member of our Board of Directors. We reimburse our directors for travel and lodging expenses in connection with their attendance at Board and committee meetings. Our non-employee directors each received an option to purchase 20,000 shares of common stock upon joining our Board. To the extent that options were granted to our Board members by Wilson Family Communities, Inc., we assumed all of those options in connection with our acquisition of WFC. In addition, in 2006 our non-employee directors received an annual retainer of $25,000. Mark Dotzour joined us as an advisor to our Board of Directors in December 2006. His annual compensation is comprised of an annual retainer of $15,000 and an option to purchase 5,000 shares of common stock.

Director Compensation -2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Clark N. Wilson	-	-	-	-	-	-	-
Jay Gouline	23,884	-	24,000	-	-	-	47,884
Michael Luigs(1)	30,750	-	26,357	-	-	-	57,107
Sidney Christopher Ney	37,000	-	26,357	-	-	-	63,357
Barry A. Williamson	37,000	-	26,357	-	-	-	63,357

(1)	Mr. Luigs served on our board until November 2, 2006. All stock options granted to Mr. Luigs expired unexercised following his resignation.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee of our Board of Directors serves or has served as an officer or employee of Wilson Holdings.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of May 14, 2007, and as adjusted to reflect the sale of the common stock offered by this prospectus (assuming no purchase of such offered common stock by an existing stockholders, directors or officers), by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our current executive officers and directors; and
•	all of our directors and executive officers as a group.

For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Ownership percentages reflected are calculated based on 18,055,539 shares of common stock issued and outstanding as of the date hereof and include securities exercisable to purchase shares of common stock or convertible into shares of common stock only for the holder of such derivative securities. We also currently have outstanding options to purchase 735,000 shares of common stock, warrants to purchase 1,157,187 shares of our common stock at an exercise price of $2.00 per share, and convertible promissory notes which can be converted into 8,375,000 shares of our common stock. Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Directors and Executive Officers:
Clark N. Wilson (1)	13,699,888	74.9%
Jay Gouline (2)	30,000	*
Sidney Christopher Ney (2)	40,000	*
Barry A. Williamson (2)	40,000	*
Arun Khurana (2)	125,000	*
David Goodrum (2)	150,000	*
All Directors and Executive Officers (7 persons)	13,985,888	74.8%

Other 5% Stockholders:
Tejas Securities Group, Inc. 401(k) Plan & Trust FBO John J. Gorman, John J. Gorman TTEE (3)	4,145,213	21.8%
Grandview LLC (4)	1,946,875	9.7%
LC Capital Master Fund (5)	1,983,904	9.9%

*	Indicates ownership of less than 1%.

_____________

(1)

Includes 12,460,826 shares held directly by Mr. Wilson, 100,000 shares issuable upon exercise of stock options, 125,000 shares issuable upon the conversion of convertible promissory notes, and 14,062 shares issuable upon the exercise of warrants. Also includes 1,000,000 shares held by certain trusts for the benefit of Mr. Wilson’s minor children. Mr. Wilson does not have voting or dispositive power over the shares held by such trusts and Mr. Wilson disclaims beneficial ownership of such shares.

(2)	All shares listed as owned are issuable upon exercise of stock options.
(3)	Includes 900,000 shares issuable upon conversion of convertible promissory notes and 101,250 shares issuable upon the exercise of warrants.
(4)	Share ownership pursuant to Schedule 13D/A filed October 3, 2006. All shares listed as owned are issuable upon conversion of convertible promissory notes and the exercise of warrants.
(5)	Shares ownership pursuant to Schedule 13D filed November 14, 2006. All shares listed as owned are issuable upon conversion of convertible promissory notes and the exercise of warrants. Pursuant to certain contractual agreements between LC Capital Master Fund and us, LC Capital Master Fund may only elect to convert that number of shares issuable upon conversion of its convertible promissory notes or exercise that number of shares issuable upon exercise of its warrants equal to 9.9% of our outstanding common stock. Absent such contractual agreements, LC Capital Master Fund would be deemed to beneficially own 4,171,875 shares of common stock, all of which would be issuable upon conversion of convertible promissory notes or exercise of warrants.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2004, Clark N. Wilson became the sole remaining partner of Athena, a predecessor entity to Wilson Family Communities, Inc., or WFC. On May 31, 2005, Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 857,142.86 shares of WFC common stock. Also at the time of the merger, trusts belonging to various members of Mr. Wilson’s family purchased 1,000,000 shares of common stock of WFC for $60,000.

In March 2005, three trusts for the benefit of Clark Wilson’s minor children, but for which Mr. Wilson has no voting or dispositive power, purchased a promissory note for $279,800 from an unrelated third party. The land that underlies the promissory note was sold to Athena by the unrelated third party that sold the promissory notes to the three trusts. The notes are secured by approximately 15 acres of land originally purchased by Athena. The terms of the notes payable to the trusts remained the same as the prior note issuer with interest at 8% per annum, but the maturity date was changed from October 7, 2008 to April 4, 2006, and then further extended to April 4, 2008 when the entire principal and interest will be due and payable.

In June 2005, Clark N. Wilson, our President and CEO and a director, purchased 2,200,000 shares of Series A Convertible Preferred Stock from WFC for $1.00 per share. These shares were converted into 2,200,000 shares of our common stock at the time of the merger of WFC into our company. In September 2006, Mr. Wilson purchased $250,000 in principal amount of convertible promissory notes in a financing which raised gross proceeds to us of $6.75 million.

In December 2005, John Gorman, one of our 5% stockholders, purchased $800,000 in principal amount of convertible promissory notes in a financing which raised gross proceeds to us of $10 million. In September 2006, Mr. Gorman purchased $1 million in principal amount of convertible promissory notes in a financing which raised gross proceeds to us of $6.75 million.

In August 2005, WFC repaid $121,000 that Mr. Wilson had advanced to Athena prior to its merger with WFC for working capital. In October 2005, WFC repaid the remaining $140,000 advanced by Mr. Wilson to Athena.

During 2005, Mr. Wilson’s brother provided services to us of approximately $36,000. During 2006, Mr. Wilson’s brother provided services to us for which he was paid approximately $20,000. These services were primarily related to the development of information systems for us. Management believes that these services were provided at fair market value.

Prior to becoming our CFO, Arun Khurana provided his services and the services of other professionals to us through the consulting firm of Izon Consulting LLC (aka Khurana LLC). Izon Consulting LLC received payments of approximately $66,000 and $264,000 for the years ended 2005 and 2006, respectively. The services provided included SEC and financial statement document preparation, and various accounting and consulting projects. Donald Turner, a partner in Izon Consulting LLC, also provided services during the same periods and was compensated out of the amounts paid to Izon Consulting LLC.

Real Property Purchase

SGL Development, Ltd. and SGL Investments, Ltd., referred to together as SGL, were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% of the property and John O. Gorman indirectly owned 12.33% of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to WFC in exchange for 1,260,826 and 1,143,963, respectively, of the 2,404,789 preferred shares issued by WFC in the transaction. SGL then sold the remaining property, approximately 74.08%, to WFC in exchange for notes payable of approximately $6.9 million. We believe that WFC purchased the property at fair market value due to the price paid for the preferred stock by the other parties involved in the transaction. The notes payable issued had principal and interest due at maturity on June 30, 2006, with interest at the prime rate as reported in The Wall Street Journal adjusted for changes, for the first six months, prime rate plus 2.00% for the second six months and prime rate plus 2.25% thereafter with an exercise of an extension period of 90 days on the notes if the notes are not in default. The interest rate on the notes increased to 9.75% as of March 31, 2006. The notes are secured by the entire property acquired. There is a provision for partial releases of the land, lots, and tracts, with assignments ranging from 100% to 140% of the par value per acre as a condition of the releases.

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As of June 2006, we had repaid approximately $700,000 in principal through the sale of acreage lots and during June 2006, we refinanced the loan balance of $6.2 million with a financial institution.

Agreements with Tejas Securities Group, Inc.

In connection with the placement of $10.0 million of our convertible promissory notes in December 2005, we entered into an agreement with Tejas Securities Group, Inc., or Tejas,  pursuant to which Tejas served as our placement agent in connection with the offering. Pursuant to this agreement, we paid Tejas $450,000 in cash and granted a warrant to Tejas to purchase 750,000 shares of our common stock. In connection with the placement of an additional $6.75 million of our convertible promissory notes in September 2006, we entered into an additional agreement with Tejas pursuant to which Tejas served as our placement agent in connection with the offering. Pursuant to this agreement, we paid Tejas commissions of $70,000 and have reimbursed Tejas for its expenses. John J. Gorman is the Chairman of the Board of Tejas Securities Group, Inc. and of Tejas Incorporated, the parent company of Tejas Securities Group, Inc. Mr. Gorman is the beneficial owner of 4,043,963 shares of our common stock. In December 2006, Tejas exercised the warrant we issued to them in connection with the December 2005 private placement pursuant to the net-exercise provision of the warrant. We issued 348,913 shares of common stock to them in connection with their complete exercise of this warrant.

Clark N. Wilson, who serves as our President and Chief Executive Officer and is a director, has served on the board of directors of Tejas Incorporated, since October 1999, and is compensated for such service. Mr. Wilson owns 1,000 shares of Tejas Incorporated common stock and options to purchase an additional 10,000 shares of common stock.

Barry A. Williamson is a member of our Board of Directors and, until January 31, 2006, was a member of the board of directors of Tejas Incorporated, the parent company of our placement agent for the sale of our convertible notes. Mr. Williamson was re-appointed to the Board of Tejas Incorporated in November 2006.

Employment Agreements with Executive Officers

On February 14, 2007, we entered into an employment agreement with Clark N. Wilson, our President and Chief Executive Officer. In the event of the involuntary termination of Mr. Wilson’s service with us, the agreement provides for monthly payments equal to Mr. Wilson’s monthly salary payments to continue for 12 months. The agreement contains a provision whereby Mr. Wilson is not permitted to be employed in any position in which his duties and responsibilities comprise residential land development and homebuilding in Texas or in areas within 200 miles of any city in which we are conducting land development or homebuilding operations at the time of such termination of employment for a period of one year from the termination of his employment, if such termination is voluntary or for cause, or involuntary and in connection with a corporate transaction.

On February 14, 2007, we entered into an employment agreement with Arun Khurana, our Chief Financial Officer. The agreement contains a provision whereby Mr. Khurana is not permitted to be employed in any position in which his duties and responsibilities comprise residential land development and homebuilding in Texas or in areas within 200 miles of any city in which we are conducting land development or homebuilding operations at the time of such termination of employment for a period of one year from the termination of his employment, if such termination is voluntary or for cause, or involuntary and in connection with a corporate transaction. Mr. Khurana’s employment is not restricted as to the provision of financial and accounting services. In the event of the involuntary termination of Mr. Khurana’s service with us, the agreement provides for monthly payments equal to Mr. Khurana’s monthly salary payments to continue for twelve months, the continuation of his benefits (including health insurance) for twelve months, and the immediate vesting of Mr. Khurana’s options to purchase our common stock.

Consulting Agreement with Audrey Wilson

In March 2007 we entered into a consulting agreement with Audrey Wilson, the wife of Clark N. Wilson, our President and Chief Executive Officer. Pursuant to the consulting agreement, we have agreed to pay Ms. Wilson $10,000 per month for a maximum of 6 months. Ms. Wilson has agreed to devote at least twenty-five hours per week assisting us with the following activities: (i) the establishment of “back-office” processes for homebuilding activities, including procurement, sales and marketing and other related activities, and (ii) developing our marketing strategy for marketing and sale of land to homebuilders. We can end our consulting relationship with Ms. Wilson at any time by giving Ms. Wilson 30 days notice. We believe that the services Ms. Wilson is providing to us are being provided at fair market value. We do not anticipate extending our consulting relationship with Ms. Wilson beyond the six month period provided in the consulting agreement.

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DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus, 18,055,539 shares of our common stock are issued and outstanding. Each share of common stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our stockholders. There are no cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares of our capital stock, and the common stock is not subject to conversion or redemption. In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of any other securities subsequently issued, holders of the common stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available. We have not paid any dividends since our inception and we have no intention of paying any dividends in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend, among other things, on our earnings, our operating results and financial condition, our anticipated capital requirements, and general business conditions.

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Preferred Stock

Our board of directors will have the authority, without further action by the shareholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions of the authorized preferred stock and to issue shares of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power for the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the shareholders. At present, we have no plans to issue any shares of preferred stock.

Warrants and Options

In connection with our acquisition of WFC, we adopted the Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan, or the Plan, pursuant to which we may issue to our officers, directors, employees and consultants incentive stock options, non-qualified stock options and shares of restricted stock. The Plan provides for the issuance of up to 1,680,478 shares of our common stock pursuant to awards made under the Plan. As of the date of this prospectus, we had options outstanding under the Plan to purchase a total of 735,000 shares of our common stock. In April 2007 we increased the number of shares issuable under the plan to a total of 2,500,000 shares.

All of our outstanding options expire ten years after the date of grant. The Plan is designed to qualify under the Internal Revenue Code as an incentive stock option plan. We may issue incentive awards covering up to an additional 2,500,000 shares of our common stock under the Plan.

In connection with our sale of convertible notes in December 2005, we issued warrants to purchase an aggregate of 750,000 shares of common stock to the purchasers of the convertible notes. 187,500 of the shares under such warrants will never vest and 562,500 shares have vested and are currently outstanding and exercisable.

In connection with our sale of convertible notes in September 2006, we issued warrants to purchase an aggregate of 506,250 shares of common stock to the purchasers of the convertible notes. Of these warrants, 126,563 shares will not vest and the remaining warrants to purchase 379,687 shares have vested and are currently outstanding and exercisable.

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The convertible notes that we sold in December 2005 and September 2006 were placed by Tejas Securities Group, Inc., a wholly-owned broker-dealer subsidiary of Tejas Incorporated, a public company. In connection with these placements and as a portion of the placement agent fees in connection with the placements, we have issued to Tejas Securities Group, Inc. a warrant to purchase 750,000 shares of our common stock. The warrant has an exercise price of $2.00 per share and may be exercised on a net exercise, cashless basis. In December 2006, Tejas exercised the warrant we issued to them in connection with the December 2005 private placement pursuant to the net exercise provision of the warrant. We issued 348,913 shares of common stock to them in connection with their complete exercise of this warrant.

Anti-Takeover Provisions

Provisions of Nevada law, our articles of incorporation, or our bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. The provisions of Nevada law and in our articles of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Nevada Anti-Takeover Statute. We may become subject to Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378 –78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. We may become subject to Nevada’s Control Share Acquisition Act at such time as we have 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada, and if we conduct business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

As a Nevada corporation, we also are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock.

Provisions of Charter and Bylaws. In addition, provisions of our articles of incorporation and bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions:

•

Authorized but Unissued Shares. Our authorized but unissued shares of common stock are available for our Board of Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt by a third party to obtain control of our company by means of a proxy context, tender offer, merger or other transaction.

•

Supermajority Vote Provisions. The Nevada Revised Statutes provide generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a Nevada corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Our articles and bylaws do not currently require any approval of more than a majority of our outstanding shares in order to amend our articles of incorporation or bylaws.

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•

Indemnification. Our articles of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, our charter limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Nevada law. We also enter into indemnification agreements with our officers and directors.

Registration Rights

In connection with our sale of convertible notes in December 2005, we entered into a Registration Rights Agreement with the original purchasers of such notes. A similar Registration Rights Agreement was entered into in connection with our sale of convertible notes in September 2006. Pursuant to these registration rights, we are obligated to file within 45 days of the closing date of the sale of the convertible notes a registration statement to register the resale from time to time of the shares of common stock issuable upon the conversion of such convertible notes and the shares of common stock issuable upon the exercise of the warrants issued in conjunction with the note financings, which are collectively referred to as the Registrable Shares. We are obligated to use our commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible, but in no event later than 120 days after the closing date of the closing of each note financing. Subject to certain blackout restrictions, we will be required to maintain such registration statement’s effectiveness for two years, or earlier at such time as either (i) the purchasers of the convertible notes may sell all of their Registrable Shares without regard to the volume limitations in accordance with Rule 144(k) under the Securities Act, or (ii) all Registrable Shares have been sold by the holders of such Registrable Shares, which effective period is referred to as the Effectiveness Period.

If the Registrable Shares are not able to be resold pursuant to an effective registration statement at any time during the Effectiveness Period, holders of at least 25% of the outstanding Registrable Shares may request that we effect a registration of such Registrable Shares as soon as practicable, and in any event within 30 days of such request. We are not required to effect more than three such registrations during any consecutive 12-month period. Also, if the Registrable Shares are not able to be resold pursuant to an effective registration statement at any time during the Effectiveness Period and we propose to register any of our common stock (other than a registration filed on Form S-4 or Form S-8), we are required to offer the holders of the notes the opportunity to register such number of Registrable Shares on such registration statement as each such holder may request. If such a registration involves an underwritten offering, the number of Registrable Shares that may be registered pursuant to the preceding sentence and may be included in such registration statement is subject to adjustment if we are advised by the managing underwriter in an underwritten offering that the inclusion of such Registrable Shares is likely to affect materially and adversely the success of the offering or the price that would be received for any shares of common stock offered in such offering.

We have agreed to pay all costs and expenses associated with the registration of the Registrable Shares other than legal fees for more than one legal counsel for the selling holders and underwriters’ fees, discounts or commissions relating to the sale of the Registrable Shares. Each Registration Rights Agreement also contains customary indemnification provisions between us and the holders of the Registrable Shares.

Convertible Debt

The convertible debt and the related warrants will be accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, “Application of Issue No. 98-5 to Certain Convertible Instruments” and EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” We obtained an independent third party valuation to determine the fair market value of our common stock. Based on the fair market value of our common stock, we booked the amount of the beneficial conversion feature in accordance with accounting treatment stated in the above EITF’s.

Our Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc., 350 Indiana St., Suite 800, Golden, CO, 80401.

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SHARES ELIGIBLE FOR FUTURE SALE

This Offering

Upon completion of this offering, we expect to have 23,055,539 shares of common stock outstanding. This number assumes no exercise of the underwriters’ over-allotment option or any other outstanding options and warrants or the conversion of any indebtedness under outstanding convertible promissory notes. We expect to have 23,805,539 shares of common stock outstanding if the underwriters’ over-allotment option is exercised in full. Of these shares, the 5,000,000 shares of common stock issued in this offering (5,750,000 shares if the underwriters’ over-allotment option is exercised in full) will be freely tradable without restrictions or further registration under the Securities Act, except that any shares purchased by or “affiliates”, as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act.

Restricted Stock, Lock-Up Agreements and Rule 144

Of the 18,055,539 shares of common stock currently outstanding, 17,153,702 shares are restricted securities within the meaning of Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption offered by Rule 144. Our officers and directors have agreed not to sell or otherwise dispose of any of their shares of common stock totaling 13,460,826 shares for a period of twelve months after completion of this offering. In addition, we have entered into agreements with the holders of our convertible debt pursuant to which they will agree not to sell or otherwise dispose of any of their convertible debt (or shares of common stock issuable upon conversion thereof) (i) acquired in December 2005 for a period of 90 days after completion of this offering and (ii) acquired in September 2006 for a period of 180 days after completion of this offering, without the prior written consent of Capital Growth Financial, LLC, the representative of the underwriters. After the expiration of the lock-up period, or earlier with the prior written consent of Capital Growth Financial, LLC, all off the outstanding restricted shares subject to the lock-up may be sold in the public market pursuant to Rule 144 or pursuant to an effective registration statement if one is in effect at such time.

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current pubic information about our company. In addition, under Rule 144(k) promulgated under the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Options, Convertible Debt and Warrants

As of March 31, 2007, 735,000 shares of common stock were issuable upon exercise of outstanding stock options, 8,375,000 shares are issuable upon the conversion of indebtedness under outstanding convertible promissory notes and 1,157,187 shares are issuable upon exercise of outstanding warrants. Of such shares, 9,840,776 of which are subject to lock-up agreements with the underwriters with terms as described above.

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UNDERWRITING

Capital Growth Financial, LLC is acting as the representative of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the securities being offered. In connection with this offering and subject to certain conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of shares set forth opposite the name of each underwriter:

Underwriters	Number of Shares
Capital Growth Financial, LLC	5,000,000

Total	5,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option, if any shares are purchased. The underwriting agreement also provides that the obligations of the several underwriters to pay for and accept delivery of the shares are subject to the approval of certain legal matters by counsel and other conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and no proceedings for this purpose have been instituted or threatened by the Securities and Exchange Commission.

The representative of the underwriters has advised us that the underwriters propose to offer our shares to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $0.1218 per share. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $0.10 per share. After completion of the pubic offering of the shares, the offering price, the concession to selected dealers and the reallowance to their dealers may be changed by the underwriters.

The underwriters have informed us that they do not expect to confirm sales of the shares offered by this prospectus on a discretionary basis.

Over-Allotment Option

Pursuant to the underwriting agreement, we have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 750,000 shares on the same terms as the other shares being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the shares that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses, based on an offering price of $3.25 per share of common stock, will be $18,687,500, $1,380,000 and $17,307,500, respectively.

Stabilization

The rules of the Securities and Exchange Commission generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below the price that would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids, further described as follows:

•

stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress;

•

short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our securities than it purchases from us in this offering. In order to cover the

60

resulting short position, the managing underwriter may exercise the over-allotment option described above or may engage in syndicate covering transactions; there is no contractual limit on the size of any syndicate covering transaction; the underwriters will deliver a prospectus in connection with any such short sales; and purchasers of securities sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of securities covered by the registration statement of which this prospectus is a part;

•

syndicate covering transactions are bids for, or purchases of, our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of such underwriters; and

•

a penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the shares of common stock originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the American Stock Exchange or otherwise.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters’ Compensation

We have agreed to sell the shares to the underwriters at the offering price of $3.01 per share, which represents the offering price of the shares set forth on the cover page of this prospectus less the 7.5% underwriting discount The underwriting agreement also provides that Capital Growth Financial, LLC will be paid a non-accountable expense allowance equal to 1.75% of the gross proceeds from the sale of the shares offered by this prospectus, excluding any shares purchased upon exercise of the over-allotment option. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Total
	Per share	Without Over-Allotment	With Over- Allotment

Underwriting discount	$ 0.24	$1,200,000	$ 1,380,000
Non-accountable expense allowance(1)	$ 0.06	$ 300,000	$ 300,000

(1)	The non-accountable expense allowance is not payable with respect to the shares sold upon exercise of the underwriters' over-allotment option. The non-accountable expense allowance is intended to reimburse the underwriters for legal, accounting, due diligence and other administrative fees associated with the underwriters professional services rendered. We have paid $50,000 to the representative of the underwriter as an advance against the expense allowance, which will reduce the expense allowance payable at the closing of the offering.

We have agreed to sell the underwriter, for nominal consideration, a warrant to (the "Representative's Warrant") purchase up to 500,000 shares of our common stock, which is equal to 10% of the shares sold in this offering not including shares sold in any over-allotment. The shares issuable upon exercise of the Representative's Warrant are identical to those offered by the prospectus except that the Representative's Warrant is exercisable at an exercise price of $4.06 per share, which is equal to 125% of the public offering price per share, commencing one year from the date of this prospectus. The shares of common stock underlying the Representative's Warrant may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days from the effective date of the offering except by officers and partners of the underwriter and members of the selling group and/or their officers and partners. The Representative's Warrant grants to holders demand and “piggyback” rights for a period of five and seven years, respectively, from the date of this prospectus with respect to registration under the Securities Act of the option. We will bear all fees and

61

expenses related to registering the securities, other than underwriting commissions, which shall be paid for by the holders. The exercise price and the number of shares issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consultation.

            We have granted the representative of the underwriters the right to have a designee present at all meetings of our board of directors for a period of two years from the effective date of this prospectus. The designee will be entitled to the same notice and communications sent by us to our directors and to attend directors' meetings but will not have voting rights. The representative has not named a designee as of the date of this prospectus. s.

            As of the closing of this offering, we will enter into a two-year consulting agreement with the representative, Capital Growth Financial, LLC, whereby it will be retained as the Company's non-exclusive consultant to provide general financial advisory and investment banking services. As consideration for Capital Growth Financial, LLC's consulting services, we have agreed to pay a fee of $3,333 per month for 24 months with an aggregate amount of $80,000 payable at the closing of this offering.

NASD's Conflict of Interest Rule

            In connection with this public offering, Tejas Securities Group, Inc. , or Tejas, will provide services as a selected dealer. Certain affiliates of Tejas beneficially own more than 10% of the Company's common stock. In addition, Clark N. Wilson, our President, Chief Executive Officer and director, and Barry A. Williamson, a director, serve on the board of directors of Tejas Incorporated, the parent company of Tejas. As a result of the foregoing, Tejas is deemed to have a "conflict of interest" as defined in Rule 2720(b)(7) of the Conduct Rules of the NASD. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 which requires that the initial public offering prices of the common stock be no higher than that recommended by a "qualified independent underwriter," as defined in Rule 2720. Capital Growth Financial, LLC has assumed the responsibilities of acting as qualified independent underwriter, has performed due diligence investigations and has reviewed and participated in the preparation of the registration statement and the prospectus related to this offering. Capital Growth Financial, LLC will receive no compensation for such role. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without prior approval of the customer.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon on our behalf by Woodburn and Wedge, Reno, Nevada. Certain legal maters will be passed upon for the underwriters by Arnstein & Lehr LLP.

EXPERTS

The consolidated financial statements of Wilson Family Communities, Inc. as of December 31, 2006, 2005 and 2004 and for the years then ended, have been included herein in reliance upon the report of PMB Helin, Donovan, LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The results of the valuation of our real estate holdings in the Austin, Texas area as of March 12, 2007 have been included herein in reliance on the report of Kauttu Valuation, independent of Wilson Holdings, Inc., appearing elsewhere herein, and upon the authority of said firm as experts in real estate valuation. A copy of the report is included as Exhibit 99.1 to the Registration Statement on Form S-1 of which this prospectus forms a part.

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WHERE YOU CAN FIND MORE INFORMATION

In connection with the shares offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to our shares and us, you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to herein. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission’s public reference facilities, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and information statements and other information registrants that file electronically. The address of the site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at the public reference room facilities of the Securities and Exchange Commission at the address set forth above, and copies of such material may be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates. Because we file documents electronically with the Securities and Exchange Commission, you may also obtain this information by visiting the web site of the Securities and Exchange Commission at http://www.sec.gov.

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F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Wilson Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Wilson Holdings, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, partners’ equity and stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for the years ended December 31, 2006, 2005 and 2004 in conformity with generally accepted accounting principles in the United States of America.

PMB HELIN DONOVAN, LLP

/s/ PMB Helin Donovan, LLP

Austin, Texas

February 12, 2007

F-2

WILSON HOLDINGS, INC.
Consolidated Balance Sheets
As of December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and cash equivalents	$2,673,056	10,019,816
Restricted cash	2,192,226	-
Inventory
Land	20,735,131	12,299,872
Construction in progress	10,020,847	655,145
Total inventory	30,755,978	12,955,017
Other assets	196,195	48,056
Debt issuance costs, net of amortization	1,458,050	1,420,669
Equipment and software, net of accumulated depreciation and amortization of $46,358 and $4,961, respectively	97,956	70,875
Total assets	37,373,461	24,514,433

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	1,376,117	111,275
Accrued real estate taxes payable	454,764	148,162
Accrued expenses	529,090	135,168
Accrued interest	302,555	237,592
Deferred revenue	11,223	11,223
Lines of credit	6,436,706	253,945
Notes payable	9,466,621	6,683,879
Notes payable, related party	279,800	279,800
Subordinated convertible debt, net of $8,196,014 and $5,002,500 discount, respectively	8,395,876	4,997,500
Derivative liability, convertible note compound embedded derivative	7,462,659	4,500,000
Derivative liability, contingent warrants issued to subordinated convertible debt holders	1,883,252	675,000
Total liabilities	36,598,663	18,458,944

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 80,000,000 shares authorized, 18,055,538 and 17,706,625 shares issued and outstanding at December 31, 2006 and 2005, respectively	18,056	17,707
Additional paid in capital	16,809,885	7,697,868
Retained deficit	(16,053,143)	(1,660,086)
Total stockholders’ equity	774,798	6,055,489
Total liabilities and stockholders’ equity	$37,373,461	24,514,433

See accompanying notes to the consolidated financial statements.

F-3

WILSON HOLDINGS, INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Revenues:
Homebuilding and related services	$5,217,564	-	-
Land sales	1,516,952	255,000	-
Total revenues	6,734,516	255,000	-

Cost of revenues:
Homebuilding and related services	4,346,186	-	-
Land sales	1,070,856	114,587	-
Total cost of revenues	5,417,042	114,587	-

Gross profit:
Homebuilding and related services	871,378	-	-
Land sales	446,096	140,413	-
Total gross profit	1,317,474	140,413	-

Costs and expenses:
Corporate general and administration	4,352,999	1,199,577	48,296
Sales and marketing	817,595	224,936	-
Total costs and expenses	5,170,594	1,424,513	48,296
Operating loss	(3,853,120)	(1,284,101)	(48,296)
Other income (expense):
Loss on fair value of derivatives	(8,469,457)	(172,500)	-
Interest and other income	290,335	100,345	26
Interest expense	(2,360,815)	(358,188)	(10,793)
Total other expense	(10,539,937)	(430,343)	(10,767)
Net loss	$(14,393,057)	(1,714,443)	(59,063)

Basic and diluted loss per share	$(0.81)	(0.22)	-

Basic and diluted weighted average common shares outstanding	17,711,405	7,755,646	-

See accompanying notes to the consolidated financial statements.

F-4

WILSON HOLDINGS, INC.
Consolidated Statements of Partners’ Equity and Stockholders’ Equity
Years Ended December 31, 2006, 2005 and 2004

		Series A Preferred Stock			Common Stock
	Partners’ Equity	Shares	Amount	Additional Paid In Capital	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total
Balances at December 31, 2003	$ -	-	$ -	$ -	-	$ -	$ -	$ -	$ -
Contributions	131,706	-	-	-	-	-	-	-	131,706
Net Loss	(59,063)	-	-	-	-	-	-	-	(59,063)
Balances at December 31, 2004	72,643	-	-	-	-	-	-	-	72,643
Net loss through May 31, 2005	(54,357)	-	-	-	-	-	-	-	(54,357)
Common Stock issued in exchange for Cash and Partnership interests	(18,286)	-	-	-	9,000,000	9,000	9,286	-	-
Sale of Common Stock	-	-	-	-	1,000,000	1,000	59,000	-	60,000
Sales of Series A Convertible Preferred Stock	-	4,400,000	4,400	4,395,600	-	-	-	-	4,400,000
Series A Preferred Stock exchanged for land	-	2,404,789	2,405	2,402,384	-	-	-	-	2,404,789
Preferred Stock exchanged for Common Stock	-	(6,804,789)	(6,805)	(6,797,984)	6,804,789	6,805	6,797,984	-	-
Shares Issued in Merger	-	-	-	-	901,836	902	(902)	-	-
Warrants issued for transaction costs for subordinated convertible debt	-	-	-	-	-	-	832,500	-	832,500
Net loss from June 1 through December 31, 2005	-	-	-	-	-	-	-	(1,660,086)	(1,660,086)
Balances at December 31, 2005	-	-	-	-	17,706,625	17,707	7,697,868	(1,660,086)	6,055,489
Stock-based compensation expense	-	-	-	-	-	-	544,866	-	544,866
Warrants issued at fair value	-	-	-	-	-	-	1,117,500	-	1,117,500
Recharacterization of derivative liabilities to equity	-	-	-	-	-	-	7,450,000	-	7,450,000
Cashless exercise of warrants	-	-	-	-	348,913	349	(349)	-	-
Net loss	-	-	-	-	-	-	-	(14,393,057)	(14,393,057)
Balances at December 31, 2006	$ -	-	$ -	$ -	18,055,538	$ 18,056	$ 16,809,885	$(16,053,143)	$ 774,798

See accompanying notes to the consolidated financial statements.

F-5

WILSON HOLDINGS, INC. Consolidated Statements of Cash Flows For the Years Ended December 31, 2006, 2005 and 2004
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(14,393,057)	(1,714,443)	(59,063)
Non cash adjustments:
Loss on fair value of derivative liability	8,469,457	172,500	-
Amortization of subordinated convertible debt discount	917,330	-	(95,554)
Amortization of debt issuance costs	216,037	-	-
Stock-based compensation expense	544,866	-	-
Depreciation and amortization	55,577	4,961	-
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in total inventory	(10,935,701)	(3,283,886)	-
Increase in other assets	(148,139)	(48,056)	-
Increase in accounts payable	1,264,842	111,276	-
Increase in accrued real estate taxes payable	305,902	148,862	-
Increase in accrued expenses	393,922	135,108	9,134
(Decrease) increase in deferred revenue	(11,223)	5,641	-
Increase in accrued interest	64,963	232,380	-
Net cash used in operating activities	(13,255,224)	(4,235,657)	(145,483)
Cash flows from investing activities:
Purchase of fixed assets	(82,658)	(75,836)	-
Net cash used in investing activities	(82,658)	(75,836)	-
Cash flows from financing activities:
Increase in restricted cash	(2,192,226)	-	-
Issuance (repayments) of notes payable related parties, net	-	(21,000)	21,000
Issuances (repayments) of notes payable, net	(908,579)	217,591	-
Partnership contributions	-	-	131,706
Advances on lines of credit, net of repayments	2,595,345	253,945	-
Proceeds from issuance of subordinated convertible debt	6,750,000	10,000,000	-
Proceeds from common stock sales	-	60,000	-
Proceeds from issuance of Series A convertible preferred stock	-	4,400,000	-
Cash paid for debt issuance costs	(253,418)	(588,170)	-
Net cash provided by financing activities	5,991,122	14,322,366	152,706
Net increase (decrease) in cash and cash equivalents	(7,346,760)	10,010,873	7,223
Cash and cash equivalents at beginning of period	10,019,816	8,943	1,720
Cash and cash equivalents at end of period	$2,673,056	10,019,816	8,943

Cash paid for interest	$1,519,168	96,168	-
Cash paid for income taxes	$-	-	-

Supplemental disclosures of cash flow information:
Notes payable issued for land	$3,266,621	6,890,988	279,800
Line of credit issued for land	3,587,416	-	-
Preferred stock issued for land	-	2,404,789	-
	$6,854,037	9,295,777	279,800
Common stock exchanged for partnership interests	$-	18,286	-
Warrants issued for subordinated convertible debt transaction costs	$1,117,500	1,087,500	-
Cashless exercise of warrants	$349	-	-

See accompanying notes to the consolidated financial statements.

F-6

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(1)	Organization and Business Activity

Wilson Holdings, Inc., (the “Company”) is a Nevada corporation formerly known as Cole Computer Corporation, a Nevada corporation. Effective October 11, 2005 pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc., a Delaware corporation and a majority of its stockholders, Wilson Acquisition Corp., a Delaware corporation and now, a Subsidiary of the Company and Wilson Family Communities, Inc., a Delaware corporation (“WFC”), Wilson Acquisition Corp. and WFC merged and WFC became a wholly-owned Subsidiary of the Company. The Company’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “WSHD.OB”.

The Company is currently focused on making strategic land acquisitions, developing residential communities and, beginning in June 2007, building and selling homes.

•

Land Acquisition and Development: The core of the Company’s business plan is to secure land strategically, based on its understanding of population growth patterns and infrastructure development. In tandem with its land acquisition efforts and based upon its strategic market analysis, the Company plans to subcontract for the preparation of land for development. They seek to add value to the land through the process of development, which may include permitting and constructing water and wastewater infrastructure, master-planning of the community, and the construction of roads and community amenities. The Company also plans to sell entitled land to others for development. The Company anticipates offering assistance and site-specific analysis to land owners desiring to maximize land values. Such analysis can help owners design neighborhoods with pocket parks, natural space and varying lot sizes to attract a broader range of buyers, accelerating the absorption of the subdivision and thereby maximizing value.

•

Homebuilding and Related Services: Currently the Company is not engaged in homebuilding. It expects to commence homebuilding in June 2007. The Company intends to build homes on portions of its land currently under development. Its home designs will be selected and prepared for each of its markets based on local community tastes and preferences of homebuyers. Substantially all of the Company’s construction work will be performed by subcontractors. Subcontractors will be retained for specific subdivisions pursuant to contracts which the Company plans to enter into during 2007. The Company plans to enter into homebuilding under the name Green Builders, Inc. It currently has an option to purchase the local homebuilding company Green Builders, Inc. Under the terms of the option, the Company has an exclusive right to purchase Green Builders for a period of two years at a “fair market price” as agreed to by both parties or based on an independent valuation on the date of purchase. Green Builders is a local homebuilding company which built four homes in central Texas in 2006. Our strategy on homebuilding is to build homes which are environmentally responsive, resource efficient, and culturally sensitive.

(2)	Summary of Significant Accounting Policies
(a)	Basis of Accounting

These financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles whereby revenues are recognized in the period earned and expenses when incurred. The balance sheet has been changed to a non-classified presentation to conform to standard industry practices. Certain prior year balances have been reclassified to conform to the 2006 presentation.

(b)	Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all short term, highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. At December 31, 2006 and 2005, the Company’s cash and cash equivalents consisted of money market funds which are secured by high quality short-term securities, totaling approximately $1.7 million, $9.9 million, respectively.

The Company has restricted cash of approximately $2.2 million with a financial institution as part of a $15.5 million land and development loan. During February 2007, the restricted cash was released by the bank.

F-7

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(2)	Summary of Significant Accounting Policies (continued)
(c)	Consolidation of Variable Interest Entities

The Company offers certain homebuilder clients surety for their interim construction loans and cash advances to facilitate sales of the Company’s residential lots. The Company may be considered the primary beneficiary as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities” (VIE), and the Company may have a significant, but less than controlling, interest in the entities. The Company accounts for each of these entities in accordance with FIN 46(R). Management uses its judgment when determining if the Company is the primary beneficiary of, or has a controlling interest in, any of these entities. Factors considered in determining whether the Company has significant influence or has control include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and continuing involvement.

(d)	Inventory

Inventory is stated at cost unless it is determined to be impaired, in which case the impaired inventory would be written down to the fair market value. Inventory costs include land, land development costs, deposits on land purchase contracts, model home construction costs, advances to builders and capitalized interest and real estate taxes incurred during development and construction phases.

(e)	Land Held Under Option Agreements Not Owned

In order to ensure the future availability of land for development, the Company enters into lot option purchase agreements with unaffiliated third parties. Under the agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land. Lot option payments are initially capitalized as inventory costs. If the lot option is exercised the option cost is included in the cost of the land acquired. At the earlier of the time that it is determined that the lot option will not be exercised or, at the date the lot option expires, the cost of the lot option will be expensed. As of December 31, 2006 and 2005, there were $451,000 and $345,745, respectively, of cash deposits included in the Land account on the Balance Sheet of which approximately $451,000 and $245,000, respectively, are non-refundable and subject to forfeiture should the Company not exercise the agreements.

(f)	Interest and Real Estate Taxes

Interest and real estate taxes attributable to land and homes are capitalized as inventory while they are being actively developed. As of December 31, 2006, approximately $46,000 of estimated real estate taxes and approximately $241,000 of interest are included in inventory. As of December 31, 2005, approximately $151,000 of estimated real estate taxes and an immaterial amount of interest are included in inventory.

(g)	Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate.” Revenues from land development services to builders are recognized when the properties associated with the services are sold, when the risks and rewards of ownership are transferred to the buyer and when the consideration has been received, or the title company has processed payment. For projects that are consolidated, homebuilding revenues and services will be categorized as homebuilding revenues and revenues from property sales or options will be categorized as land sales.

(h)	Income Taxes

Prior to the merger of Athena with WFC at May 31, 2005, Athena was a partnership and therefore did not have income taxes as the income and losses passed through to the partners. Also, the VIEs are pass through entities. Since the merger, income taxes are accounted for in accordance with

F-8

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(2)  Summary of Significant Accounting Policies (continued)

SFAS No. 109, “Accounting for Income Taxes,” deferred tax assets and liabilities are determined based on temporary differences between financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in the period that includes the enactment date. A valuation allowance is recorded for the entire deferred tax assets due to the uncertainty of the net realizable value of the asset.

(i)	Advertising Costs

The Company has incurred advertising, marketing and promotion costs as part of the sales efforts to market the real estate for sale and services offered. These costs, including the cost of developing and printing various brochures and mail out documents, are expenses as incurred. For the years ended December 31, 2006, 2005 and 2004, the Company incurred approximately $87,000, $15,000, and $0 of advertising costs, respectively.

(j)	Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Depreciation and amortization is recorded using the straight-line method over the estimated useful life of the asset. Depreciation and amortization for equipment and computer software typically ranges from 2 to 5 years. Leasehold improvements are depreciated over the shorter of the life of the respective leases or the assets. Repairs and maintenance are expensed as incurred. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time.

(k)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

The Company has estimated and accrued liabilities for real estate property taxes on its purchased land in anticipation of development, and other liabilities including the beneficial conversion liability, the fair value of warrants and options. To the extent that the estimates are dramatically different to the actual amounts, it could have a material effect on the financial statements.

The Company has three of its properties which are in Municipal Utility Districts (MUDs). The Company incurs development costs for water, sewage lines and associated treatment plants and other development costs and fees for these properties. Under the agreement with the MUDs, the Company expects to be reimbursed partially for the above developments costs. The MUDs will issue bonds to repay the Company, once there is enough assessed value on the property for the MUD taxes to repay the bonds. As homes are sold within the MUD, the assessed value increases. It can take several years before there is enough assessed value to recapture the costs. The Company has estimated that it will recover approximately 50% to 70% of eligible costs spent through December 31, 2006 which total approximately $1.8 million. In some circumstances, the MUDs will pay for property set aside for the preservation of endangered species, greenbelts and similar uses. To the extent that the estimates are dramatically different to the actual amounts, it could have a material effect on the financial statements.

(l)	Impairment of Long-Lived Assets

The Company reviews its long-lived assets, which consist primarily of equipment and software, and real estate inventory for impairment according to whenever events or changes in

F-9

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(2)  Summary of Significant Accounting Policies (continued)

(l)	Impairment of Long-Lived Assets (continued)

circumstances indicate. Inventory is stated at the lower of cost (including direct construction costs, capitalized interest and real estate taxes) or fair value less cost to sell. Equipment and software is carried at cost less accumulated depreciation. The Company assesses these assets for recoverability in accordance with the provisions of statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses and other factors. If long-lived assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No significant impairments of long-lived assets were recorded in 2006 or 2005.

(m)	Loss per Common Share

Earnings per share is accounted for in accordance with SFAS No. 128, “Earnings per Share,” which require a dual presentation of basic and diluted earnings per share on the face of the statements of earnings. Basic loss per share is based on the weighted effect of common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding.

The Company has issued stock options, warrants convertible into shares of common stock. These shares and warrants have been excluded from loss per share at December 31, 2006 and 2005 because the effect would be anti-dilutive as summarized in the table below:

	2006	2005
Stock options	925,000	780,000
Common stock warrants	1,283,750	1,500,000
Subordinated convertible debt warrants	8,375,000	5,000,000
Total	10,583,750	7,280,000

During 2004, there were no shares of common stock outstanding.

(n)	Financial Instruments and Credit Risk

Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Although the balances in theses accounts exceed the federally insured limit from time to time, the Company has not incurred losses related to these deposits. Cash equivalents consist of money market accounts and are typically held in accounts with investment brokers or banks which are secured with high quality short maturity investment securities.

The amounts reported for cash and cash equivalents, notes payable, accounts payable, accrued liabilities, and line of credit are considered to approximate their market values based on comparable market information available at the respective balance sheet dates and their short-term nature.

F-10

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(2)  Summary of Significant Accounting Policies (continued)

(o)	Concentrations

The Company’s current activities are limited to the geographical area of Central Texas which the Company defines as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. This geographic concentration makes the Company’s operations more vulnerable to local economic downturns than those of larger, more diversified companies.

The Company is also dependent upon a limited number of homebuilder services customers which are subject to numerous uncertainties related to homebuilding including weather delays and damage, labor and material shortages, insufficient capital, materials theft or poor workmanship. Revenues from two customers accounted for 66% and 34%, respectively, of the total homebuilding revenue for the year ended December 31, 2006. There were no homebuilding service revenues for the year ended December 31, 2005 and 2004.

During the year ended December 31, 2006, home sales accounted for approximately 77% of revenues at a gross profit margin of approximately 17%. One client has seven unsold homes that it expects to complete and sell during the first quarter of 2007. The client does not expect to continue building homes under its current builder services agreement. The client has a note payable to the Company of approximately $165,000. The Company may not be able to recover the full amount of this note forcing it to pursue collection activities and a write off for the entire amount. In addition to the note payable, the Company may need to provide funds to complete the construction and sale of the homes the client currently has under construction and for sale. The Company has accrued approximately $50,000 for this contingency. All of the homebuilding revenues were generated by two VIEs consolidated into our operating results, which have not performed as expected. Homebuilder services revenues are eliminated in the consolidation of the Company’s financial statements as cost of revenues to the Company’s VIEs.

(p)	Subordinated Convertible Debt

The subordinated convertible debt and the related warrants have been accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” EITF 00-27, “Application of issue 98-5 to Certain Convertible Instruments”, EITF 05-02 “Meaning of ‘Conventional Convertible Debt Instrument’ in Issue No. 00-19”, and EITF 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19”. Company has obtained an independent third party valuation as of the date of subordinated convertible debt issuances and as of December 31, 2005 to determine the fair market value of its common stock. Management determined that the price of stock quoted on the Over-the-Counter Bulletin Board was not reflective of the market price of the stock as of those days due to insufficient trading and a lack of public information regarding Company financial performance. Beginning with the quarter ended September 30, 2006, the Company determined that there was enough public float available to provide sufficient information about the Company to the public, and it began using the stated Over-the-Counter Bulletin Board as the market price of its common stock.

(q)	Derivative Financial Instruments

Wilson Holdings accounts for all derivative financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value. When available, quoted market prices are used in determining fair value.

F-11

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(2)  Summary of Significant Accounting Policies (continued)

q)	Derivative Financial Instruments (continued)

However, if quoted market prices are not available, Wilson Holdings estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The value of the derivative liabilities relating to the convertible note in the consolidated financial statements are subject to the changes in the trading value of Wilson Holdings common stock and other assumptions. As a result, our quarterly financial statements may fluctuate from quarter to quarter based on factors, such as the trading value of Wilson Holdings common stock, the amount of shares converted by subordinated convertible debt holders in connection with the subordinated convertible notes and exercised in connection with the subordinated convertible debt holders’ penalty warrants. Consequently, the consolidated financial position and results of operations may vary from quarter to quarter based on conditions other than Wilson Holdings operating revenues and expenses. See Note 10 regarding valuation methods used for derivative liabilities.

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings. All derivative financial instruments held by the Company as of December 31, 2006 and 2005, were not designated as hedges. There were no derivative financial instruments held by the Company as of December 31, 2004.

(r)	Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”) using the prospective-transition method. Under this transition method, compensation expense recognized during the year ended December 31, 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified-prospective-transition method, results for prior periods have not been restated. The adoption of SFAS 123R resulted in a charge to net losses of approximately $545,000 for the year ended December 31, 2006. Before January 1, 2006, the Company accounted for its stock options using the intrinsic value method under “Accounting Principles Board Opinion No. 25.”

If the Company had elected to recognize compensation expense for options granted based on their fair values at the grant dates, consistent with SFAS No. 123, net income and earnings per share for the year ended December 31, 2005 would have changed to the pro forma amounts indicated below:

2005
Net loss as reported	$(1,714,443)
Deduct: Total stock based employee compensation expense determined under the fair value based method for all awards, net of the related tax effects	(123,479)
Pro forma net loss	$(1,837,922)
Net loss per share
Basic and diluted - as reported	$(0.22)
Basic and diluted - pro forma	$(0.23)

The fair value of the options was calculated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for the year ended 2006: risk free interest rate of 4.25% to 4.75%, dividend yield of 0%, weighted-average life of options of 5 years, and a 60% volatility factor. For the year ended 2005, the following assumptions were used: risk free interest rate of 4.25%, dividend yield of 0%, weighted-average life of options of 5 years, and a 60% volatility factor.

During 2004, the Company had no stock compensation plan.

F-12

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(2)  Summary of Significant Accounting Policies (continued)

(s)	Recent Accounting Pronouncements

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The Company must adopt FIN 48 in the first quarter of fiscal 2007, and management currently does not expect the impact to be material to its consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, “Fair Value Measurements” (“FAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (“GAAP”). As a result of FAS 157, there is now a common definition of fair value to be used throughout GAAP, which is expected to make the measurement of fair value more consistent and comparable. The Company must adopt FAS 157 in fiscal 2008, and management currently does not expect the impact to be material to its consolidated financial statements.

In December 2006, the FASB issued the FASB Staff Position (FSP) No. EITF 00-19-2, (“FSP EITF 00-19-2”), Accounting for Registration Payment Arrangements. This FSP addresses an issuer’s accounting for registration payment arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The guidance in this FSP amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP shall be effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years.

The Company intends to adopt FSP EITF 00-19-2 beginning in 2007. The adoption of this FSP will have a material effect upon the Company’s financial statements. The pro forma below shows the effect of the new FSP on the 2006 financial results, had the FSP been effective during 2006:

	As Presented	Pro Forma	Difference
Net loss	$(14,393,057)	(5,125,384)	9,267,673
Convertible notes, net of discount	$8,395,876	15,491,410	7,095,534
Derivative liabilities	$9,345,911	-	(9,345,911)
Stockholders’ equity	$774,798	9,267,673	8,492,875
(3)	Inventory

The Company’s inventory includes real estate held for sale or development and land, which includes real estate under development, development costs, prepaid development costs, development costs on land under option but not yet owned, and earnest money on land purchase options. As of December 31, 2006, it had approximately 2,430 acres of land under contract, including 749 acres under development and construction in Hays County, Travis County and Williamson County, Texas. Earnest money deposits for

F-13

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(3)  Inventory (continued)

land costs and development costs on land under option, not owned, totaled $451,000 at December 2006, all of which is non-refundable if the Company does not exercise the option and purchase the land. At December 31, 2005, earnest money deposits for land options were approximately $345,745 of which $245,000 was non-refundable. Below is a summary of the property that is owned or under contract by the Company at December 31, 2006:

Property	Approximate Acreage	Approximate Owned Acreage	Approximate Acreage Under Option	Land and Project Costs at December 31, 2006 (thousands)	Approximate Acreage under Development	Texas County
Rutherford West	697	697	n/a	$11,251	697	Hays
Highway 183	15	15	n/a	377	-	Travis
Georgetown Village	665	52	613	5,342	52	Williamson
Villages of New Sweden	534	534	-	10,120	-	Travis
Elm Grove	91	30	61	1,755	-	Hays
Bohls Ranch	428	-	428	1,011	-	Travis
Other land projects	-	-	-	52
Sub-total land	2,430	1,328	1,102	29,908	749
Homebuilding inventory	-	-	-	837	-
Total inventory	2,430	1,328	1,102	$30,745	749

The land costs in the above projects are Rutherford West, approximately $9.3 million, Highway 183 is all land, Georgetown Village, approximately $1.5 million, and Elm Grove, approximately $1.3 million. All other land and project costs for listed properties are associated with earnest money deposits, feasibility and development.

Below is a summary of the property that is owned or under contract by the Company at December 31, 2005:

Property	Approximate Acreage	Approximate Owned Acreage	Approximate Acreage Under Option	Land and Project Costs at December 31, 2005 (thousands)	Approximate Acreage under Development	Texas County
Rutherford West	732	732	n/a	$9,592	-	Hays
Highway 183	15	15	n/a	388	-	Travis
Georgetown Village	665	52	613	1,614	52	Williamson
Villages of New Sweden	534	-	534	270	-	Travis
Elm Grove	91	-	91	50	-	Hays
Other land projects	-	-	-	1,041
Sub-total land	2,040	799	1,238	12,218	784
Homebuilding inventory	-	-	-	737	-
Total inventory	2,040	799	1,238	$12,955	784

All of the costs for land and project costs in the above table are land costs with the exception of Elm Grove and other land projects which are associated with earnest money, feasibility and development.

(4)	Consolidation of Variable Interest Entities

The Company exercises significant influence over, but holds no controlling interest in our homebuilder clients. It bears the majority of the rewards and risk of loss. At December 31, 2006, the Company determined it was the primary beneficiary in certain homebuilder agreements as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities” (VIEs), (Note 2 (a)) that it has a significant, but less than controlling, interest in the entities. The results of these clients have been consolidated into its financial statements.

F-14

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(4)  Consolidation of Variable Interest Entities (continued)

Below is a summary of the effect of the consolidation of these entities for the year ended December 31, 2006:

	Year Ended December 31, 2006
	WFC	VIEs	Consolidating entries		Consolidated
Revenues	$2,592,878	5,229,564	(1,087,926)	(a)	6,734,516
Expenses
Cost of Revenues	1,654,436	4,850,532	(1,087,926)	(a)	5,417,042
General, administrative, sales and marketing	4,674,060	342,467	154,067	(b)	5,170,594
Costs and expenses before interest	6,328,496	5,192,999	(933,859)		10,587,636
Operating income/(loss)	$(3,735,618)	36,565	(154,067)		(3,853,120)

(a) Eliminates WFC revenues in VIE expenses, eliminates VIE expenses in WFC.

(b) Loss of VIEs.

No VIEs were consolidated into the operating results during the years ended December 31, 2005 and 2004.

(5)	Operating and Reporting Segments

The Company has two reporting segments: Homebuilding and Related Services, and Land Sales. The Company’s reporting segments are strategic business units that offer different products and services. The homebuilding and related services segment includes home sales and services provided to homebuilders. The Company does not build or sell homes but is required to consolidate its homebuilder services clients per FIN 46(R), (Note 4). The Company identifies the clients it consolidates as “VIEs”. Land sales consist of land in various stages of development sold, including finished lots. The Company eliminates land sales to its homebuilder clients. The Company charges identifiable direct expenses and interest to each segment and allocates corporate expenses and interest based on an estimate of each segment’s relative use of those expenses. Depreciation expense is included in selling, general and administrative and is immaterial.

During the year ended December 31, 2004, the Company had no significant operations. The following table presents segment operating results before taxes for the years ended December 31, 2006 and 2005:

	2006			2005
	Homebuilding and Related Services	Land Sales	Total	Homebuilding and Related Services	Land Sales	Total
Revenues from external customers	$5,217,564	1,516,952	6,734,516	-	255,000	255,000
Costs and expenses:
Cost of revenues	4,346,186	1,070,856	5,417,042	-	114,587	114,587
Selling, general and administrative	3,342,924	1,827,670	5,170,594	63,477	483,200	546,677
Loss of fair value of derivatives	-	8,469,457	8,469,457	-	-	-
Interest & other income	(129,840)	(160,495)	(290,335)	-	(44,122)	(44,122)
Interest expense	907,716	1,453,099	2,360,815	-	144,710	144,710
Total costs and expenses	8,466,986	12,660,587	21,127,573	63,477	698,375	761,852
Loss before taxes	$(3,249,422)	(11,143,635)	(14,393,057)	(63,477)	(443,375)	(506,852)
Segment Assets	$4,293,166	33,080,295	37,373,461	-	14,092,338	14,092,338
Capital expenditures	$81,229	1,429	82,658	46,406	29,430	75,836

(6)	Related Party Transactions

In 2004, Clark N. Wilson, the Company President and Chief Executive Officer, became the sole remaining partner of Athena Equity Partners-Hays, L.P., a Texas limited partnership. On May 31, 2005 Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 9,000,000 shares of WFC common stock. In addition, at the time of the merger, trusts belonging to various members of the Wilson family purchased 1,000,000 shares of WFC common stock for $60,000.

F-15

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(6)	Related Party Transactions (continued)

In March of 2005, some of the trusts belonging to the Wilson family purchased a note for approximately $280,000 from a third party that is secured by approximately 15 acres of land. At the time of purchase, the terms of the note payable to the trusts belonging to family members of Clark Wilson remained the same at 8% per annum but the maturity date was changed from October 7, 2005 to April 4, 2006 when the entire principal and interest would be due and payable. On March 29, 2006, the note was extended for two years, changing the maturity date to April 4, 2008 (Note 10).

In June 2005, Clark N. Wilson, President and CEO of the Company and another investor purchased 2,200,000 and 2,000,000 shares, respectively, of Series A Convertible Preferred Stock from WFC for $1.00 per share.

In August 2005, WFC repaid $121,000 that Mr. Wilson had advanced to WFC before the merger with Athena for working capital. In October 2005, WFC repaid the remaining $140,000 advanced by Mr. Wilson to WFC.

In 2005, WFC obtained a line of credit of $2 million that was personally guaranteed by Mr. Wilson. The personal guarantee was released during May 2006.

During the twelve months ended December 31, 2006, Mr. Wilson’s brother provided services to the Company for which he was paid approximately $20,000. These services were primarily related to the development of information systems for the Company. Management believes that these services were provided at fair market value.

Real Property Purchase

SGL Development, Ltd. and SGL Investments, Ltd., (collectively, “SGL”) were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% (the “Wilson Beneficial Interest”) of the property and John O. Gorman indirectly owned 12.33% (the “Gorman Beneficial Interest”) of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to WFC in exchange for 1,260,826 and 1,143,963, respectively, of the 2,404,789 preferred shares issued by WFC in the transaction. SGL then sold the remaining property, approximately 74.08%, to WFC in exchange for notes payable of approximately $6.9 million. The Company believes that WFC purchased the property at fair market value due to the price paid for the preferred stock paid by the other parties involved in the transaction. The notes payable issued had principal and interest due at maturity on June 30, 2006, with interest at the prime rate as reported in the Wall Street Journal adjusted for changes, (“Prime Rate”) for the first six months, Prime Rate plus 2.00% for the second six months and Prime Rate plus 2.25% with an exercise of an extension period of 90 days on the notes if the notes are not in default. The interest rate on the notes increased to 9.75% as of March 31, 2006. The notes were secured by the entire property acquired. There is a provision for partial releases of the land, lots, and tracts, with assignments ranging from 100% to 140% of the par value per acre as a condition of the releases.

During June 2006, the Company refinanced the loan balance of $6.2 million with a financial institution (Note 10).

Issuance of Convertible Debt

As part of the December 2005 subordinated convertible debt issuance discussed in Note 10, an existing common stock investor purchased $800,000 of the $10 million of subordinated convertible debt that was issued. As part of the subordinated convertible debt 2006 discussed in Note 10, existing common stock investors purchased $1.0 million of the $6.75 million subordinated convertible debt that was issued.

In connection with the placement of an additional $6.75 million of the Company’s convertible promissory notes in September 2006, it entered into an additional agreement with Tejas Securities Group, Inc. pursuant to which Tejas served as the Company’s Placement Agent in connection with the offering. Pursuant to this agreement, the Company paid Tejas commissions of $70,000 and reimbursed the Placement Agent for its expenses. John J. Gorman is the Chairman of the Board of the Placement Agent and of Tejas Incorporated (Tejas), the parent company of the Placement Agent. Mr. Gorman is the

F-16

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(6)     Related Party Transactions (continued)

beneficial owner of 4,088,963 shares of our common stock. Clark N. Wilson, who serves as our President and Chief Executive Officer and is a director of the Company, has served on the board of directors of Tejas Incorporated, since October 1999, and is compensated for such service. Mr. Wilson owns 1,000 shares of Tejas Incorporated common stock and options to purchase an additional 10,000 shares of common stock. Our largest stockholder, who is also our President and Chief Executive Officer, will continue to control our company.

Barry A. Williamson is a member of our Board of Directors and, until January 31, 2006 was a member of the Board of Directors of Tejas Incorporated, the parent company of our Placement Agent for the sale of our convertible notes. Mr. Williamson was re-elected to the Board of Directors of Tejas Incorporated in November 2006.

In September 2006, the Company entered into an agreement to lease approximately 5,000 square feet for its corporate offices, which it began occupying on October 1, 2006. The lease requires monthly payments of approximately $6,042 per month for 36 months. The lease is with an affiliate of Tejas Incorporated. The Company believes that the lease is at fair market value for similar space in the Austin, TX commercial real estate market.

In September 2006, the Company’s CEO purchased $250,000 of subordinated convertible debt under the same terms and conditions as the others participating in the issuance (Note 10).

In December 2006, Tejas Securities Group, Inc exercised 535,000 warrants which were exercisable at $2.00 per share, in a cashless exercise netting the warrant holder 348,913 shares of common stock.

(7)	Liquidity and Capital Resources

Liquidity

The Company had approximately $4.8 million in cash and cash equivalents at December 31, 2006 of which approximately $2.2 million was restricted. It plans to commit several million dollars in cash to exercise option rights to purchase land, develop land and guarantee certain payments regarding the development of the optioned land over the next year. The Company estimates that its future needs for development of its existing projects over the next twelve months is approximately $23 million with approximately $16 million coming from anticipated bank financing.

At December 31, 2006, the Company had secured lines of credit totaling approximately $25.5 million. It had approximately $6.4 million drawn against these lines of credit, which will be repaid as finished lots and completed homes are sold. Approximately $600,000 of the lines of credit liability relate to VIEs that had drawn on lines of credit, guaranteed by the Company, to build homes that will be repaid as the completed homes are sold. It currently does not expect to experience losses from these guarantees.

The Company plans on investing approximately $23 million for the purchase of land, installment payments, options fees and development costs over the next year. This includes the development of land including the installation of water and wastewater infrastructure, streets and common areas. It intends to and expects to purchase or obtain options to purchase additional acreage for development and additional finished lots for sale. The Company is actively seeking additional debt financing and intends to raise additional equity, possibly using joint venture financing as well as cash generated from lot and land sales, to finance these activities.

The Company’s growth will require substantial amounts of cash for earnest money deposits, land purchases, development costs, interest payments and to provide financing or surety services to its homebuilder clients. Until it begins to sell an adequate number of lots and services to cover monthly operating expenses, sales, marketing, general and administrative costs will deplete cash.

To maintain its liquidity, the Company has financed the majority of its land and development activities with debt and equity, and believes it can continue to do so in the future, through a combination of conventional and subordinated convertible debt, joint venture financing, sales of selected lot positions, sales of land and lot options, and by raising additional equity. The Company has engaged an investment banking firm to assist it in raising additional capital

The Company’s current short term financing is indexed to the prime rate, which could increase substantially in the future. An increase in interest rates could have a material adverse effect on its operations by increasing expenses and cash outlays, decreasing profitability or increasing losses, depleting cash and thereby making it difficult to meet its cash obligations, and make it unlikely that the Company could meet the borrowing criteria of future lenders.

F-17

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(7)	Liquidity and Capital Resources (continued)

Liquidity (continued)

Land comprises the majority of the Company’s assets, which could suffer devaluation if the housing and real estate market suffers a significant downturn, due to interest rate increases or other reasons. Its debt might then be called, requiring liquidation of assets to satisfy its debt obligations or the use of its cash. A significant downturn could also make it more difficult for the Company to liquidate assets, to raise cash and pay off debts, which could have a material adverse effect upon it.

In the normal course of business, the Company enters into various land purchase option agreements that require earnest money deposits. In order for it to start or continue the development process on optioned land, it may incur development costs before it purchases the land. At December 31, 2006, the Company had capitalized development costs and earnest money deposits of $451,000, all of which is non-refundable if it does not exercise the option and purchase the land.

On December 19, 2005, the Company issued $10 million in aggregate principal amount of 5% Convertible Debt due December 1, 2012, with interest payments due May 1 and December 1 beginning in 2006 until converted. These interest payments will be paid from cash and total approximately $50,000 per year.

In September 2006, the Company issued $6.5 million and in October 2006, it issued an additional $25,000, totaling $6.75 million in aggregate principal amount of subordinated convertible debt notes due September 1, 2013, bearing interest at 5% per annum with semi-annual interest payments due February 1 and September 1 beginning in February 1, 2007. These interest payments will be paid from cash and total approximately $338,000 per year.

During October 2006, the Company secured a $15.5 million line of credit for the purchase and development of approximately 534 acres located in eastern Travis County and subsequently closed on the purchase of the property. The first phase of the line of credit is $10.2 million and covers the purchase, a portion of the first two phases of construction, offsite utilities and provide letters of credit totaling $4.3 million, required for the development of municipal utility facilities, at the bank’s prime rate plus 0.50%, and is secured by the underlying property. Loan origination fees were 1% of the $10.2 million. Interest is payable quarterly, commencing January 2007. Principal is payable in quarterly installments commencing 90 days after completion of construction which is projected to be during 2007. The required pay down amount under the loan is equal to 75% of gross sales price as set forth in the Company’s contracts for sales of lots. Its current projects require pay down amounts of approximately $600,000 per quarter. The purchase price of the property was approximately $8.5 million, with $2.5 million of owner financing, $3.6 million from the bank loan and cash from us of approximately $2.4 million. The Company has invested an additional amount for development of the property of approximately $1.9 million. The debt has financial covenants which (1) require the Company to keep a debt to equity ratio of 2:1, and (2) keep liquid assets in excess of $7 million, except for 2006 and first and second quarters of 2007 in which it is required to maintain $4 million in liquid assets, which includes $2.2 million of restricted cash, in the financial institution. During February 2007, the Company obtained a release from the bank whereby its restricted cash was released, except for $315,000, and financial covenants for the third quarter of 2007 were modified requiring the Company to keep liquid assets of only $4 million. Should the Company be unable to raise additional capital, it will be in default of the bank’s covenants in 2007. As discussed in subsequent events, the Company has obtained a commitment letter from another lending source whereby the Company will refinance its existing facility. The Company will not be subject to any financial covenants with its new facility.

In December 2006, the Company paid cash and issued a note payable of $792,000 with a maturity date of December 21, 2007 at an interest rate of the bank’s prime rate plus 0.5% (currently 8.75%) for the purchase of approximately 30 acres of land. The terms of the note payable call for interest only, payable quarterly, and the balance of the principal and accrued interest due and payable upon maturity. The note is secured by the real estate purchased. The note has the same covenants as the line of credit above and the bank has granted the same covenant changes and waivers. As discussed in subsequent events, the Company has obtained a commitment letter from another lending source whereby the Company will refinance the existing note.

F-18

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(7)  Liquidity and Capital Resources (continued)

Capital Resources

During June 2006, the Company refinanced $6.2 million of notes. The terms of the new loan include a $6.2 million principal balance; an interest rate indexed to the New York prime rate plus 0.75% per annum with a floor of 7.0%, a term not to exceed 24 months and required principal reductions of $800,000 per quarter beginning June 2007. Principal reductions from sales of real estate are credited towards the $800,000 per quarter requirement. As discussed in subsequent events, the Company has obtained a commitment letter from another lending source to refinance this note.

To address its cash needs, the Company has engaged an investment banker to assist it in raising capital. The Company has raised approximately $16.8 million of subordinated convertible debt. It raised $10 million of subordinated convertible debt in December 2005 maturing December 1, 2012, at 5% per annum with semi-annual interest payments due May and December, beginning in May 2006. In September 2005, the Company obtained a $2 million line of credit for interim construction financing which was paid at December 31, 2006. In March 2006, it obtained an additional construction loan of approximately $3.0 million, which will be repaid following completion, through lot sales. The Company must make cumulative principal reductions in the aggregate amount of approximately $494,000 every three months beginning in the fourth quarter of 2006. At December 31, 2006, it had drawn approximately $2.9 million with approximately $2.2 million owed at December 31, 2006. In September and October 2006, the Company issued an additional $6.75 million in aggregate principal amount of subordinated convertible debt notes due September 1, 2013, bearing interest at 5% per annum with semi-annual interest payments due February 1 and September 1 beginning in February 1, 2007. These interest payments will be paid from cash and total approximately $338,000 per year.

The Company also may participate in joint ventures to develop and secure additional land holdings, which would decrease the need for cash, compared to purchasing the property outright, but could pose other risks such as dependence on the financial condition of the joint venture partner, which would be disclosed upon reaching definitive agreements.

Based on current financial projections prepared by management, the Company expects to have adequate capital resources to execute on its existing projects for the year ending December 31, 2007. These financial projections are prepared based on assumptions and estimates which will significantly change during the year. Accordingly, no assurance can be made that the Company will have adequate capital to execute on its current business strategy during 2007.

(8)	Commitments and Contingencies

Options Purchase Agreements

In order to ensure the future availability of land for development and homebuilding, the Company plans to enter into lot-option purchase agreements with unaffiliated third parties. Under the proposed option agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or a percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land. In order for the Company to start or continue the development process on optioned land, it may incur development costs on land it does not own, before it exercises its option agreement. At December 31, 2006, the Company had capitalized development costs of $2.5 million, all of which is non-refundable if the Company does not exercise the option and purchase the underlying land.

In December 2006, the Company made a non-refundable payment of $15,000 and entered into an option to purchase Green Builders, Inc. Under the purchase option agreement, the Company has a two year exclusive right to purchase Green Builders, Inc. at the fair market value on the date of the exercise of the option by the Company or, if the parties are unable to agree on the fair market value, at a price that will be based on an independent valuation of Green Builders, Inc. as of the date of exercise of the option by the Company.

F-19

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(8)  Commitments and Contingencies (continued)

Options Purchase Agreements (continued)

During the years ended December 31, 2006 and 2005, Green Builders, Inc. was a homebuilding services customer of the company. Revenue from homebuilding related services amounted to $1.8 million and $0 for the years ended December 31, 2006 and 2005, respectively. The pro forma results of the acquisition of Green Builders, Inc. are not expected to be material as the financial results of Green Builders, Inc. are already consolidated under FIN 46(R) as the Company is deemed to be a primary beneficiary.

Non-Compete

Clark Wilson, the Company’s executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which the Company plan to do business, including the Central Texas region, as well as in any other county in the United States in which J.M. Peters Company conducts business.

The stated term of the covenant not to compete is five years from the date his employment terminated, for certain enumerated counties in Texas, including the counties in and around Austin, Dallas, Houston and San Antonio, Texas, and for three years for certain other counties in the United States, beginning on the date Mr. Wilson’s employment with Capital Pacific terminated, which occurred in 2002. The covenant not to compete relates to the business of building homes and not the purchase and sale of real estate as contemplated by us. In the Company’s opinion, its current activities do not violate the terms of the covenant and it do not intend to engage in homebuilding activities

Non-Compete

until the covenant terminates in June of 2007. The Company’s consolidation of its homebuilding clients required under certain reporting requirements, specifically FIN 46(R) should not be construed as a legal merger of the entities. If J. M. Peters determines that these activities do violate the covenant, and if that determination results in a claim, the Company will likely incur material legal costs as a result.

The Company is not aware of any material pending legal proceedings, or other litigation incidental to our business, which would have a material adverse affect, to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

Lease Obligations

In September 2006, the Company entered into an agreement to lease approximately 5,000 square feet for its corporate offices, which it began occupying on October 1, 2006. The lease requires monthly payments of approximately $6,042 per month for 36 months. The Company also has other office equipment leases.

The Company’s future minimum lease payments are as follows:

	2007	2008	2009	2010	2011	Thereafter
Lease obligations	$123,175	105,875	81,287	3,548	240	-

Severance Agreement

During 2006, the Company entered into an employment agreement with Mr. Daniel Allen, Chief Financial Officer. The employment agreement provided for payment of severance benefits where the termination is without “cause”. The severance benefits included payment of one year of base salary; continue to provide health benefits for a period of twelve months, and acceleration of vesting of stock options issued to him. Mr. Allen involuntarily resigned from the Company effective November 9, 2006. Effective November 9, 2006 the Company has continued to pay for Mr. Allen’s salary and benefits. At December 31, 2006, the Company had approximately $180,000 accrued for this contingency.

F-20

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(9)	Income Taxes

Prior to the merger on May 31, 2005, the partnership gains and losses passed through to the individual partners and income taxes are not applicable to previous periods.  A reconciliation of expected income tax benefit (computed by applying a statutory income tax rate of 34% to income before income tax expense) to total tax expense (benefit) in the accompanying consolidated statements of operations follows:

	2006	2005

Tax benefit at Statutory Rate (34%)	$4,893,639	505,779
State income tax benefit	379,977	59,503
Loss on fair value of derivatives	(3,218,394)	-
Other	194,615	-
Net increase in valuation allowance	$(2,249,837)	(565,282)
	-	-

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2006 and 2005 are as follows:

	2006	2005
Deferred tax assets (liabilities)
Deferred stock compensation	$207,049	-
Accrued expenses	38,000	-
Other temporary differences	(4,107)	-
Net operating loss carryforwards	2,574,177	565,282
Valuation allowance	(2,815,119)	(565,282)
Net deferred tax asset (liability)	$-	-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the lack of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will not realize the benefits of these deductible differences. For the years ended December 31, 2006 and 2005, the Company had net operating loss carryforwards of approximately $6.7 million and $1.5 million. The Company has provided a 100% valuation allowance on its deferred tax assets.

(10)	Indebtedness

The following schedule lists the Company’s notes payable and lines of credit balances at December 31, 2006 and 2005:

(Thousands)	Maturity Date	2006	2005
2005 $10MM, 5% Subordinated convertible notes, net of discount of $4,288 and $5,002 MM, respectively	December 2012	$5,712	4,998
2006 $6.75MM, 5% Subordinated convertible notes, net of discount of $4,066	September 2013	2,684	-
Notes payable, 7%, seller financed, due 2009 and 2010	October 2009/10	2,474	-
Notes payable, land	June 2008	6,200	6,700
Notes payable, family trust	April 2008	280	280
Notes payable, land, due 2009	December 2009	792	-
Line of Credit, $15.5MM purchase and development	October 2008	3,587	-
$3 MM Line of Credit, development, due March 2008	March 2008	2,250	-
$5 MM master line of Credit construction, due January 2007	January 2007	600	-
Total		$32,933	24,579

F-21

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(10)	Indebtedness (continued)

The following schedule provides the principal payments due related to notes payable and lines of credit for the next five years, and thereafter:

(Thousands)	Balance Due	2007	2008	2009	2010	Thereafter
Subordinated convertible debt	$16,750	-	-	-	-	16,750
Notes payable	9,746	4,317	4,406	543	480	-
Lines of Credit	6,437	2,575	275	3,587	-	-
Total	$32,933	6,892	4,681	4,130	480	16,750

In June 2005, the Company issued notes payable of approximately $6.9 million with a maturity date of June 30, 2006 at an escalating interest rate for approximately 74% of 736 acres of land. These notes had a total balance of approximately $6.7 million at December 31, 2005. The Company reduced the principal balance through sales of acreage tracts to approximately $6.2 million and during June 2006, it refinanced the notes payable, land, with a new lender. The terms of the new loan include a $6.2 million principal balance, an interest rate indexed to the New York prime rate plus 0.75% per annum with a floor of 7.0%, a term not to exceed 24 months or June 2008, and required principal reductions of $800,000 per quarter beginning June 12, 2007. Principal reductions from sales of the real estate are credited towards the $800,000 per quarter requirement.

In November of 2005, the Company paid cash and issued a long-term note payable of approximately $425,000 with a maturity date of February 15, 2008 at an interest rate of 6.5% for the purchase of approximately 31 acres of land. The terms of the note payable called for one installment of approximately $213,000 plus interest, payable on February 15, 2007, and the balance of the principal and accrued interest due and payable on February 15, 2008. The interest rate would increase to 12% on matured, unpaid amounts. The note can be prepaid at anytime without penalty and is secured by the real estate purchased. The Company repaid the note in March 2006.

In October 2003, a predecessor entity of the Company exchanged notes payable of approximately $280,000 and approximately $95,000 in cash for approximately 15 acres of land in Travis County, Texas. Interest on the note was 8% per annum, payable quarterly with a maturity date of October 7, 2008. In March of 2005, the note was purchased by trusts belonging to some members of Clark Wilson’s family. The interest rate remained the same at 8% per annum but the maturity date changed to April 4, 2006. In March 2006, the Company renegotiated an extension on the notes payable, family trust, 8%, due April 2008. All other terms remained the same.

In December of 2006, the Company paid cash and issued notes payable, land, due 2009, a long-term note payable of $792,000 with a maturity date of December 21, 2007 at an interest rate of the bank’s prime rate plus 0.5% (currently 8.75%) for the purchase of approximately 30 acres of land. The terms of the note payable called for interest only payable quarterly, and the balance of the principal and accrued interest due and payable upon maturity. The note is secured by the real estate purchased.

In September 2005, the Company secured a $2 million one year line of credit master construction loan that provides for draws and repayments for construction and lots. Interest is payable monthly and each draw must be repaid within one year. At December 31, the interest rate on borrowings was 7.25% per annum. Loans made on specific lots and construction is collateralized by such property and construction with interest due monthly. Mr. Wilson personally guaranteed the Loan. The Company had drawn approximately $254,000 against the loan at December 31, 2005 which was the balance owed. During May 2006, the lending institution released Mr. Wilson’s personal guarantee and extended the maturity date to April 2007. As of December 31, 2006 the balance owed on the line is zero.

The Company has a $5 million master construction line of credit that matures on January 11, 2007, used by one of its homebuilding clients. Under the agreement, the Company, as Guarantor, is subject to certain covenants. Among others, the Company must maintain a minimum tangible net worth of $2.5 million, its debt to equity ratio shall not exceed 7.5 to 1 as of the end of any calendar quarter, and Mr. Clark Wilson must remain active in the day to day business management affairs of the Company. At December 31, 2006, approximately $600,000 drawn against the line and the Company was in compliance with the above loan covenants. As discussed in subsequent events, the line of credit was replaced in February 2007, increased to $10 million and the maturity date is February 6, 2008.

F-22

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(10)   Indebtedness (continued)

In March 2006, the Company secured, from a different lending institution, a $3.0 million line of credit, development loan, maturing on March 30, 2008, at prime plus 0.50% with a minimum floor of 7.00%, and interest payable monthly. The loan is secured by property being developed into single-family home lots, totaling approximately 32.6 acres located in Williamson County, Texas. Each of the lots will be released upon payment to the bank of either 125% of the loan basis or 90% of the net sales proceeds for each lot to be released. The Company must make cumulative principal reductions in the aggregate amount of approximately $494,000 every three months in the calendar year beginning at the end of the first calendar month in which the completion date occurs, which was during July, 2006. At December 31, 2006, the Company had drawn approximately $3 million against the line of credit and repaid approximately $712,000 with a balance owed of approximately $2.3 million.

During October 2006, the Company secured a $15.5 million line of credit for the purchase and development of approximately 534 acres located in eastern Travis County and subsequently closed on the purchase of the property. The first phase of the loan is $10.2 million and covers the purchase, a portion of the first two phases of construction, offsite utilities and provides letters of credit totaling $4.3 million, required for the development of municipal utility facilities, at the bank’s prime rate plus 0.50%, and is secured by the underlying property. Loan origination fees were 1% of the $10.2 million. The debt has financial covenants which (1) require the Company to keep a debt to equity ratio of 2:1, and (2) keep liquid assets in excess of $7 million, except for 2006 and first and second quarters of 2007 in which it is required to maintain $4 million in liquid assets, which includes $2.2 million of restricted cash, in the financial institution. During February 2007, the Company obtained a release from the bank whereby its restricted cash was released, except for $315,000, and financial covenants for the third quarter of 2007 were modified requiring the Company to keep liquid assets of only $4 million. Should the Company be unable to raise additional capital, it will be in default of the bank’s covenants in 2007. As discussed in subsequent events, the Company has obtained a commitment letter from another lending source whereby the Company will refinance the existing facility. Interest is payable quarterly, commencing January 2007. Principal is payable in quarterly installments commencing 90 days after completion of construction which is projected to be during 2007. The required pay down amount under the loan is equal to 75% of gross sales price as set forth in the Company’s contracts for sales of lots. Its current projects require pay down amounts of approximately $600,000 per quarter. The purchase price of the property was approximately $8.5 million, with $2.5 million of owner financing, $3.6 million from the bank loan and cash from us of approximately $2.4 million. The Company has invested an additional amount for development of the property of approximately $1.9 million.

In December of 2006, the Company paid cash and issued notes payable, land, due 2009, a long-term note payable of $792,000 with a maturity date of December 21, 2007 at an interest rate of the bank’s prime rate plus 0.5% (currently 8.75%) for the purchase of approximately 30 acres of land. The terms of the note payable called for interest only payable quarterly, and the balance of the principal and accrued interest due and payable upon maturity. The note is secured by the real estate purchased.

As part of the purchase of 534 acres in Travis County, the Company entered into four notes payable, seller financed due 2009 and 2010, with a cumulative balance of approximately $2.5 million. The notes payable have a maturity date of October 12, 2010. Three of the notes payable with a cumulative balance of $1.9 million are at an interest rate of 7.0% and the fourth note payable issued for approximately $0.6 million is at an interest rate of the Wall Street Journal’s prime rate plus 2.0% (currently 10.25%). The terms of the notes payable call for annual principal repayments of $1.1 million in 2007, $0.3 million in 2008, $0.5 million in 2009 and $0.5 million in 2010, payable on October 12. The notes can be prepaid at anytime without penalty and is secured by the real estate purchased.

2005, $10MM, 5%, Subordinated Convertible Debt.

On December 19, 2005, the Company issued $10 million in aggregate principal amount of 5% subordinated convertible debt due December 1, 2012 to certain purchasers. The following are the key features of the subordinated convertible debt: Interest accrues on the principal amount of the subordinated convertible debt at a rate of 5% per annum, the debt is payable semi-annually on May 1 and December 1 of each year, with interest payments beginning on June 1, 2006. The subordinated convertible debt is due on December 1, 2012 and is convertible, at the option of the holder, into shares of our common stock at a conversion

F-23

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(10)   Indebtedness (continued)

2005, $10MM, 5%, Subordinated Convertible Debt (continued)

price of $2.00 per share. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. An adjustment in the conversion price is also triggered upon the issuance of certain equity or equity-linked securities with a conversion price, exercise price, or share price less than $2.00 per share. The anti-dilution provisions state the conversion price cannot be lower than $1.00 per share.

The Company may redeem all or a portion of the subordinated convertible debt after December 1, 2008 at a redemption price that incorporates a premium that ranges from 3% to 10% during the period beginning December 1, 2008 and ending on the due date. In addition, the redemption price will include any accrued but unpaid interest on the subordinated convertible debt. Upon a change in control event, each holder of the subordinated convertible debt may require us to repurchase some or all of its subordinated convertible debt at a purchase price equal to 100% of the principal amount of the subordinated convertible debt plus accrued and unpaid interest. The due date may accelerate in the event the Company commences any case relating to bankruptcy or insolvency, or related events of default. The Company’s assets will be available to pay obligations on the subordinated convertible debt only after all senior indebtedness has been paid.

The subordinated convertible debt has a registration rights agreement whereby the Company must use its best efforts to have its associated registration statement effective not later than 120 days after the closing (December 19, 2005). Further, the Company must maintain the registration statement in an effective status until the earlier to occur of (i) the date after which all the registrable shares registered thereunder shall have been sold and (ii) the second anniversary of the later to occur of (a) the closing date, and (b) the date on which each warrant has been exercised in full and after which by the terms of such Warrant there are no additional warrant shares as to which the warrant may become exercisable; provided that in either case, such date shall be extended by the amount of time of any suspension period. Thereafter the Company shall be entitled to withdraw the registration statement, and upon such withdrawal and notice to the investors, the investors shall have no further right to offer or sell any of the registrable shares pursuant to the registration statement. The registration statement filed pursuant to the registration rights agreement was declared effective by the SEC on August 1, 2006.

The Company also issued warrants to purchase an aggregate of 750,000 shares of common stock to the purchasers of the subordinated convertible debt, 562,500 shares of which were vested on June 30, 2006. The warrants were exercisable only upon the occurrence of certain events and then only in the amount specified as follows: (i) with respect to 25% of the warrant shares, on February 3, 2006 if this registration statement shall not have been filed with the SEC by such date (the Company filed a Form SB-2 registration statement on February 2, 2006); (ii) with respect to an additional 25% of the warrant shares, on April 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date; (iii) with respect to an additional 25% of the warrant shares, on May 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date; and (iv) with respect to the final 25% of the warrant shares, on June 18, 2006 if this registration statement shall not have been declared effective by the SEC by such date. Management has recorded the fair value of these warrants due to the uncertainty surrounding the timeline of getting the registration statement effected and the high probability that these warrants would be issued. The Company received notice that the shelf registration relating to these warrants was declared effective on August 1, 2006 and 562,500 of these warrants have vested and the remaining 187,500 warrants will never vest.

Wilson Holdings accounts for all derivative financial instruments in accordance with SFAS No. 133. The derivative financial instruments are recorded as liabilities in the consolidated balance sheet and measured at fair value. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement.

The convertible note is a hybrid instrument which contains both freestanding derivative financial instruments and more than one embedded derivative feature which would individually warrant separate accounting as derivative instruments under SFAS 133. The freestanding derivative financial instruments are the penalty warrants, which were initially valued individually and totaled approximately $653,000. The various embedded derivative features have been bundled together as a single, compound embedded

F-24

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(10)   Indebtedness (continued)

2005, $10MM, 5%, Subordinated Convertible Debt (continued)

derivative instrument that has been bifurcated from the debt host contract, referred to as the “single compound embedded derivatives.” The single compound embedded derivative features include the conversion feature within the convertible note, the early redemption option and the fixed price conversion adjustment. The initial value of the single compound embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which resulted in a reduction of the initial carrying amount (as unamortized discount) of the convertible note of approximately $4.4 million. The unamortized discount will be amortized using the straight-line method over the life of the convertible note, or 7 years. The penalty warrants were valued based on the fair value of the Company’s common stock on the issuance date of $1.60, using a Black-Scholes valuation model, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of the warrants of 10 years; and a 60% volatility factor. The unamortized discount is being amortized to interest expense over the 7-year life of the notes using the straight-line method.

The Company also incurred closing costs of $588,000 which included placement agent fees of $450,000, plus, reimbursement of expenses to the placement agent of $125,000, plus 750,000 fully vested warrants to purchase the Company’s common stock at $2.00 per share with a 10 year exercise period, valued at $829,000, for a total of $1.4 million, recorded as debt issuance costs, to be amortized over the 7-year life of the notes using the effective interest rate method. These warrants were valued based on the fair value of the Company’s common stock of $1.60, using a Black-Scholes valuation model, at a $2.00 exercise price, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of warrants of 10 years; and a 60% volatility factor.

Using a Black-Scholes model, the fair value of the derivative liability with single compound embedded derivatives within convertible note was computed at approximately $4.4 million as of December 31, 2005, using substantially the same assumptions as stated above. The fair value of the additional embedded derivative instruments was immaterial at December 31, 2005. The value of this single, compound embedded derivative instrument was bifurcated from the debt host contract and recorded as a derivative liability which resulted in a reduction of the initial carrying amount (as unamortized discount) to the notional amount of the convertible note.

Subordinated Convertible Note at December 31, 2006 and at December 31, 2005

	2006	2005
Notional balance	$10,000,000	10,000,000
Unamortized discount	4,287,857	5,002,500
Subordinated convertible debt balance, net of unamortized discount	$5,712,143	4,997,500

The above derivative liabilities were re-valued as of December 31, 2005 based on fair value of the Company’s common stock of $1.64, using an independent valuation, and substantially the same assumptions stated above. This resulted in a loss on fair value of derivative liabilities and an increase in the derivative liabilities by approximately $173,000.

During the first six months ended June 30, 2006, the derivative liabilities were re-valued based on the fair value of the Company’s common stock of $2.26, using an independent valuation. These warrants were valued using a Black-Scholes valuation model, at a $2.00 exercise price, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of warrants of 10 years; and a 60% volatility factor. The valuation resulted in a loss on the fair value of the derivative liabilities and an increase in the derivative liabilities by approximately $3.6 million. During the three months ended September 30 2006, the registration statement to register the underlying shares of the subordinated convertible debt and warrants became effective.

The derivatives were revalued on the effective date, using the same assumptions above, resulting in a charge to Loss on Fair Value of Derivatives of $460,000. In accordance with EITF 00-19, the related derivative liabilities were reclassified as equity as additional paid in capital, and totaled approximately $8.6 million as of September 30, 2006.

F-25

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(10)   Indebtedness (continued)

2006, $6.75MM, 5%, Subordinated Convertible Debt

On September 29, 2006, the Company raised capital of $6.75 million in aggregate principal amount of 5% subordinated convertible debt due September 1, 2013, to certain purchasers. As of December 31, 2006, $6.75 million had been received in cash, the remaining $250,000 is a receivable from an owner of land that the Company has under option to purchase. The Company has delayed the closing of the parcel and does not expect to receive the additional $250,000. The following are the key features of the subordinated convertible debt: Interest accrues on the principal amount of the subordinated convertible debt at a rate of 5% per annum, the interest is payable semi-annually on February 1 and September 1 of each year, with interest payments beginning on February 1, 2006. The subordinated convertible debt is due on September 1, 2013 and is convertible, at the option of the holder, into shares of common stock at a conversion price of $2.00 per share. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. An adjustment in the conversion price is also triggered upon the issuance of certain equity or equity-linked securities with a conversion price, exercise price, or share price less than $2.00 per share. The anti-dilution provisions state the conversion price cannot be lower than $1.00 per share.

The Company may redeem all or a portion of the subordinated convertible debt after September 1, 2009 at a redemption price that incorporates a premium that ranges from 3% to 10% during the period beginning September 1, 2009 and ending on the due date. In addition, the redemption price will include any accrued but unpaid interest on the subordinated convertible debt. Upon a change in control event, each holder of the subordinated convertible debt may require us to repurchase some or all of its subordinated convertible debt at a purchase price equal to 100% of the principal amount of the subordinated convertible debt plus accrued and unpaid interest. The due date may accelerate in the event the Company commences any case relating to bankruptcy or insolvency, or related events of default. The Company’s assets will be available to pay obligations on the subordinated convertible debt only after all senior indebtedness has been paid.

The subordinated convertible debt has a registration rights agreements (RRA), whereby the Company must use its best efforts to have its associated registration statement effective not later than 120 days after the closing (i.e., January 27, 2007). Further, the Company must maintain the registration statement in an effective status until the earlier to occur of (i) the date after which all the registrable shares registered thereunder shall have been sold and (ii) the second anniversary of the later to occur of (a) the closing date, and (b) the date on which each warrant has been exercised in full and after which by the terms of such warrant there are no additional warrant shares as to which the warrant may become exercisable; provided that in either case, such date shall be extended by the amount of time of any suspension period. Thereafter the Company shall be entitled to withdraw the registration statement, and upon such withdrawal and notice to the investors, the investors shall have no further right to offer or sell any of the registrable shares pursuant to the registration statement.

The Company also issued warrants to purchase an aggregate of 506,250 shares of common stock to the purchasers of the subordinated convertible debt. The warrants are exercisable only upon the occurrence of certain events and then only in the amount specified as follows: (i) with respect to 25% of the warrant shares, on November 13, 2006 if the registration statement shall not have been filed with the SEC by such date (the Company filed a Form SB-2 registration statement on October 16, 2006); (ii) with respect to an additional 25% of the warrant shares, on January 27, 2007 if the registration statement shall not have been declared effective by the SEC by such date; (iii) with respect to an additional 25% of the warrant shares, on February 26, 2007 if the registration statement shall not have been declared effective by the SEC by such date; and (iv) with respect to the final 25% of the warrant shares, on March 28, 2007 if the registration statement shall not have been declared effective by the SEC by such date. Management has recorded 75% of the fair value of these warrants since it has filed the initial registration in (i) above so the first 25% of the warrants don’t vest, and due to the uncertainty surrounding the timeline of getting the registration statement effected and the high probability that the remaining warrants would be issued.

The Company accounts for all derivative financial instruments in accordance with SFAS No. 133. The derivative financial instruments are recorded as liabilities in the consolidated balance sheet and measured

F-26

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(10)   Indebtedness (continued)

2006, $6.75MM, 5%, Subordinated Convertible Debt (continued)

at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company employed an independent valuation firm to calculate the fair values of the derivatives.

The convertible note is a hybrid instrument which contains both freestanding derivative financial instruments and more than one embedded derivative feature which would individually warrant separate accounting as derivative instruments under SFAS 133. The freestanding derivative financial instruments are the penalty warrants, which were initially valued individually and totaled approximately $698,000. The penalty warrants value were based on the fair value of the Company’s common stock on the issuance date of $1.91, using a Black-Scholes approach, risk free interest rate of 4.64%; dividend yield of 0%; weighted-average expected life of the warrants of 10 years; and a 60% volatility factor.

At December 31, 2006, the penalty warrants were revalued at approximately $1.9 million based on the market value of the Company’s common stock of $6.00, using the same methodology as above with the following changes: risk free interest rate of 4.71%, weighted-average expected life of the warrants of 9.75 years, and a 45% volatility factor giving each option a fair value of $4.96. The derivative liability for contingent warrants will be increased for the increase in value and total approximately $1.2 million and a loss will be recognized.

The various embedded derivative features have been bundled together as a single, compound embedded derivative instrument that has been bifurcated from the debt host contract, referred to as the “single compound embedded derivatives”. In the analysis of the fair value of the embedded derivatives, consideration was given to the following scenarios: (1) the Company experiences an event of default on the notes and they are redeemed by the holders, (2) the

Company experiences a change in control and the notes are redeemed by the holders, (3) the notes are converted into Company stock by the holders, or (4) the notes are repurchased by the Company.

In order to consider these scenarios a decision tree was set up taking into account their likelihood of occurring, given assumptions provided by the Company.

•	In year one, there is a 30% chance of default on the notes.
•	In year two there is a 15% chance of default.
•	Thereafter, there is no chance of default on the notes.

This was broken down into approximate biannual chances of 15% in the first two periods and 7.5% in the next two biannual periods in the probability weighted cash flow model. In years four through seven, there is a 20% chance of change in control each year. This was broken down into a 10% chance of change in control per biannual period beginning after year three. It is assumed the Company would elect to repurchase the shares once the stock price reaches $4 per share after two years. If the share price reached $4 per share and the Company elected to redeem the notes, the note holders would most likely convert their notes before they could be repurchased. It is highly likely that the Company would issue new equity, but the price is not expected to drop below $2 per share which would not cause any repricing of the convertible shares.

Finally, the holders of the notes would most likely exercise the conversion feature of the notes once the share price reaches $4 per share. Given these assumptions, the possible outcomes are redemption of the notes upon default or a change in control, or a conversion of the notes into stock once a $4 per share price is reached. These percentage chances are incorporated into the embedded derivatives scenario model. In order to determine the expected time to conversion of the notes, a binomial model was used. Once this time was known, a probability weighted cash flow model was developed.

The risk-free rate was the next input required for the model. Although there is no true risk free security from which to derive a risk-free rate, we utilized Treasury securities backed by the U.S. government,

F-27

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(10)   Indebtedness (continued)

2006, $6.75MM, 5%, Subordinated Convertible Debt (continued)

which reflect minimal level of reinvestment risk. Because the contractual life of the Notes was seven years, it used the yield on the seven-year U.S. Treasury note as of the Valuation Date of 4.60%.

A proprietary binomial model was used in the valuation. The model began with a traditional binomial model based on the Cox, Ross, and Rubinstein binomial-lattice model first introduced in 1979. This model requires the same six parameters as Black- Scholes model, which are:

1. The stock price

2. The exercise price

3. The life of the option

4. The expected dividend yield

5. The risk-free rate of interest

6. The expected stock price volatility

The Cox, Ross and Rubinstein model provides an equivalent valuation for the conversion feature as the Black-Scholes model. The model was then adjusted to account for the following additional factor relevant to the conversion feature: Early exercise behavior—since investors in the notes are expected to convert when the stock price reaches $4 per share, it is likely that the notes will be converted prior to the notes due date. Given the assumptions from Management, the notes are expected to be converted into common stock after approximately four years, in the model which assumes this occurs on September 1, 2010.

Based on discussions with Management, it was assumed that the Company would have a debt rating of between CC and CCC+. Based on the analysis of 109 non-convertible bonds with maturities of between five to seven years and debt ratings of between CC and CCC+, the average yield to maturity was 11.01% as of November 3, 2006. Therefore, it elected to use 11% as an appropriate discount rate for the Company’s debt. This discount rate was incorporated into both discounted cash flow models. In order to determine the fair value for the embedded derivatives the valuation firm developed cash flow models for the embedded derivatives scenario and a normal bond scenario without embedded derivatives. The difference between the two is the fair value of the embedded derivatives. The difference between the present value of the debt with the embedded derivatives and without gives a fair value of approximately $7,739,054. The initial value of the single compound embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which resulted in a reduction of the initial carrying amount (as unamortized discount) of the convertible note of approximately $3.4 million. The unamortized discount will be amortized using the effective interest rate method over the life of the convertible note, or 7 years.

At December 31, 2006 the compound embedded derivatives were revalued using the same methodology.

The difference between the present value of the debt with the embedded derivatives and without gives a fair value of approximately $7,739,054. The initial value of the single compound embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which resulted in a reduction of the initial carrying amount (as unamortized discount) of the convertible note of approximately $3.4 million.

The Company also incurred closing costs of $140,000, including placement agent fees of $70,000, plus, reimbursement of expenses to the placement agent of $25,000, for a total of $95,000, recorded as debt issuance costs, to be amortized over the 7-year life of the notes using the effective interest rate method.

Convertible Note at December 31, and inception:

	2006	Inception
Notional balance	$6,750,000	6,500,000
Unamortized discount	4,066,267	4,110,844
Subordinated convertible debt balance, net of unamortized discount	$2,683,733	2,389,156

F-28

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(10)   Indebtedness (continued)

2006, $6.75MM, 5%, Subordinated Convertible Debt (continued)

The following is a summary of derivative liabilities:

	2006	Inception
Convertible note compound embedded derivatives	$7,462,659	3,412,500
Warrants	1,883,252	698,344
Total derivative liabilities	$9,345,911	4,110,844
(11)	Common Stock

The Company is authorized to issue 80,000,000 shares of common stock. Each common stockholder is entitled to one vote per share of common stock owned.

(12)	Common Stock Option / Stock Incentive Plan

In August 2005, the Company adopted the “Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan”, the “Stock Option Plan.” The plan contains two separate equity programs: 1) the Option Grant Program for eligible persons at the discretion of the plan administrator, be granted options to purchase shares of common stock and 2) the Stock Issuance Program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company or any parent or subsidiary. The market value of the shares underlying option issuance prior to the Merger was determined by the Board of Directors as of the grant date. This plan was assumed by Wilson Holdings, Inc. at the time of the merger of the Company and WFC. The fair value of the options granted under the plan was determined by the Board of Directors (“Board”) prior to the merger of the Company and WFC.

The Board is the plan administrator and has full authority (subject to provisions of the plan) and it may delegate a committee to carry out the functions of the administrator. Persons eligible to participate in the plan are employees, non-employee members of the Board or members of the board of directors of any parent or subsidiary.

The stock issued under the Stock Option Plan shall not exceed 1,680,478 shares. Unless terminated at an earlier date by action of the Board of Directors, the Plan terminates upon the earlier of (1) the expiration of the ten year period measured from the date the Plan is adopted by the Board or (2) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares.

The Company had 755,478 shares of common stock available for future grants under the Plan at December 31, 2006. Compensation expense related to the Company’s share-based awards during the year ended December 31, 2006, was approximately $545,000. The compensation expense for the year ended December 31, 2005, was approximately $123,000.

Before January 1, 2006, options granted to non-employees were recorded at fair value in accordance with SFAS No. 123 and EITF 96-18. These options are issued pursuant to the Plan and are reflected in the disclosures below. None of the options issued to date were vested as of December 31, 2005. The Company issued options to purchase 850,000 shares of common stock at a strike price of $2.00 per share during 2005. These options had a fair value of $1.45 per share at the grant date. The fair value of options issued in 2005 was calculated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for the year ended December 31, 2005: risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of options of 5 years; and a 60% volatility factor. Options issued during 2005 to employees had a fair value of $1.45 per share. There were no options issued before the Plan’s inception in August 2005.

During the year ended December 31, 2006, the Company issued options to purchase 555,000 shares of common stock at an average strike price of $2.16 per share. The Black-Scholes pricing model was used with the following assumptions during the year: risk free interest rate of 4.25%-4.75%; dividend yield of 0%; weighted-average expected life of options of 5 years; and a 60% volatility factor.

F-29

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(12)   Common Stock Option / Stock Incentive Plan (continued)

A summary of activity in common stock options for the years ended December 31, 2006 and 2005 are as follows:

	Shares	Range of Exercise Prices	Weighted-Average Exercise Price
Options granted at plan inception	850,000	$2.00	$2.00
Options exercised	-	-	-
Options forfeited	(70,000)	$2.00	$2.00
Options outstanding, December 31, 2005	780,000	$2.00	$2.00
Options granted	555,000	$2.00 - $2.26	$2.16
Options exercised	-	-	-
Options forfeited	(410,000)	$2.00 - $2.26	$2.03
Options outstanding, December 31, 2006	925,000	$2.00 - $2.26	$2.17
Add: Available for issuance	755,478
Total available under plan	1,680,478

The following is a summary of options outstanding and exercisable at December 31, 2006:

Outstanding			Vested and Outstanding
Number of Shares Subject to Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Vested Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
925,000	8.2	$2.17	418,333	6.9	$2.04

At December 31, 2006, there was approximately $605,000 of unrecognized compensation expense related to unvested share-based awards granted under the Company’s stock option plan. That expense is expected to be recognized over a weighted-average period of 3.5 years. In February 2007, the Company’s Board approved a 819,522 share increase in the number of shares issuable pursuant to its option plan for a total of 2.5 million shares issuable under the plan. This increase will be effective when approved by the Company’s shareholders.

(13)	Employee Benefits

In 2006, the Company instituted a defined contribution plan under section 401(k) of the Internal Revenue Code. The plan allows all employees who are over 21 years old to defer a predetermined portion of their compensation for federal income tax purposes. The Company will contribute up to fifty percent of an employees’ contribution to the plan up to 6% of their contribution subject to Internal Revenue Service limitations. During 2006, the Company contributed approximately $13,000 to the employee defined contribution plan.

F-30

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(14)   Quarterly Results (Unaudited)

The following tables set forth selected quarterly consolidated statements of operations information for the years ended December 31 2006 and 2005.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 30,
	2005	2005	2005	2005	2006	2006	2006	2006
Revenues:	(In ,000s, except per share data)
Homebuilding and related services	$-	-	-	-	417	2,285	1,483	1,033
Land sales	-	-	255	-	616	50	414	437
Total revenues	-	-	255	-	1,033	2,335	1,897	1,470
Cost of revenues:
Homebuilding and related services	-	-	-	-	332	1,893	1,256	866
Land sales	-	-	115	-	327	24	273	446
Total cost of revenues	-	-	115	-	659	1,917	1,529	1,312
Gross profit:
Homebuilding and related services	-	-	-	-	85	392	227	167
Land sales	-	-	140	-	289	26	140	(9)
Total gross profit	-	-	140	-	374	418	367	158
Costs and expenses:
Corporate general and administration	1	65	369	765	990	1,211	1,168	983
Sales and marketing	-	7	105	113	129	229	282	177
Total costs and expenses	1	72	474	878	1,119	1,441	1,450	1,160
Operating loss	(1)	(72)	(334)	(878)	(745)	(1,022)	(1,083)	(1,002)
Other income (expense):
Loss on fair value of derivatives	-	-	-	(173)	(345)	(2,588)	(460)	(5,077)
Interest and other income	-	8	36	56	97	109	54	30
Interest expense	-	(16)	(128)	(213)	(514)	(558)	(570)	(718)
Total other expense	-	(8)	(92)	(330)	(763)	(3,037)	(976)	(5,765)
Net loss	$(1)	(80)	(426)	(1,208)	(1, 508)	(4,059)	(2,059)	(6,767)
Basic and diluted loss per share	$-	(0.02)	(0.04)	(0.16)	(0.08)	(0.23)	(0.12)	(0.38)
Basic and diluted weighted average common shares outstanding	-	3,333,333	10,000,000	17,689,252	17,706,625	17,706,625	17,706,625	17,726,026
(15)	Subsequent Events

On February 6, 2007, the Company’s board of director’s approved the increase in the Company’s stock option pool in the amount of 819,522 shares for an aggregate of 2.5 million shares issuable under the plan. This increase will be effective upon approval of the Company’s shareholders. Additionally, the Compensation Committee approved the granting of approximately 400,000 stock options to certain of its employees. The stock options will have three year vesting and are contingent upon completion of a successful capital raise in 2007. The exercise price of the options will be based on the offering price of the Company’s common stock in such financing. The Company is in the process of engaging a compensation consultant to assist its Compensation Committee in determining appropriate equity incentive grants for its executive officers and directors in 2007.

On February 13, 2007 the Company refinanced its land obligation on a land loan of approximately $6.2 million. The amount of the new loan is approximately $7.2 million with 12.5% interest annually, a maturity of two years with monthly interest only payments and the note is renewable for an additional year for a 1% loan fee. The loan is secured by the underlying land.

On February 9, 2007, the Company obtained a commitment letter to refinance a land loan of approximately $792,000. The new note is a facility for land and development of approximately $3 million. The interest rate is 3% over the prime rate with a term of 24 months, with two six month extension options with monthly interest payments. The amount actually loaned is based on 75% of the costs incurred or 75% of total appraised value. The loan is collateralized by the underlying land.

F-31

Wilson Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

(15)   Subsequent Events (continued)

On February 6, 2007, the Company obtained a $10.0 million master construction line of credit maturing February 6, 2008, interest payable monthly at prime plus 0.5%. The loan is for land and home construction. The Company is required to keep $2.5 million of tangible net worth and the ratio of debt to equity may not exceed 7.5 to 1 as of the end of any calendar quarter.

On February 9, 2007 the Company obtained a $1.9 million land development loan, maturing February 9, 2010, interest payable monthly at prime plus 0.5%. The loan will be repaid as finished lots are sold.

F-32

WILSON HOLDINGS, INC.
Consolidated Balance Sheets
As of March 31, 2007 and December 31, 2006
	(Unaudited)
	March 31,	December 31,
ASSETS
Cash and cash equivalents	$4,410,427	2,673,056
Restricted cash	-	2,192,226
Inventory
Land	21,018,435	20,735,131
Construction in progress	10,655,470	10,020,847
Total inventory	31,673,905	30,755,978
Other assets	393,842	196,195
Issuance costs	1,700,357	1,458,050
Equipment and software, net of accumulated depreciation and amortization of $57,366 and $46,538, respectively	96,827	97,956
Total assets	38,275,358	37,373,461

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	391,326	1,376,117
Accrued real estate taxes payable	567,023	454,764
Accrued liabilities and expenses	550,179	529,090
Accrued interest	361,984	302,555
Deferred revenue	11,223	11,223
Lines of credit	1,962,102	6,436,706
Notes payable	16,807,243	9,466,621
Notes payable, related party	279,800	279,800
Subordinated convertible debt, net of $3,638,966 and $8,196,014 discount, respectively	13,111,034	8,395,876

Derivative liability, convertible note compound embedded derivative	-	7,462,659
Derivative liability, contingent warrants issued to subordinated convertible debt holders	-	1,883,252
Total liabilities	34,041,914	36,598,663

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value, 100,000,000 and 80,000,000 shares authorized, 18,055,538 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	18,056	18,056
Additional paid in capital	12,271,497	16,809,885
Retained deficit	(8,056,109)	(16,053,143)
Total stockholders' equity	4,233,444	774,798
Total liabilities and stockholders' equity	$38,275,358	$37,373,461

See accompanying notes to the consolidated financial statements.

F-33

WILSON HOLDINGS, INC.
Consolidated Statements of Operations
For the Three Months Ended March 31, 2007 and 2006
(Unaudited)

	2007	2006
Revenues:
Homebuilding and related services	$797,506	$417,000
Land sales	969,729	616,000
Total revenues	1,767,235	1,033,000

Cost of revenues:
Homebuilding and related services	636,139	331,790
Land sales	842,154	327,296
Total cost of revenues	1,478,293	659,086

Gross profit:
Homebuilding and related services	161,367	85,210
Land sales	127,575	288,704
Total gross profit	288,942	373,914

Costs and expenses:
Corporate general and administration	998,332	990,226
Sales and marketing	73,593	129,082
Total costs and expenses	1,071,925	1,119,308
Operating loss	(782,983)	(745,394)
Other income (expense):
Loss on fair value of derivatives	-	(345,000)
Interest and other income	47,857	96,955
Interest expense	(619,015)	(514,471)
Total other expense	(571,158)	(762,516)
Net loss	$(1,354,141)	$(1,507,910)

Basic and diluted loss per share	$(0.07)	$(0.09)

Basic and diluted weighted average common shares outstanding	18,055,538	17,706,625

See accompanying notes to the consolidated financial statements.

F-34

WILSON HOLDINGS, INC.
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2007 and 2006
(Unaudited)

	2007	2006
Cash flows from operating activities:
Net loss	$(1,354,141)	$(1,507,910)
Non cash adjustments:
Loss on fair value of derivatives	-	345,000
Amortization of convertible debt discount	142,484	178,661
Amortization of debt issuance costs	59,076	53,051
Stock-based compensation expense	39,550	81,816
Depreciation and amortization	57,366	12,665
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in total inventory	(917,927)	(5,197,115)
Increase (decrease) in other assets	(197,647)	13,753
(Decrease) increase in accounts payable	(984,791)	1,659,104
Increase in real estate taxes payable	112,259	-
Increase in accrued liabilities and expenses	21,089	152,554
Increase in accrued interest	59,429	213,402
Net cash used in operating activities	(2,963,253)	(3,995,019)
Cash flows from investing activities:
Purchase of fixed assets	(56,237)	(151,119)
Net cash (used) in investing activities	(56,237)	(151,119)
Cash flows from financing activities:
Decrease in restricted cash	2,192,226	-
Issuances (repayments) of notes payable, net	7,340,622	(687,014)
(Repayments) advances on lines of credit, net	(4,474,604)	2,413,317
Cash paid issuance costs	(301,383)	(47,065)
Net cash provided by financing activities	4,756,861	1,679,238
Net increase (decrease) in cash and cash equivalents	1,737,371	(2,466,900)
Cash and cash equivalents at beginning of period	2,673,056	10,019,816
Cash and cash equivalents at end of period	$4,410,427	$7,552,916

Cash paid for interest	$562,689	$90,165
Cash paid for income taxes	$-	$-

See accompanying notes to the consolidated financial statements.

F-35

WILSON HOLDINGS, INC.
Consolidated Statement of Stockholders’ Equity
For the Three Months Ended March 31, 2007

	(Unaudited)
	Common Stock
	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total
Balances at December 31, 2006	18,055,538	$18,056	$16,809,885	$(16,053,143)	$774,798
Cumulative adjustment for the adoption of new accounting method	-	-	$(4,577,938)	$9,351,175	4,773,237
Stock-based compensation expense	-	-	39,550	-	39,550
Net loss	-	-	-	(1,354,141)	(1,354,141)
Balances at March 31, 2007	18,055,538	$18,056	$12,271,497	$(8,056,109)	$4,233,444

See accompanying notes to the consolidated financial statements.

F-36

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(1)            Organization and Business Activity

Wilson Holdings, Inc., (the “Company”) is a Nevada corporation formerly known as Cole Computer Corporation, a Nevada corporation. Effective October 11, 2005 pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc., a Delaware corporation and a majority of its stockholders, Wilson Acquisition Corp., a Delaware corporation and now, a Subsidiary of the Company and Wilson Family Communities, Inc., a Delaware corporation (“WFC”), Wilson Acquisition Corp. and WFC merged and WFC became a wholly-owned Subsidiary of the Company.

The consolidated financial statements and the notes of the Company as of March 31, 2007 and for the three months ending March 31, 2007 and 2006 have been prepared by management without audit, pursuant to rules and regulations of the Securities Exchange Commission and should be read in conjunction with the December 31, 2006 audited financials statements contained in the Company’s Form 10-KSB, filed February 16, 2007. In the opinion of management, all normal, recurring adjustments necessary for the fair presentation of such financial information have been included. The preparation of financials statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.

(2)           Summary of Significant Accounting Policies

    (a)        Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate.” Revenues from land development services to builders are recognized when the properties associated with the services are sold, when the risks and rewards of ownership are transferred to the buyer and when the consideration has been received, or the title company has processed payment. For projects that are consolidated, homebuilding revenues and services will be categorized as homebuilding revenues and revenues from property sales or options will be categorized as land sales.

    (b)        Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

The Company has estimated and accrued liabilities for real estate property taxes on its purchased land in anticipation of development, and other liabilities including the beneficial conversion liability, the fair value of warrants and options. To the extent that the estimates are dramatically different to the actual amounts, it could have a material effect on the financial statements.

The Company has three of its properties that are in Municipal Utility Districts (MUDs). The Company incurs development costs for water, sewage lines and associated treatment plants and other development costs and fees for these properties. Under the agreement with the MUDs, the Company expects to be reimbursed partially for the above developments costs. The MUDs will issue bonds to repay the Company, once there is enough assessed value on the property for the MUD taxes to repay the bonds. As homes are sold within the MUD, the assessed value increases. It can take several years before there is enough assessed value to recapture the costs. The Company has estimated that it will recover approximately 50% to 70% of eligible costs spent. In some circumstances, the MUDs will pay for property set aside for the preservation of endangered species, greenbelts and similar uses. To the extent that the estimates are dramatically different to the actual amounts, it could have a material effect on the financial statements.

F-37

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

 (2)            Summary of Significant Accounting Policies (Continued)

    (c)        Adoption of New Accounting Pronouncements

In January 2007, the Company adopted FASB Staff Position (FSP) No. EITF 00-19-2, (“FSP EITF 00-19-2”), Accounting for Registration Payment Arrangements. This addresses an issuer’s accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The guidance in No. EITF 00-19-2 amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This pronouncement shall be effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this pronouncement, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years.

The cumulative effect of the re-characterization of the derivative liabilities is shown in the table below:

	As filed December 31, 2006	Cumulative effect of re-characterization of derivative liabilities	Net effect of re-characterization
LIABILITY ACCOUNTS
Subordinated convertible debt, net of discount, respectively	$8,395,876	4,572,674	12,968,550
Derivative liability, convertible note compound embedded derivative	7,462,659	(7,462,659)	-
Derivative liability, contingent warrants issued to subordinated convertible debt holders	1,883,252	(1,883,252)	-
Total debt, net of discount and derivative liabilities	17,741,787	(4,773,237)	12,968,550
STOCKHOLDERS' EQUITY ACCOUNTS
Common stock	18,056	-	18,056
Additional paid in capital	16,809,885	(4,577,938)	12,231,947
Retained deficit	(16,053,143)	9,351,175	(6,701,968)
Total stockholders' equity	$774,798	4,773,237	5,548,035

    (d)        Subordinated Convertible Debt

The subordinated convertible debt and the related warrants have been accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” EITF 00-27, “Application of issue 98-5 to Certain Convertible Instruments”, EITF 05-02 “Meaning of ‘Conventional Convertible Debt Instrument’ in Issue No. 00-19”, and EITF 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19” updated with FSP EITF 00-19-2”, Accounting for Registration Payment Arrangements.

F-38

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(2)            Summary of Significant Accounting Policies (Continued)

    (e)         Loss per Common Share

Earnings per share is accounted for in accordance with SFAS No. 128, “Earnings per Share,” which require a dual presentation of basic and diluted earnings per share on the face of the statements of earnings. Basic loss per share is based on the weighted effect of common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding.

The Company has issued stock options, warrants convertible into shares of common stock. These shares and warrants have been excluded from loss per share at March 31, 2007 and 2006 because the effect would be anti-dilutive as summarized in the table below:

	2007	2006
Stock options	735,000	910,000
Common stock warrants	1,157,187	750,000
Subordinated convertible debt warrants	1,892,187	750,000
Total	3,784,374	2,410,000

(3)           Liquidity and Capital Resources

Liquidity

At March 31, 2007 the Company had approximately $4.4 million in cash and cash equivalents. The Company plans on investing approximately $23 million for the purchase of land, installment payments, options fees and development costs over the next twelve months. This includes the development of land including the installation of water and wastewater infrastructure, streets and common areas. It intends to and expects to purchase or obtain options to purchase additional acreage for development and additional finished lots for sale. The Company is actively seeking additional debt financing and expects to finance approximately $16 million of the $23 million. The Company intends to repay the loans through a combination of cash generated from lot and land sales.

The Company plans to exercise a land option on the Bohl’s tract of approximately $7.2 million in May 2007. Additionally the Company plans to enter the homebuilding business effective June 2007.

The Company’s growth will require substantial amounts of cash for earnest money deposits, land purchases, development costs, interest payments and to enter the homebuilding business. Until it begins to sell an adequate number of lots and homes to cover monthly operating expenses, sales, marketing, general and administrative costs will deplete cash.

To maintain its liquidity, the Company has financed the majority of its land and development activities with debt and equity, and believes it can continue to do so in the future, through a combination of conventional and subordinated convertible debt, joint venture financing, sales of selected lot positions, sales of land and lot options, and by raising additional equity.

Land comprises the majority of the Company’s assets, which could suffer devaluation if the housing and real estate market suffers a significant downturn, due to interest rate increases or other reasons. The Company’s debt might then be called, requiring liquidation of assets to satisfy its debt obligations or the use of its cash. A significant downturn could also make it more difficult for the Company to liquidate assets, to raise cash and pay off debts, which could have a material adverse effect upon it.

Capital Resources

The Company has raised approximately $16.8 million of subordinated convertible debt. At March 31, 2007, the Company had $10 million line of credit for land and homebuilding that is unused. It had outstanding notes payable and lines of credit of approximately $19 million. The Company has filed a Registration Statement on Form S-1 for the public offering of 5,000,000 shares of its common stock at $3.25 per share. The Registration statement has not yet been declared effective by the Securities and Exchange Commission and there is no guarantee that the Company will consummate the transaction.

F-39

 WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(4)           Inventory

The Company’s land inventory includes real estate held for sale or under development and earnest money on land purchase options. Construction in progress includes development costs, prepaid development costs, and development costs on land under option but not yet owned.

Earnest money deposits for land costs and development costs on land under option, not owned, totaled $451 thousand at March 31, 2007 and December 31, 2006, all of which is non-refundable if the Company does not exercise the option and purchase the land.

As of March 31, 2007 it had approximately 2,442 acres of land with approximately 731 acres under development and construction in Hays County, Travis County and Williamson County, Texas.

Below is a summary of the property that is owned or under contract by the Company at March 31, 2007:

Property	Approximate Acreage	Approximate Owned Acreage	Approximate Acreage Under Option	Land and Project Costs at March 31, 2007 In thousands	Approximate Acreage under Development	Texas County
Rutherford West	682	682	n/a	$12,100	682	Hays
Highway 183	15	15	n/a	379	-	Travis
Georgetown Village	692	79	583	5,749	49	Williamson
Villages of New Sweden	534	534	-	10,093	-	Travis
Elm Grove	91	30	61	1,810	-	Hays
Bohls Ranch	428	-	428	1,113	-	Travis
Other land projects	-	-	-	52	-
Sub-total land	2,442	1,340	1,072	31,296	731
Homebuilding inventory	-	-	-	378	-
Total inventory	2,442	1,340	1,072	$31,674	731

At December 31, 2006, it had approximately 2,430 acres of land under contract, including 749 acres under development and construction in Hays County, Travis County and Williamson County, Texas.

Below is a summary of the property that is owned or under contract by the Company at December 31, 2006:

Property	Approximate Acreage	Approximate Owned Acreage	Approximate Acreage Under Option	Land and Project Costs at December 31, 2006 In thousands	Approximate Acreage under Development	Texas County
Rutherford West	697	697	n/a	$11,251	697	Hays
Highway 183	15	15	n/a	377	-	Travis
Georgetown Village	665	52	613	5,342	52	Williamson
Villages of New Sweden	534	534	-	10,120	-	Travis
Elm Grove	91	30	61	1,755	-	Hays
Bohls Ranch	428	-	428	1,011	-	Travis
Other land projects	-	-	-	52
Sub-total land	2,430	1,328	1,102	29,908	749
Homebuilding inventory	-	-	-	848	-
Total inventory	2,430	1,328	1,102	$30,756	749

The land costs in the above projects are Rutherford West, approximately $9.3 million, Highway 183 is all land, Georgetown Village, approximately $1.5 million and Elm Grove, approximately $1.3 million. All other land and project costs for listed properties are associated with earnest money deposits, feasibility and development.

Other land projects in the above table are associated with earnest money, feasibility and development.

F-40

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(5)           Consolidation of Variable Interest Entities

The Company exercises significant influence over, but holds no controlling interest in our homebuilder clients. It bears the majority of the rewards and risk of loss. At December 31, 2006 and March 31, 2007, the Company determined it was the primary beneficiary in certain homebuilder agreements as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities” (VIEs), that it has a significant, but less than controlling, interest in the entities. The results of these clients have been consolidated into its financial statements.

Below is a summary of the effect of the consolidation of these entities for the three months ended March 31, 2007:

	Three Months Ended March 31, 2007
	WFC	VIEs		Consolidating entries	Consolidated
Revenues	1,033,540	797,506	(a)	(63,811)	1,767,235
Expenses
Cost of Revenues	842,154	699,950	(a)	(63,811)	1,478,293
General, administrative, sales and marketing	991,724	80,201			1,071,925
Costs and expenses before interest	1,833,878	780,151		(63,811)	2,550,218
Operating income/(loss)	(800,338)	17,355		-	(782,983)

(a) Eliminates WFC revenues in VIE expenses, eliminates VIE expenses in WFC.

Below is a summary of the effect of the consolidation of these entities for the three months ended March 31, 2006:

	Three Months Ended March 31, 2006
	WFC	VIEs		Consolidating entries	Consolidated
Revenues	797,962	417,000	(a)	(181,962)	1,033,000
Expenses
Cost of revenues	472,807	368,241	(a)	(181,962)	659,086
General, administrative, sales and marketing	1,008,149	72,341	(b)	38,818	1,119,308
Costs and expenses before interest	1,480,956	440,582		(143,144)	1,778,394
Operating income/(loss)	(682,994)	(23,582)		(38,818)	(745,394)

(a) Eliminates WFC revenues in VIE expenses, eliminates VIE expenses in WFC.
(b) Loss of VIEs.

(6)        Operating and Reporting Segments

The Company has two reporting segments: Homebuilding and Related Services, and Land Sales. The Company’s reporting segments are strategic business units that offer different products and services. The homebuilding and related services segment includes home sales and services provided to homebuilders. The Company does not build or sell homes but is required to consolidate its homebuilder services clients per FIN 46(R), (Note 5). The Company identifies the clients it consolidates as “VIEs”. Land sales consist of land in various stages of development sold, including finished lots. The Company eliminates land sales to its homebuilder clients. The Company charges identifiable direct expenses and interest to each segment and allocates corporate expenses and interest based on an estimate of each segment’s relative use of those expenses. Depreciation expense is included in selling, general and administrative and is immaterial.

F-41

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(6)        Operating and Reporting Segments (Continued)

The following table presents segment operating results before taxes for the three months ended March 31, 2007 and 2006:

	2007			2006
	Homebuilding and Related Services	Land Sales	Total	Homebuilding and Related Services	Land Sales	Total
Revenues from external customers	$797,506	969,729	1,767,235	417,000	616,000	1,033,000
Costs and expenses:
Cost of revenues	636,139	842,154	1,478,293	331,790	327,296	659,086
Selling, general and administrative	637,574	434,351	1,071,925	781,985	337,323	1,119,308
Loss on fair value of derivatives	-	-	-	-	345,000	345,000
Interest & other income	(25,911)	(21,946)	(47,857)	(53,330)	(43,625)	(96,955)
Interest expense	172,129	446,886	619,015	294,514	219,957	514,471
Total costs and expenses	1,419,931	1,701,445	3,121,376	1,354,959	1,185,951	2,540,910
Loss before taxes	$(622,425)	(731,716)	(1,354,141)	(937,959)	(569,951)	(1,507,910)
Segment Assets	$3,908,727	34,366,631	38,275,358	6,327,285	19,621,397	25,948,682
Capital expenditures	$56,237	-	56,237	151,119	-	151,119

 (7)           Related Party Transactions

In March of 2005, some of the trusts belonging to the Wilson family purchased a note for approximately $280 thousand from a third party that is secured by approximately 15 acres of land. At the time of purchase, the terms of the note payable to the trusts belonging to family members of Clark Wilson remained the same at 8% per annum but the maturity date was changed from October 7, 2005 to April 4, 2006 when the entire principal and interest would be due and payable. On March 29, 2006, the note was extended for two years, changing the maturity date to April 4, 2008 (Note 10).

In 2005, WFC obtained a line of credit of $2 million that was personally guaranteed by Mr. Wilson. The personal guarantee was released during May 2006.

During the twelve months ended December 31, 2006, Mr. Wilson’s brother provided services to the Company for which he was paid approximately $20 thousand. These services were primarily related to the development of information systems for the Company. Management believes that these services were provided at fair market value.

Issuance of Convertible Debt

As part of the December 2005 subordinated convertible debt issuance discussed in Note 10, an existing common stock investor purchased $800 thousand of the $10 million of subordinated convertible debt that was issued. As part of the subordinated convertible debt 2006 discussed in Note 10, existing common stock investors purchased $1.0 million of the $6.75 million subordinated convertible debt that was issued.

In connection with the placement of an additional $6.75 million of the Company’s convertible promissory notes in September 2006, it entered into an additional agreement with Tejas Securities Group, Inc. pursuant to which Tejas served as the Company’s Placement Agent in connection with the offering. Pursuant to this agreement, the Company paid Tejas commissions of $70 thousand and reimbursed the Placement Agent for its expenses. John J. Gorman is the Chairman of the Board of the Placement Agent and of Tejas Incorporated (Tejas), the parent company of the Placement Agent. Mr. Gorman is the beneficial owner of 4,088,963 shares of our common stock. Clark N. Wilson, who serves as our President and Chief Executive Officer and is a director of the Company, has served on the board of directors of Tejas Incorporated, since October 1999, and is compensated for such service. Mr. Wilson owns 1,000 shares of Tejas Incorporated common stock and options to purchase an additional 60,000 shares of common stock. Our largest stockholder, who is also our President and Chief Executive Officer, will continue to control our company.

F-42

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(7)           Related Party Transactions (Continued)

Barry A. Williamson is a member of our Board of Directors and, until January 31, 2006 was a member of the Board of Directors of Tejas Incorporated, the parent company of our Placement Agent for the sale of our convertible notes. Mr. Williamson was re-appointed to the Board of Directors of Tejas Incorporated in November 2006.

In September 2006, the Company entered into an agreement to lease approximately 5,000 square feet for its corporate offices, which it began occupying on October 1, 2006. The lease requires monthly payments of approximately $6,042 per month for 36 months. The lease is with an affiliate of Tejas Incorporated. The Company believes that the lease is at fair market value for similar space in the Austin, TX commercial real estate market.

In September 2006, the Company’s CEO purchased $250 thousand of subordinated convertible debt under the same terms and conditions as the others participating in the issuance (Note 10).

In December 2006, Tejas Securities Group, Inc. exercised 535,000 warrants that were exercisable at $2.00 per share, in a cashless exercise netting the warrant holder 348,913 shares of common stock.

 (8)           Commitments and Contingencies

Options Purchase Agreements

In order to ensure the future availability of land for development and homebuilding, the Company plans to enter into lot-option purchase agreements with unaffiliated third parties. Under the proposed option agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or a percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land. In order for the Company to start or continue the development process on optioned land, it may incur development costs on land it does not own, before it exercises its option agreement. At March 31, 2007 and December 31, 2006, the Company had capitalized development costs of $1.1 million and $2.5 million, respectively, all of which is non-refundable if the Company does not exercise the option and purchase the underlying land.

In December 2006, the Company made a non-refundable payment of $15 thousand and entered into an option to purchase Green Builders, Inc. Under the purchase option agreement, the Company has a two year exclusive right to purchase Green Builders, Inc. at the fair market value on the date of the exercise of the option by the Company or, if the parties are unable to agree on the fair market value, at a price that will be based on an independent valuation of Green Builders, Inc. as of the date of exercise of the option by the Company.

During the three months ended March 31, 2007 and the year ended December 31, 2006, Green Builders, Inc. was a homebuilding services customer of the company. There was no revenue from homebuilding related services during the three months ended March 31, 2007, and $1.8 million for the year ended December 31, 2006. The pro forma results of the acquisition of Green Builders, Inc. are not expected to be material as the financial results of Green Builders, Inc. are already consolidated under FIN 46(R) as the Company is deemed to be a primary beneficiary.

Non-Compete

Clark Wilson, the Company’s chief executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which the Company plan to do business, including the Central Texas region, as well as in any other county in the United States in which J.M. Peters Company conducts business.

The stated term of the covenant not to compete is five years from the date his employment terminated, for certain enumerated counties in Texas, including the counties in and around Austin, Dallas, Houston and San Antonio, Texas, and for three years for certain other counties in the United States, beginning on the date Mr. Wilson’s employment with Capital Pacific terminated, which occurred in 2002. The covenant not to compete relates to the business of building homes and not the purchase and sale of real estate as contemplated by us. In the Company’s opinion, its current activities do not violate the terms of the covenant and it does not intend to engage in

F-43

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(8)           Commitments and Contingencies (Continued)

Options Purchase Agreements (continued)

homebuilding activities until the covenant terminates in June of 2007. The Company’s consolidation of its homebuilding clients required under certain reporting requirements, specifically FIN 46(R) should not be construed as a legal merger of the entities. If J. M. Peters determines that these activities do violate the covenant, and if that determination results in a claim, the Company will likely incur material legal costs as a result.

The Company is not aware of any material pending legal proceedings, or other litigation incidental to our business, which would have a material adverse affect, to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

Lease Obligations

In September 2006, the Company entered into an agreement to lease approximately 5,000 square feet for its corporate offices, which it began occupying on October 1, 2006. The lease requires monthly payments of approximately $6,042 per month for 36 months. The Company also has other office equipment leases. The Company’s future minimum lease payments are as follows:

	2007	2008	2009	2010	2011	Thereafter
Lease obligations	$105,106	134,676	81,287	3,548	240	-

Severance Agreement

During 2006, the Company entered into an employment agreement with Mr. Daniel Allen, Chief Financial Officer. The employment agreement provided for payment of severance benefits where the termination is without “cause”. The severance benefits included payment of one year of base salary; continue to provide health benefits for a period of twelve months, and acceleration of vesting of stock options issued to him. Mr. Allen involuntarily resigned from the Company effective November 9, 2006. Effective November 9, 2006 the Company has continued to pay for Mr. Allen’s salary and benefits. At March 31, 2007 and December 31, 2006, the Company had approximately $130 thousand and approximately $180 thousand, respectively, accrued for this contingency.

Employment Agreements with Executive Officers

On February 14, 2007, the Company entered into an employment agreement with Clark N. Wilson, its President and Chief Executive Officer. In the event of the involuntary termination of Mr. Wilson’s service with the Company, the agreement provides for monthly payments equal to Mr. Wilson’s monthly salary payments to continue for 12 months. The agreement contains a provision whereby Mr. Wilson is not permitted to be employed in any position in which his duties and responsibilities comprise residential land development and homebuilding in Texas or in areas within 200 miles of any city in which the Company is conducting land development or homebuilding operations at the time of such termination of employment for a period of one year from the termination of his employment, if such termination is voluntary or for cause, or involuntary and in connection with a corporate transaction.

On February 14, 2007, the Company entered into an employment agreement with Arun Khurana, its Chief Financial Officer. The agreement contains a provision whereby Mr. Khurana is not permitted to be employed in any position in which his duties and responsibilities comprise residential land development and homebuilding in Texas or in areas within 200 miles of any city in which the Company is conducting land development or homebuilding operations at the time of such termination of employment for a period of one year from the termination of his employment, if such termination is voluntary or for cause, or involuntary and in connection with a corporate transaction. Mr. Khurana’s employment is not restricted as to the provision of financial and accounting services. In the event of the involuntary termination of Mr. Khurana’s service with the Company, the agreement provides for monthly payments equal to Mr. Khurana’s monthly salary payments to continue for twelve months, the continuation of his benefits (including health insurance) for twelve months, and the immediate vesting of Mr. Khurana’s options to purchase our common stock.

F-44

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

 (9)           Indebtedness

The following schedule lists the Company’s notes payable and lines of credit balances at March 31, 2007 and December 31, 2006:

In Thousands		Rate	Maturity Date	2007	2006
Line of Credit, $3 million, development	a	Prime+.50%	Mar-1-08	$1,635	2,250
Line of Credit, $15.5 million, purchase and development	b	Prime+2.00%	Oct-1-08	-	3,587
Notes payable, land	e	12.50%	Mar-1-09	4,700	n/a
Notes payable, seller financed	d	7.0%	Oct. 2009/10	2,474	2,474
Line of Credit, $5 million / $10 million, land and construction	e	Prime+.50%	Feb-6-08	328	600
Notes payable, land	f	Prime+.75%	Jun-1-08	-	6,200
Notes payable, land	g	12.50%	Mar-1-09	7,300	n/a
Notes payable, development	h	Prime+.50%	Feb-1-10	1,770	n/a
Notes payable, family trust	i	8.0%	Apr-1-08	280	280
Notes payable, land, due	j	Prime+.75%	Dec-1-09	-	792
Notes payable, land and development	k	Prime+3.00%	Feb-1-09	562	n/a
2005 $10 million, Subordinated convertible notes, net of discount of $503 thousand and $4,288 thousand, respectively		5.0%	Dec-1-12	9,497	5,712
2006 $6.75 million, Subordinated convertible notes, net of discount of $3,136 and $4,066 thousand respectively		5.0%	Sep-1-13	3,614	2,684
		Total		$32,160	24,579

(a)  In March 2006, the Company secured a $3.0 million line of credit, development loan, maturing on March 30, 2008, at prime plus 0.50% with a minimum floor of 7.00%, and interest payable monthly. The loan is secured by property being developed into single-family home lots, totaling approximately 32.6 acres located in Williamson County, Texas. Each of the lots will be released upon payment to the bank of either 125% of the loan basis or 90% of the net sales proceeds for each lot to be released. The Company must make cumulative principal reductions in the aggregate amount of approximately $494 thousand every three months in the calendar year beginning at the end of the first calendar month in which the completion date occurs, which was during July 2006. At March 31, 2007, the Company had drawn approximately $3 million against the line of credit and repaid approximately $1.4 million with a balance owed of approximately $1.6 million.

(b) During October 2006, the Company secured a $15.5 million line of credit for the purchase and development of approximately 534 acres located in eastern Travis County and subsequently closed on the purchase of the property. The first phase of the loan is $10.2 million and covers the purchase, a portion of the first two phases of construction, offsite utilities and provides letters of credit totaling $4.3 million, required for the development of municipal utility facilities, at the bank’s prime rate plus 0.50%, and is secured by the underlying property. Loan origination fees were 1% of the $10.2 million. The debt has financial covenants which (1) require the Company to keep a debt to equity ratio of 2:1, and (2) keep liquid assets in excess of $7 million, except for 2006 and first and second quarters of 2007 in which it is required to maintain $4 million in liquid assets, which includes $2.2 million of restricted cash, in the financial institution. During February 2007, the Company obtained a release from the bank whereby its restricted cash was released, except for $315 thousand, and financial covenants for the third quarter of 2007 were modified requiring the Company to keep liquid assets of only $4 million. Interest is payable quarterly,

F-45

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(9)           Indebtedness (Continued)

commencing January 2007. Principal is payable in quarterly installments commencing 90 days after completion of construction which is projected to be during 2007. The required pay down amount under the loan is equal to 75% of gross sales price as set forth in the Company’s contracts for sales of lots. Its current projects require pay down amounts of approximately $600 thousand per quarter. The purchase price of the property was approximately $8.5 million, with $2.5 million of owner financing, $3.6 million from the bank loan and cash from us of approximately $2.4 million. The Company has invested an additional amount for development of the property of approximately $1.9 million. This note was refinanced and paid off in March 2007 (c). Also, as part of the purchase of 534 acres in Travis County, the Company entered into four notes payable, seller financed due 2009 and 2010, with a cumulative balance of approximately $2.5 million.

(c) In March 2007, the company replaced the $15.5 million line of credit (b) with a $4.7 million term loan maturing March 2009. The interest rate on the loan is 12.5%, with interest payable monthly. The loan has no financial covenants and is secured by the underlying property described above.

(d) As part of the purchase of 534 acres in Travis County described above, the Company entered into four notes payable, seller financed, due 2009 and 2010, with a cumulative balance of approximately $2.5 million. The notes payable have a maturity date of October 12, 2010. Three of the notes payable with a cumulative balance of $1.9 million are at an interest rate of 7.0% and the fourth note payable issued for approximately $600 thousand is at an interest rate of the Wall Street Journal’s prime rate plus 2.0%. The terms of the notes payable call for annual principal repayments of $1.1 million in 2007, $0.3 million in 2008, $500 thousand in 2009 and $500 thousand in 2010, payable on October 12. The notes can be prepaid at anytime without penalty and are secured by the real estate purchased.

(e) The Company had a $5 million master construction line of credit that matured on January 11, 2007, used by one of its homebuilding clients. Under the agreement, the Company, as Guarantor, is subject to certain covenants. Among others, the Company must maintain a minimum tangible net worth of $2.5 million, its debt to equity ratio shall not exceed 7.5 to 1 as of the end of any calendar quarter, and Mr. Clark Wilson must remain active in the day to day business management affairs of the Company. At March 31, 2007 and December 31, 2006, there was approximately $600 thousand and $328 thousand, respectively, drawn against the line and the Company was in compliance with the above loan covenants. During February 2007, the line of credit was replaced by a $10 million line of credit for land and home construction under the same terms with a maturity date of February 6, 2008.

(f) In June 2005, the Company issued notes payable of approximately $6.9 million with a maturity date of June 30, 2006 at an escalating interest rate for approximately 74% of 736 acres of land. These notes had a total balance of approximately $6.7 million at December 31, 2005. The Company reduced the principal balance through sales of acreage tracts to approximately $6.2 million and during June 2006, it refinanced the notes payable, land, with a new lender. The terms of the new loan include a $6.2 million principal balance, an interest rate indexed to the New York prime rate plus 0.75% per annum with a floor of 7.0%, a term not to exceed 24 months or June 2008, and required principal reductions of $800 thousand per quarter beginning June 12, 2007. Principal reductions from sales of the real estate are credited towards the $800 thousand per quarter requirement. This loan was refinanced in February 2007.

(g) On February 13, 2007 the Company refinanced its land obligation on a land loan of approximately $6.2 million and obtained a new loan of approximately $7.2 million to finance approximately 538 acres. The interest rate is 12.5% annually and requires monthly interest payments, with a maturity of two years and is renewable for an additional year for a 1% loan fee. The loan is secured by the underlying land.

(h) On February 9, 2007, the Company obtained a development loan of approximately $4.6 million. The loan matures on February 1, 2010 and requires quarterly interest payments and principal pay downs as lots are sold. The loan is secured by the property being developed at an interest rate of prime plus 0.50%.

(i) In October 2003, a predecessor entity of the Company exchanged notes payable of approximately $280 thousand and approximately $95 thousand in cash for approximately 15 acres of land in Travis County, Texas. Interest on the note was 8% per annum, payable quarterly with a maturity date of October 7, 2008. In March of 2005, the note was purchased by trusts belonging to some members of Clark Wilson’s family. The interest rate remained the same at 8% per annum but the maturity date changed to April 4, 2006. In March 2006, the Company renegotiated an extension on the notes payable, family trust, 8%, due April 2008. All other terms remained the same.

F-46

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(9)           Indebtedness (Continued)

(j) In December of 2006, the Company paid cash and issued notes payable, land, due 2009, a long-term note payable of $792 thousand with a maturity date of December 21, 2007 at an interest rate of the bank’s prime rate plus 0.5% (currently 8.75%) for the purchase of approximately 30 acres of land. The terms of the note payable called for interest only payable quarterly, and the balance of the principal and accrued interest due and payable upon maturity. It is secured by the real estate purchased. This note was replaced in February 2007.

(k) This property was refinanced in February 2007 with a land purchase and development loan of approximately $3.1 million. The loan matures in February 2009, with two six-month extensions, at an interest rate of prime plus 3.00%, with interest payable monthly.

In September 2005, the Company secured a $2 million one-year line of credit master construction loan that provides for draws and repayments for construction and lots. Interest is payable monthly and each draw must be repaid within one year. At December 31, the interest rate on borrowings was 7.25% per annum. Loans made on specific lots and construction is collateralized by such property and construction with interest due monthly. Mr. Wilson personally guaranteed the Loan. The Company had drawn approximately $254 thousand against the loan at December 31, 2005 which was the balance owed. During May 2006, the lending institution released Mr. Wilson’s personal guarantee and extended the maturity date to April 2007. As of March 31, 2007 the balance owed on the line is zero and the Company does not intend to replace the line at this time.

Subordinated Convertible Debt

The Company accounts for all derivative financial instruments in accordance with SFAS No. 133. Prior to 2007, derivative financial instruments were recorded as liabilities in the consolidated balance sheet and measured at fair value. The Company accounted for the various embedded derivative features as bundled together as a single, compound embedded derivative instrument that was bifurcated from the debt host contract, referred to as the “single compound embedded derivatives.” The single compound embedded derivative features include the conversion feature within the convertible note, the early redemption option and the fixed price conversion adjustment. The initial value of the single compound embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which resulted in a reduction of the initial carrying amount (as unamortized discount) of the convertible notes. The unamortized discount was amortized using the straight-line method over the life of the convertible note, or 7 years. The penalty warrants were valued based on the fair value of the Company’s common stock on the issuance date using a Black-Scholes valuation model and the unamortized discount was to be amortized as interest expense over the 7-year life of the notes using the straight-line method.

In January 2007, the Company adopted “FSP EITF 00-19-2” as discussed in Note 2.

Prior to adoption of FSP EITF 00-19-2, the uncertainty of a successful registration of the shares underlying the subordinated convertible debt, required that the freestanding and embedded derivatives be characterized as derivative liabilities. FSP EITF 00-19-2 specifically addressed the accounting for a registration rights agreement and the requirement to classify derivative instruments subject to registration rights agreements as liabilities was withdrawn. The Company re-evaluated it’s accounting for the subordinated debt transaction and determined that the liability for the penalty warrants be included in the allocation of the proceeds to the various components of the transaction according to paragraph 16 of APB Opinion No. 14, Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants. The Company also determined the notes contained a beneficial conversion feature under Issues 98-5 and 00-27, and used the effective conversion price based on the proceeds allocated to the convertible instrument to compute the intrinsic value of the embedded conversion option. The Company recalculated the discount on the convertible debt at its intrinsic value and re-characterized the freestanding and embedded derivatives as equity. The previous valuation adjustments of the derivative liabilities were reversed and the amortization of the discounts were adjusted based upon the recalculation. Per FSP EITF 00-19-2, the Company was permitted to adjust the previous amounts as a cumulative accounting adjustment.

The net effect of the change increased the net carrying amount of the subordinated convertible debt, eliminated the derivative liabilities, There was also an increase of $4.8 million in total stockholders’ equity. During the year ended December 31, 2006, the Company recognized approximately $8.5 million of loss on fair value of derivatives related to the subordinated convertible debt. Under the new FSP EITF 00-19-2 the derivatives were eliminated and hence there will no longer be gains and losses related to the current subordinated convertible debt.

F-47

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(9)           Indebtedness (Continued)

2005, $10 Million, 5%, Subordinated Convertible Debt.

On December 19, 2005, the Company issued $10 million in aggregate principal amount of 5% subordinated convertible debt due December 1, 2012 to certain purchasers. The following are the key features of the subordinated convertible debt: Interest accrues on the principal amount of the subordinated convertible debt at a rate of 5% per annum, the debt is payable semi-annually on May 1 and December 1 of each year, with interest payments beginning on June 1, 2006. The subordinated convertible debt is due on December 1, 2012 and is convertible, at the option of the holder, into shares of our common stock at a conversion price of $2.00 per share. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. An adjustment in the conversion price is also triggered upon the issuance of certain equity or equity-linked securities with a conversion price, exercise price, or share price less than $2.00 per share. The anti-dilution provisions state the conversion price cannot be lower than $1.00 per share.

The Company may redeem all or a portion of the subordinated convertible debt after December 1, 2008 at a redemption price that incorporates a premium that ranges from 3% to 10% during the period beginning December 1, 2008 and ending on the due date. In addition, the redemption price will include any accrued but unpaid interest on the subordinated convertible debt. Upon a change in control event, each holder of the subordinated convertible debt may require us to repurchase some or all of its subordinated convertible debt at a purchase price equal to 100% of the principal amount of the subordinated convertible debt plus accrued and unpaid interest. The due date may accelerate in the event the Company commences any case relating to bankruptcy or insolvency, or related events of default. The Company’s assets will be available to pay obligations on the subordinated convertible debt only after all senior indebtedness has been paid.

The subordinated convertible debt has a registration rights agreement whereby the Company must use its best efforts to have its associated registration statement effective not later than 120 days after the closing (December 19, 2005). Further, the Company must maintain the registration statement in an effective status until the earlier to occur of (i) the date after which all the registrable shares registered thereunder shall have been sold and (ii) the second anniversary of the later to occur of (a) the closing date, and (b) the date on which each warrant has been exercised in full and after which by the terms of such Warrant there are no additional warrant shares as to which the warrant may become exercisable; provided that in either case, such date shall be extended by the amount of time of any suspension period. Thereafter the Company shall be entitled to withdraw the registration statement, and upon such withdrawal and notice to the investors, the investors shall have no further right to offer or sell any of the registrable shares pursuant to the registration statement. The registration statement filed pursuant to the registration rights agreement was declared effective by the SEC on August 1, 2006.

The Company also issued warrants to purchase an aggregate of 750,000 shares of common stock to the purchasers of the subordinated convertible debt, 562,500 shares of which were vested on June 30, 2006. The warrants were exercisable only upon the occurrence of certain events and then only in the amount specified as follows: (i) with respect to 25% of the warrant shares, on February 3, 2006 if the registration statement shall not have been filed with the SEC by such date (the Company filed a Form SB-2 registration statement on February 2, 2006); (ii) with respect to an additional 25% of the warrant shares, on April 19, 2006 if the registration statement shall not have been declared effective by the SEC by such date; (iii) with respect to an additional 25% of the warrant shares, on May 19, 2006 if the registration statement shall not have been declared effective by the SEC by such date; and (iv) with respect to the final 25% of the warrant shares, on June 18, 2006 if the registration statement shall not have been declared effective by the SEC by such date. Management has recorded the fair value of these warrants due to the uncertainty surrounding the timeline of getting the registration statement effected and the high probability that these warrants would be issued. The Company received notice that the shelf registration relating to these warrants was declared effective on August 1, 2006 and 562,500 of these warrants have vested and the remaining 187,500 warrants will never vest.

The penalty warrants were valued were based on the fair value of the Company’s common stock on the issuance date of $1.60, using a Black-Scholes approach, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of the warrants of 10 years; and a 60% volatility factor, resulting in an allocated value of approximately $613 thousand. The penalty warrants are recorded as part of the debt discount and an increase in additional paid in capital, and amortized over the 7-year life of the notes using the straight-line rate method.

F-48

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(9)           Indebtedness (Continued)

2005, $10 Millon, 5%, Subordinated Convertible Debt (continued)

The Company also incurred closing costs of $588 thousand which included placement agent fees of $450 thousand, plus, reimbursement of expenses to the placement agent of $125 thousand, plus 750,000 fully vested warrants to purchase the Company’s common stock at $2.00 per share with a 10 year exercise period, valued at $829 thousand, for a total of $1.4 million, recorded as debt issuance costs, to be amortized over the 7-year life of the notes using the straight line method. These warrants were valued based on the fair value of the Company’s common stock of $1.60, using a Black-Scholes valuation model, at a $2.00 exercise price, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of warrants of 10 years; and a 60% volatility factor.

Subordinated Convertible Note at March 31, 2007 and at December 31, 2006
	2007	2006
Notional balance	$10,000,000	10,000,000
Unamortized discount	(503,152)	(4,287,857)
Subordinated convertible debt balance, net of unamortized discount	$9,496,848	5,712,143

2006, $6.75 Milllion, 5%, Subordinated Convertible Debt

On September 29, 2006, the Company raised capital of $6.75 million in aggregate principal amount of 5% subordinated convertible debt due September 1, 2013, to certain purchasers. As of December 31, 2006, $6.75 million had been received in cash, the remaining $250 thousand is a receivable from an owner of land that the Company has under option to purchase. The Company has delayed the closing of the parcel and does not expect to receive the additional $250 thousand. The following are the key features of the subordinated convertible debt: Interest accrues on the principal amount of the subordinated convertible debt at a rate of 5% per annum, the interest is payable semi-annually on February 1 and September 1 of each year, with interest payments beginning on February 1, 2006. The subordinated convertible debt is due on September 1, 2013 and is convertible, at the option of the holder, into shares of common stock at a conversion price of $2.00 per share. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. An adjustment in the conversion price is also triggered upon the issuance of certain equity or equity-linked securities with a conversion price, exercise price, or share price less than $2.00 per share. The anti-dilution provisions state the conversion price cannot be lower than $1.00 per share.

The Company may redeem all or a portion of the subordinated convertible debt after September 1, 2009 at a redemption price that incorporates a premium that ranges from 3% to 10% during the period beginning September 1, 2009 and ending on the due date. In addition, the redemption price will include any accrued but unpaid interest on the subordinated convertible debt. Upon a change in control event, each holder of the subordinated convertible debt may require us to repurchase some or all of its subordinated convertible debt at a purchase price equal to 100% of the principal amount of the subordinated convertible debt plus accrued and unpaid interest. The due date may accelerate in the event the Company commences any case relating to bankruptcy or insolvency, or related events of default. The Company’s assets will be available to pay obligations on the subordinated convertible debt only after all senior indebtedness has been paid.

The subordinated convertible debt has a registration rights agreements (RRA), whereby the Company must use its best efforts to have its associated registration statement effective not later than 120 days after the closing (i.e., January 27, 2007). Further, the Company must maintain the registration statement in an effective status until the earlier to occur of (i) the date after which all the registrable shares registered thereunder shall have been sold and (ii) the second anniversary of the later to occur of (a) the closing date, and (b) the date on which each warrant has been exercised in full and after which by the terms of such warrant there are no additional warrant shares as to which the warrant may become exercisable; provided that in either case, such date shall be extended by the amount of time of any suspension period. Thereafter the Company shall be entitled to withdraw the registration statement, and upon such withdrawal and notice to the investors, the investors shall have no further right to offer or sell any of the registrable shares pursuant to the registration statement.

F-49

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(9)           Indebtedness (Continued)

2006, $6.75 Million, 5%, Subordinated Convertible Debt (continued)

The Company also issued warrants to purchase an aggregate of 506,250 shares of common stock to the purchasers of the subordinated convertible debt. The warrants are exercisable only upon the occurrence of certain events and then only in the amount specified as follows: (i) with respect to 25% of the warrant shares, on November 13, 2006 if the registration statement shall not have been filed with the SEC by such date (the Company filed a Form SB-2 registration statement on October 16, 2006); (ii) with respect to an additional 25% of the warrant shares, on January 27, 2007 if the registration statement shall not have been declared effective by the SEC by such date; (iii) with respect to an additional 25% of the warrant shares, on February 26, 2007 if the registration statement shall not have been declared effective by the SEC by such date; and (iv) with respect to the final 25% of the warrant shares, on March 28, 2007 if the registration statement shall not have been declared effective by the SEC by such date. Management has recorded 75% of the fair value of these warrants since it has filed the initial registration in (i) above so the first 25% of the warrants don’t vest, and due to the uncertainty surrounding the timeline of getting the registration statement effected and the high probability that the remaining warrants would be issued.

The Company also incurred closing costs of $140 thousand, including placement agent fees of approximately $70 thousand, plus, reimbursement of expenses to the placement agent of $25 thousand, for a total of $95 thousand to the placement agent, recorded as debt issuance costs, to be amortized over the 7-year life of the notes using the straight-line rate method.

The issuance of the debt resulted in an embedded beneficial conversion feature valued at approximately $2.5 million, which will be recorded as part of the debt discount and an increase in additional paid in capital, and amortized over the 7-year life of the notes using the straight-line rate method.

The penalty warrants were valued were based on the fair value of the Company’s common stock on the issuance date of $1.91, using a Black-Scholes approach, risk free interest rate of 4.64%; dividend yield of 0%; weighted-average expected life of the warrants of 10 years; and a 60% volatility factor. The allocated value of the penalty warrants totaled approximately $846 thousand and are recorded as part of the debt discount and an increase in additional paid in capital, and amortized over the 7-year life of the notes using the straight-line rate method.

Convertible Note at March 31, 2007 and December 31, 2006:

	2007	2006
Notional balance	$6,750,000	6,750,000
Unamortized discount	(3,135,814)	(4,066,267)
Subordinated convertible debt balance, net of unamortized discount	$3,614,186	2,683,733

(10)         Common Stock

The Company is authorized to issue 100,000,000 shares of common stock. Each common stockholder is entitled to one vote per share of common stock owned.

(11)         Common Stock Option / Stock Incentive Plan

In August 2005, the Company adopted the “Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan”, the “Stock Option Plan.” The plan contains two separate equity programs: 1) the Option Grant Program for eligible persons at the discretion of the plan administrator, be granted options to purchase shares of common stock and 2) the Stock Issuance Program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company or any parent or subsidiary. The market value of the shares underlying option issuance prior to the Merger was determined by the Board of Directors as of the grant date. This plan was assumed by Wilson Holdings, Inc. at the time of the merger of the Company and WFC. The fair value of the options granted under the plan was determined by the Board of Directors (“Board”) prior to the merger of the Company and WFC.

The Board is the plan administrator and has full authority (subject to provisions of the plan) and it may delegate a committee to carry out the functions of the administrator. Persons eligible to participate in the plan are employees, non-employee members of the Board or members of the board of directors of any parent or subsidiary.

F-50

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and as of December 31, 2006

(11)         Common Stock Option / Stock Incentive Plan (Continued)

The stock issued under the Stock Option Plan shall not exceed 2,500,000 shares. Unless terminated at an earlier date by action of the Board of Directors, the Plan terminates upon the earlier of (1) the expiration of the ten year period measured from the date the Plan is adopted by the Board or (2) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares.

The Company had 1,765,000 shares of common stock available for future grants under the Plan at March 31, 2007. Compensation expense related to the Company’s share-based awards for the three months ended March 31, 2007 and 2006 was approximately $82 thousand and $40 thousand, respectively.

Before January 1, 2006, options granted to non-employees were recorded at fair value in accordance with SFAS No. 123 and EITF 96-18. These options are issued pursuant to the Plan and are reflected in the disclosures below

During the three months ended March 31, 2007, the Company issued no options. During the three months ended March 31, 2006, the company issued options to purchase 210,000 shares of common stock at an exercise price of $2.00 per share. Using the Black-Scholes pricing model with the following weighted-average assumptions: risk free interest rate of 4.25%; dividend yields of 0%; weighted average expected live of options of 5 years; and a 60% volatility factor, management estimated the fair market value of the grants to be $1.20 per share. Management estimated the volatility factor based on an average of comparable companies.

A summary of activity in common stock options for the years ended December 31, 2006 and the three months ended March 31, 2007 are as follows:

	Shares	Range of Exercise Prices	Weighted-Average Exercise Price
Options outstanding, December 31, 2005	780,000	$2.00	$2.00
Options granted	555,000	$2.00 - $2.26	$2.16
Options exercised	-	-	-
Options forfeited	(410,000)	$2.00 - $2.26	$2.03
Options outstanding, December 31, 2006	925,000	$2.00 - $2.26	$2.17
Options granted	-
Options exercised	-
Options forfeited	(190,000)	$2.00 - $2.26	$2.07
Options outstanding, March 31, 2007	735,000	$2.00 - $2.26	$2.17
Add: Available for issuance	1,765,000
Total available under plan	2,500,000

The following is a summary of options outstanding and exercisable at March 31, 2007:

Outstanding			Vested and Outstanding
Number of Shares Subject to Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Vested Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
735,000	8.7	$2.07	317,500	7.7	$2.04

At March 31, 2007, there was approximately $500 thousand of unrecognized compensation expense related to unvested share-based awards granted under the Company’s stock option plan. That expense is expected to be recognized over a weighted-average period of 3.1 years. In February 2007, the Company’s Board approved a 819,522 share increase in the number of shares issuable pursuant to its option plan for a total of 2,500,000 shares issuable under the plan. This increase will be effective when approved by the Company’s shareholders.

In March 2007 the Compensation Committee approved the grant of 600,000 options to members of management pursuant to its option plan. The option grants are contingent upon the closing of our proposed public offering of shares of common stock and will be effective on the closing date thereof. The option exercise price will be based on the public offering price and will generally vest over four years.

(12)         Subsequent Events

The Company has filed a Registration Statement on Form S-1 for the public offering of 5,000,000 shares of its common stock for $3.25 per share. The Registration statement has not yet been declared effective by the Securities and Exchange Commission and there is no guarantee that the Company will consummate the transaction.

F-51

WILSON HOLDINGS, INC.

5,000,000 Shares of Common Stock

Capital Growth Financial, LLC